EXHIBIT 10.01






                    SHERBURNE COUNTY GENERATING UNIT NO. 3


                       OWNERSHIP AND OPERATING AGREEMENT



                                     among



                        NORTHERN STATES POWER COMPANY,


                   SOUTHERN MINNESOTA MUNICIPAL POWER AGENCY


                                      and


                    UNITED MINNESOTA MUNICIPAL POWER AGENCY






                                March 11, 1982

                               TABLE OF CONTENTS

                                                                          Page

                                  CHAPTER ONE

                  Definitions, Representations and Warranties

ARTICLE 1.1

           Definitions

ARTICLE 1.2

           Representations and Warranties

Section 1.2.1.         Limitations                                           9
Section 1.2.2.         NSP Representations and Warranties                    9
Section 1.2.3.         SOUTHERN MINNESOTA Representations
                       and Warranties                                       10
Section 1.2.4.         UNITED MINNESOTA Representations
                       and Warranties                                       12

                                  CHAPTER TWO

Ownership Rights and Obligations

ARTICLE   2.1

           Sale of Undivided Ownership Interests in
           Completed Portion of Sherco 3

Section 2.1.1.          Tenants in Common                                   14
Section 2.1.2.          Sale to SOUTHERN MINNESOTA                          15
Section 2.1.3.          Conditions Precedent to SOUTHERN
                        MINNESOTA Closing                                   18
Section 2.1.4.          Sale to UNITED MINNESOTA                            23
Section 2.1.5.          Conditions Precedent to UNITED
                        MINNESOTA Closing                                   26
Section 2.1.6.          Payments Prior to Closings                          31
Section 2.1.7.          Additions to Sherco Plant Site                      32
Section 2.1.8.          "As Is" Sale                                        33

ARTICLE 2.2

           Common Facilities; Additional Units on Sherco
           Plant Site.

Section 2.2.1.          Mutual Rights                                       33
Section 2.2.2.          Calculation of Joint Common
                        Facility Percentages                                33
Section 2.2.3.          Future Common Facilities                            38
Section 2.2.4.          Additional Units on Sherco Plant Site               38
Section 2.2.5.          Transfer of Certain NSP Common Facilities           39
Section 2.2.6.          Additional NSP Common Facilities Modifications      39

ARTICLE 2.3

           Alienation of Interests

Section 2.3.1.          Special Nature of Sherco 3                          40
Section 2.3.2.          Transfers to Third Parties                          40
Section 2.3.3.          Transfer to Another Participant                     43
Section 2.3.4.          Waiver of Right of Partition                        44
Section 2.3.5.          Duration of Limitations                             44
Section 2.3.6.          NSP to Remain as Project Manager                    44
Section 2.3.7.          Interest Transferred Remains
                        Subject to Adjustment                               44

CHAPTER THREE

Management and Administration


ARTICLE 3.1

           Management Committee

Section 3.1.1.          Establishment                                       45
Section 3.1.2.          Authority and Responsibility                        45

ARTICLE 3.2

           Project Manager

Section 3.2.1.          Appointment                                         46
Section 3.2.2.          Mutual Dependency                                   46
Section 3.2.3.          Authority and Responsibility                        47
Section 3.2.4.          Consultation                                        49
Section 3.2.5.          Existing Contracts                                  50
Section 3.2.6.          Standards of Conduct                                50
Section 3.2.7.          Commercial Operation Date                           50
Section 3.2.8.          Commercial Operation Date Delay                     51
Section 3.2.9.          Liability                                           51
Section 3.2.10.         Removal of NSP as Project Manager                   51

ARTICLE 3.3

           Budgets, Accounts and Payments

Section 3.3.1.          Construction Budget                                 52
Section 3.3.2.          Construction Account                                53
Section 3.3.3.          Construction Payments                               55
Section 3.3.4.          Capital Budget                                      56
Section 3.3.5.          Capital Account                                     57
Section 3.3.6.          Capital Payments                                    59
Section 3.3.7.          Operating Budget                                    60
Section 3.3.8.          Operating Account                                   61
Section 3.3.9.          Operating Costs and Payments                        62
Section 3.3.10.         Late Payments                                       65
Section 3.3.11.         Administrative and General Costs                    65
Section 3.3.12.         Project Insurance                                   65
Section 3.3.13.         Taxes                                               66
Section 3.3.14.         Books and Records                                   67
Section 3.3.15.         Management and Operating Audits                     68
Section 3.3.16.         Right to Copies                                     68
Section 3.3.17.         Confidentiality                                     69

CHAPTER FOUR

Operation

ARTICLE 4.1

           OPERATING COMMITTEE

Section 4.1.1.          Appointment                                         69
Section 4.1.2.          Authority and Responsibility                        69

ARTICLE 4.2

           DISPOSITION OF OUTPUT

Section 4.2.1.          Disposition of Output Prior to
                        Commercial Operation                                71
Section 4.2.2.          Disposition of Output After
                        Commercial Operation                                71

ARTICLE 4.3

           FUELS

Section 4.3.1.          Authority of Management Committee                   73
Section 4.3.2.          Procurement by the Project Manager                  73
Section 4.3.3.          Procurement by Other Participants                   73

ARTICLE 4.4

           OTHER OPERATING MATTERS

Section 4.4.1.          Maintenance Schedule                                76
Section 4.4.2.          Operating Emergency                                 76
Section 4.4.3.          Reactive Generation                                 77
Section 4.4.4.          Initial Training and Startup Expenses               77
Section 4.4.5.          Metering                                            78

CHAPTER FIVE

General Provisions

ARTICLE 5.1

           Defaults

Section 5.1.1.          Covenant to Perform                                 78
Section 5.1.2.          Initial Procedures                                  78
Section 5.1.3.          Payment in Event of Dispute                         79
Section 5.1.4.          Option to Abandon                                   79
Section 5.1.5.          Right to Cure Defaults                              80
Section 5.1.6.          Adjustment to Ownership Percentages
                        and Joint Common Facility Percentages               80
Section 5.1.7.          Loss of Entitlement                                 83
Section 5.1.8.          Actions to Enforce                                  83
Section 5.1.9.          NSP to Continue as Project Manager                  83

ARTICLE 5.2

           Damage or Destruction.

Section 5.2.1.          Covered by Insurance                                84
Section 5.2.2.          Not Covered by Insurance                            84

ARTICLE 5.3

           Retirement

Section 5.3.1.          Date of Retirement                                  85
Section 5.3.2.          Retirement Costs                                    85

ARTICLE 5.4

           Certain Additional Agreements

Section 5.4.1.          No Adverse Distinction                              85
Section 5.4.2.          Cooperation                                         85
Section 5.4.3.          Observers                                           86
Section 5.4.4.          Plant Tours                                         87
Section 5.4.5.          Settlement of Disputes                              87

ARTICLE 5.5

           Limitation of Liability

Section 5.5.1.          General                                             87
Section 5.5.2.          Costs Shared by Participants                        88
Section 5.5.3.          No Liability for Delays or Unavailability           88
Section 5.5.4.          No Liability for Acts of Other Participants         88
Section 5.5.5.          No Guarantee of Final Costs                         89

ARTICLE 5.6

           Miscellaneous

Section 5.6.1.          Survival                                            89
Section 5.6.2.          No Delay                                            89
Section 5.6.3.          Further Assurances                                  89
Section 5.6.4.          Governing Law                                       89
Section 5.6.5.          Notices                                             89
Section 5.6.6.          Article and Section Headings Not to Affect
                        Meaning                                             90
Section 5.6.7.          No Partnership                                      90
Section 5.6.8.          Time of Essence                                     91
Section 5.6.9.          Successors and Assigns/Binding Obligations          91
Section 5.6.10.         Counterparts                                        92
Section 5.6.11.         Computation of Undivided Ownership Percentage       92
Section 5.6.12.         Descriptions                                        92
Section 5.6.13.         Severability                                        92
Section 5.6.14.         No Third Party Beneficiary                          93
Section 5.6.15.         No Implied Waiver                                   93
Section 5.6.16.         Amendments                                          93
Section 5.6.17.         Term                                                94

                                   EXHIBITS

Exhibit A.              Description of Property Included in Unit 3

Exhibit B-1.            NSP Common Facilities
Exhibit B-2.            Joint Common Facilities
Exhibit B-3.            Future Common Facilities
Exhibit C.              Description of Sherco Plant Site
Exhibit D.              Description of Sherco 3 Site
Exhibit E.              Form of Deed
Exhibit F.              Form of Bill of Sale
Exhibit G.              Form of Release From Lien of NSP's Indenture
Exhibit H.              Easements, Rights of Way and Interests in Land
                        to be Conveyed Under Sections 2.1.2(c) and
                        2.1.4(c)
Exhibit I.              Method for Allocating Administrative and General
                        Costs to Sherco 3
Exhibit J.              Designated Lives for Rule Against Perpetuities
Exhibit K.              Form of Assignments of Contract Rights, With List
                        of Existing Contracts


         AGREEMENT, dated as of March 11, 1982, among NORTHERN STATES POWER COMPANY, a Minnesota corporation ("NSP"), SOUTHERN MINNESOTA MUNICIPAL POWER AGENCY, a municipal corporation and political subdivision of the State of Minnesota ("SOUThERN MINNESOTA"), and UNITED MINNESOTA MUNICIPAL POWER AGENCY, a municipal corporation and political subdivision of the State of Minnesota ("UNITED MINNESOTA").

WITNESSETH:

         WHEREAS, NSP is a public utility engaged, among other things, in the generation, purchase, transmission, distribution and sale of electric energy; and

         WHEREAS, SOUTHERN MINNESOTA is organized, pursuant to Minnesota Statutes, Chapter 453, to undertake, among other things, to plan, acquire, construct, finance, develop, own and operate electric generating facilities to provide an adequate, reliable and economic supply of electric power and energy to meet the present and future needs of its member municipalities; and

         WHEREAS, UNITED MINNESOTA is organized, pursuant to Minnesota Statutes, Chapter 453, to undertake, among other things, to plan, acquire, construct, finance, develop, own and operate electric generating facilities to provide an adequate, reliable and economic supply of electric power and energy to meet the present and future needs of its member municipalities; and

         WHEREAS, the Participants have determined that it is in their mutual best interest to join together in the construction, ownership, and operation of the 800 MW nominally rated coal-fired steam electric generating unit known as Sherburne County Generating Unit No. 3, currently under construction in Sherburne County, Minnesota, and to share both the costs and benefits to be realized from this project; and

         WHEREAS, the Participants hereto desire and intend (1) to provide for the sale by NSP to SOUTHERN MINNESOTA and UNITED MINNESOTA, respectively, of undivided ownership interests in Sherburne County Generating Unit No. 3 and related facilities and other properties, and
(2) to establish their respective rights and obligations with respect to the ownership, design, acquisition, construction, management, control, operation and maintenance of said generating unit and related facilities and other properties;

         NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, NSP, SOUTHERN MINNESOTA and UNITED MINNESOTA, hereby agree as follows:


                                  CHAPTER ONE

                  DEFINITIONS, REPRESENTATIONS AND WARRANTIES

         ARTICLE 1.1. DEFINITIONS The following terms, when used herein, shall have the meanings specified:

         AFUDC. Allowance for funds used during construction.

         Agreed Rate. The average of the daily prime rates published in the "Money Rates" section of The Wall Street Journal for each day of the applicable time period or such other rate as may hereafter be established by the Management Committee.

         Capacity. Electrical rating expressed in megawatts (MW) or megavolt-amperes (MvA).

         Capital Account. The Account to be established pursuant to
Section 3.3.5 hereof.

         Certificate of Need. A Certificate issued by the Minnesota Energy Agency (or its successor) which certifies that Unit 3 is needed by the Participants in the proportions contemplated by this Agreement.

         Commercial Operation Date. The date on which Sherco 3 is determined by the Management Committee to be reliable as a source of electric capacity and energy.

         Common Facilities. The Common Facilities shall consist of the NSP Common Facilities, the Joint Common Facilities and the Future Common Facilities, together with existing intangible property rights, and such additional intangible property rights as may hereafter be acquired, associated with the planning, licensing, design, construction, acquisition, completion, operation, renewal, addition, replacement, modification and disposal of any of the items included in NSP Common Facilities, Joint Common Facilities and Future Common Facilities.
Common Facilities may include, without limitation, river water intake, delivery and discharge facilities; water treatment systems; sanitary and waste handling facilities; roads; railroad facilities; security fences; and laboratory, shop and office facilities, together with any governmental permit, approval, appropriation and authorization obtained in connection with the foregoing.

         Construction Account. The Account to be established pursuant to
Section 3.3.2 hereof.

         Cost of Construction. All costs (including administrative and general expenses determined to be allocable to Sherco 3 in accordance with Section 3.3.11 hereof) incurred in connection with the planning, design, licensing, acquisition, construction, completion, testing, start-up, renewal, addition, modification, replacement or disposal of Sherco 3, or any portion of Sherco 3, including, without limitation, all Joint Common Facilities and the Sherco 3 Portion of Future Common Facilities, which costs are properly recordable in accordance with the Electric Plant Instructions and in appropriate accounts as set forth in the Uniform System of Accounts; provided, however, that the Cost of Construction shall not include AFUDC attributable to NSP's investment in Sherco 3, nor costs and expenses incurred by NSP in connection with the development of this Agreement. Without limiting the generality of the foregoing, Cost of Construction shall include all costs incurred prior to the Commercial Operation Date which, if incurred on or after the Commercial Operation Date, would be Operating Costs.

         Energy. Megawatt-hours (Mwh).

         Entitlement. Each Participant's share of the output of Unit 3, expressed in terms of Capacity, and determined by multiplying the Net Effective Generating Capability of Unit 3 by such Participant's
Ownership Percentage, together with the Energy associated with such Capacity.

         Fixed Operating Costs. All costs and expenses (other than Variable Operating Costs) incurred on or after the Commercial Operation Date in respect of the management, control, operation and maintenance of Sherco 3, including without limitation that portion of administrative and general expenses incurred by NSP determined to be allocable to Sherco 3 in accordance with Section 3.3.11 hereof, which costs and expenses are properly recordable in accordance with the Operating Expense Instructions and in appropriate accounts as set forth in the Uniform System of Accounts. Without limiting the gener- ality of the foregoing, Fixed Operating Costs shall include fixed fuel transportation costs, costs of fuel required for active storage and the initial emergency storage, and costs of fuel consumed for Zero Net Load operation on or after the Commercial Operation Date.

         Future Common Facilities. All property, both real and personal (exclusive of transmission facilities), hereafter determined to be acquired, constructed or installed for use by Unit 3 in common, but not necessarily equally, with one or more other generating units located on the Sherco Plant Site and not identified as Joint Common Facilities in Exhibit B-2 hereto. The Sherco 3 Portion of such property is to be owned by the Participants, as tenants in common, in accordance with their respective Ownership Percentages. Then determined, such property and the Sherco 3 Portion thereof shall be generally identified on Exhibit B-3 hereto.

         Joint Common Facilities. The facilities (exclusive of transmission facilities) on the Sherco Plant Site or Sherco 3 Site, generally identified on Exhibit B-2 hereto, which are to be used by Unit 3 in common, but not necessarily equally, with one or more other generating units located on the;Sherco Plant Site. The Joint Common Facilities shall be owned by the Participants, as tenants in common, in accordance with their respective Joint Common Facility Percentages.

         Joint Common Facility Percentage. Each Participant's undivided ownership interest in the Joint Common Facilities. The Joint Common Facility Percentages of the Participants are estimated as shown on Exhibit B-2. The Joint Common Facility Percentages of the respective Participants shall be subject to adjustment to reflect any sale of any portion of the Participant's undivided ownership interest in Sherco 3 pursuant to Article 2.3 hereof or any reduction or increase thereof pursuant to Section 2.2.2 or 5.1.6 hereof or any other adjustment provided for herein, but prior to any adjustment shall be deemed for all purposes of this Agreement to be the respective percentages set forth in Exhibit B-2.

         Management Committee. The Committee established pursuant to
Section 3.1.1 hereof.


         Minimum Net Generation. The lowest net capacity output at which Unit 3 can be reliably and continuously maintained in service.

         Net Effective Generating Capability. The hourly capacity of Unit 3 at any given time which is available to the Participants at the Point of Delivery. The maximum Net Effective Generating Capability shall be that capability determined by the applicable power pool testing procedures.

         Net Energy Generation. The energy generated by Unit 3 which is available to the Participants at the Point of Delivery.

         NSP Common Facilities. The Sherco Plant Site, together with improvements and facilities thereon, owned and constructed by NSP for use by one or both of the two coal-fired steam electric generating units (Sherco Unit l and Sherco Unit 2) now operating there-on, and which as existing, or with additions or modifications, including NSP Common Facilities Modifications, are to be used by Unit 3 in common, but not necessarily equally, with one or more other generating units located on the Sherco Plant Site, all as generally identified on Exhibit B-1 hereto. The NSP Common Facilities shall be initially owned in their entirety by NSP; Section 2.2.5 provides for the future reclassification of certain NSP Common Facilities as Joint Common Facilities and the transfer of interests therein by NSP to the other Participants. The limestone handling facility listed on Exhibit B-1 is not in fact a Common Facility, but shall be accounted for as an NSP Common Facilities Modification for purposes of Section 2.2.2.

         NSP Common Facilities Modifications. The modifications to NSP Common Facilities identified on Exhibit B-1 hereto and any other modification to NSP Common Facilities which the Management Committee determines is an "NSP Common Facilities Modifications pursuant to
Section 2.2.6 hereof.

         Objective Investment. As defined in Section 2.2.2(a) hereof.

         Operating Account. The Account to be established pursuant to
Section 3.3.8 hereof.

         Operating Budget. The Budget to be prepared pursuant to Section
3.3.7 hereof.

         Operating Committee. The subcommittee of the Management
Committee established pursuant to Section 4.1.1 hereof.

         Operating Emergency. An unscheduled operating circumstance or event which reduces or may reduce the Net Effective Generating
Capability of Unit 3.

         Operating Costs. Total of Fixed Operating Costs and Variable Operating Costs.

         Ownership Percentage. Each Participant's undivided ownership interest in Sherco 3, other than Joint Common Facilities. Each Participant's Ownership Percentage is set forth in Section 2.1.1. Each Participant's Ownership Percentage shall be subject to adjustment to reflect any sale of any portion of its undivided ownership interest in Sherco 3 pursuant to Article 2.3 hereof or any reduction or increase thereof pursuant to Section 5.1.6 hereof or any other adjustment provided for herein, but prior to any adjustment shall be deemed for all purposes of this Agreement to be the percentage set forth in Section 2.1.1.

         Participants. Individually or collectively, as the case may be, NSP, SOUTHERN MINNESOTA and UNITED MINNESOTA, and any vendee, transferee or assignee of any of them pursuant to Article 2.3 of this Agreement.

         Point of Delivery. The 345 KV switching station bus at the Sherco Plant Site.

         Project Manager. The agent appointed by the Participants to represent them in the construction and operation of the Sherco 3 Project. Where the entity appointed to act as Project Manager is a Participant, the term Project Manager is intended to mean such entity in its capacity as Project Manager and not in its capacity as a Participant.

         Prudent Utility Practice. At a particular time, any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry prior to such time, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at the lowest reasonable cost consistent with good business practices, reliability, safety and expedition. Prudent Utility Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to a spectrum of possible practices, methods or acts having due regard for, among other things, manufacturers' warranties and the requirements of governmental agencies of competent jurisdiction and the requirements of this Agreement.

         Sherco 3 or Sherco 3 Project. The steam generating unit described herein as Unit 3, the major structures of which are to be located on the Sherco 3 Site, together with all facilities and structures (exclusive of transmission facilities and NSP Common Facilities) used or to be used therewith or related thereto which facilities and structures will be located on either the Sherco 3 Site or on the Sherco Plant Site. More specifically Sherco 3 shall consist of the following:

              (a) Unit 3;

              (b) The Sherco 3 Site;

              (c) The right, in accordance with the provisions hereof, to construct, operate and maintain on the Sherco Plant Site, all portions of the Sherco 3 Project to be constructed thereon, including the Common Facilities;

              (d) The Joint Common Facilities and the Sherco 3 Portion of the Future Common Facilities and the right, in accordance with the provisions hereof, to the use and enjoyment of the NSP Common Facilities for the benefit of Unit 3;

              (e) Such additional land or rights therein as may be acquired in accordance with this Agreement, and such additional facilities and other tangible property as may be acquired, constructed, installed or replaced in accordance with this Agreement, solely in connection with Unit 3 and no other generating unit at the Sherco Plant Site; and

              (f) Existing intangible property rights, and such additional intangible property rights as may be hereafter acquired, associated with the planning, design, construction, acquisition, completion, operation, renewal, addition, replacement, modification or disposal of Sherco 3.

         Sherco Plant Site. Certain land owned by NSP, excluding improvements thereon, initially consisting of approximately 2,600 acres, which surround the Sherco 3 Site. The Sherco Plant Site is described in Exhibit C hereto and does not include the Sherco 3 Site.

         Sherco 3 Portion. With respect to any Future Common Facility, the portion thereof (expressed as a percentage and set forth on Exhibit B-3 hereto) allocable to Sherco 3. The Sherco 3 Portion of any Future Common Facility shall be determined in accordance with Section 2.2.3 hereof based upon the amount of benefit to be derived by Unit 3 from such Facility relative to the amount of benefit to be derived by the other generating unit or units benefiting from such Facility.

         Sherco 3 Site. The land which is described in Exhibit D hereto.

         SOUTHERN MINNESOTA Closing. The closing provided for in Section 2.1.2(d) hereof.

         Uniform System of Accounts. The Federal Energy Regulatory Commission's "Uniform System of Accounts Prescribed for Public Utilities and Licensees (Class A and Class B)", in effect as of the date of this Agreement, as such Uniform System of Accounts may be modified from time to time. References in this Agreement to any specific Account Number shall mean the Account Number in effect as of the effective date of this Agreement or any successor Account. Accounting terms not otherwise defined herein are used in this Agreement in accordance with the meanings given them in the Uniform System of Accounts or, failing provision therefor in said system, the meanings given them by generally accepted accounting principles.

         UNITED MINNESOTA Closing. The closing provided for in Section 2.1.4(d) hereof.

         Unit 3. A nominally-rated 800 coal-fired steam electric generating unit known as Sherburne County Generating Unit No. 3 to be located on the Sherco 3 Site and the Sherco Plant Site, including the turbine-generator, the boiler, the buildings housing the same, the chimney, the cooling facilities, the associated auxiliaries and equipment, the main step-up transformers and all other property which is to be used solely in connection with Unit 3 and no other generating unit at the Sherco Plant Site, all as set forth on Exhibit A hereto or as hereafter acquired, constructed, installed or replaced in accordance with this Agreement.

         Variable Operating Costs. All costs and expenses incurred on or after the Commercial Operation Date in respect of the management, control, operation and maintenance of Sherco 3 which are directly related to the amount of power and energy produced by Unit 3 including, without limitation, costs of fuel and other minerals, costs of transportation of fuel and other minerals, costs of disposal of wastes directly relating to the production of energy and other incremental operation and maintenance costs, in each case to the extent such costs are not specified in the last sentence of the definition of Fixed Operating Costs.

         Zero Net Load. The load upon Unit 3 when the generator gross output equals the total auxiliary consumption.

         ARTICLE 1.2.  REPRESENTATIONS AND WARRANTIES

         SECTION 1.2.1. Limitations. The ability of the Participants to construct Sherco 3 is contingent upon the final approval of the Certificate of Need and other approvals of state and federal agencies associated with or contingent upon such approval. The representations of the Participants contained in this Article are qualified by reference to the requirement of such approvals, which is equally applicable to all Participants.

         SECTION 1.2.2. NSP Representations and Warranties. NSP hereby represents and warrants to the other Participants as follows:

              (a) NSP Organization. NSP is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has corporate power and authority to own the undivided ownership interests in Sherco 3 to be owned by it hereunder, to execute and deliver this Agreement and to perform its obligations hereunder and to carry on its business as it is now being conducted and as it is contemplated to be conducted in the future.

              (b) Authority Relative to this Agreement. The execution, delivery and performance by NSP of this Agreement have been duly authorized by all necessary corporate action on the part of NSP, do not contravene any law, or any governmental rule, regulation or order, applicable to NSP or its properties, or the Articles of Incorporation or By-Laws of NSP, and do not and will not contravene the provisions of, or constitute a default under, any indenture, mortgage, contract or other instrument to which NSP is a party or by which NSP is bound. All requisite governmental, regulatory and vendor approvals and consents for the execution and delivery by NSP of this Agreement and the sale and conveyance by NSP of the property to be sold and conveyed by it hereunder have been obtained. This Agreement constitutes a legal, valid and binding obligation of NSP enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization or similar laws at the time in effect.

              (c) Litigation. There are no actions, suits or proceedings pending or, to NSP's knowledge, threatened against or affecting NSP before any court or administrative body or agency which might materially adversely affect the ability of NSP to perform its obligations under this Agreement.

              (d) Title to Property. At the SOUTHERN MINNESOTA Closing and at the UNITED MINNESOTA Closing, NSP shall convey to SOUTHERN MINNESOTA and UNITED MINNESOTA, respectively, (i) good and marketable title to all property, real and personal, to be conveyed at each such Closing pursuant to Sections 2.1.2(a) and 2.1.4(a) hereof, free and clear of all mortgages and other liens and encumbrances except the easements and other rights set forth in Exhibit E hereto, and (ii) good and marketable title to all easements, rights of way and other interests to be conveyed at each such Closing pursuant to Sections 2.1.2(c) and 2.1.4(c) hereof, free and clear of all mortgages and other liens and encumbrances except the rights set forth in Exhibit
         H hereto and except mineral reservations in the State of Minnesota and the right of NSP and third parties to operate and maintain electric transmission lines, roadways, railroads or other encumbrances which do not unreasonably interfere with the construction or operation of Sherco 3.

              (e) Other Matters. To NSP's best knowledge, there are no defects in the construction of, or other major problems or controversies in connection with, Sherco 3 which, in NSP's judgment, could materially delay or otherwise materially affect the construction or placing into commercial operation of Sherco 3, or any portion thereof, or materially affect the rights or obligations of the other Participants in respect of Sherco 3.

         SECTION 1.2.3.  SOUTHERN MINNESOTA Representations and
Warranties. SOUTHERN MINNESOTA hereby represents and warrants to the other Participants as follows:

              (a) SOUTHERN MINNESOTA Organization. SOUTHERN MINNESOTA is a municipal corporation and a political subdivision of the State of Minnesota duly organized, validly existing add in good standing under the laws of the State of Minnesota and has the requisite power and authority to own the undivided ownership interests in Sherco 3 to be owned by it hereunder, to execute and deliver this Agreement and to perform its obligations hereunder and to carry on its business as it now being conducted and as it is contemplated to be conducted in the future.

              (b) Authority Relative to this Agreement. The execution, delivery and performance by SOUTHERN MINNESOTA of this Agreement have been duly authorized by all requisite action by SOUTHERN MINNESOTA, do not contravene any law, or any governmental rule, regulation or order, applicable to SOUTHERN MINNESOTA or its properties, or the Agency Agreement or By-Laws of SOUTHERN MINNESOTA, and do not and will not contravene the provisions of, or constitute a default under, any indenture, mortgage, contract, resolution or other instrument to which SOUTHERN MINNESOTA is a party or by which SOUTHERN MINNESOTA is bound. All requisite governmental, regulatory and vendor approvals and consents for the execution and delivery by SOUThERN MINNESOTA of this Agreement and the purchase by SOUThERN MINNESOTA of the property to be purchased by it hereunder have been obtained. This Agreement constitutes a valid and binding obligation of SOUTHERN MINNESOTA enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization or similar laws at the time in effect.

              (c) Litigation. There are no actions, suits or proceedings pending or, to SOUTHERN MINNESOTA's knowledge, threatened against or affecting SOUTHERN MINNESOTA before any court or administrative body or agency which might materially adversely affect the ability of SOUTHERN MINNESOTA to perform its obligations under this Agreement.

              (d) Sale of Bonds. SOUTHERN MINNESOTA will use its best efforts to issue and sell bonds or notes, at the earliest possible date after the issuance of the Certificate of Need, in a principal amount which will provide net proceeds adequate to finance the purchase of all property to be purchased by it from NSP at the SOUTHERN MINNESOTA Closing pursuant to Section 2.1.2 hereof. Notwithstanding the foregoing, it is agreed that the earliest date that SOUTHERN MINNESOTA shall be required to commence the offering of its bonds or notes pursuant to the foregoing covenant shall be (i) the date that all time periods during which there may be filed any petition for rehearing or any petition for judicial review with respect to the decision of the Minnesota Energy Agency (or its successor) to issue the Certificate of Need lapse and, accordingly, such decision becomes final or (ii), if such a rehearing or judicial review proceeding, or petition therefor, is pending on the date when such decision of the Minnesota Energy Agency (or its successor) otherwise would become final, then the date when there shall be rendered to SOUTHERN MINNESOTA an opinion, satisfactory to SOUTHERN MINNESOTA, of counsel representing SOUTHERN MINNESOTA in such rehearing or judicial review proceeding to the effect that (a) the grounds asserted in such rehearing or proceeding to overturn the decision to issue the Certificate of Need are without merit, (b) such counsel knows of no meritorious grounds which may be asserted to overturn such decision and (c) accordingly, such counsel believes that such decision will be upheld in such rehearing or proceeding and any further judicial review proceeding.

         SECTION 1.2.4. UNITED MINNESOTA Representations and Warranties. UNITED MINNESOTA hereby represents and warrants to the other
Participants as follows:

              (a) UNITED MINNESOTA Organization. UNITED MINNESOTA is a municipal corporation and a political subdivision of the State of Minnesota duly organized, validly existing and in good standing under the laws of the State of Minnesota and has the requisite power and authority to own the undivided ownership interests in Sherco 3 to be owned by it hereunder, to execute and deliver this Agreement and to perform its obligations hereunder and to carry on its business as it is now being conducted and as it is contemplated to be conducted in the future.

              (b) Authority Relative to this Agreement. The execution, delivery and performance by UNITED MINNESOTA of this Agreement have been duly authorized by all requisite action by UNITED MINNESOTA, do not contravene any law, or any governmental rule, regulation or order, applicable to UNITED MINNESOTA or its properties, or the Agency Agreement or By-Laws of UNITED MINNESOTA, and do not and will not contravene the provisions of, or constitute a default under, any indenture, mortgage, contract, resolution or other instrument to which UNITED MINNESOTA is a party or by which UNITED MINNESOTA is bound.
         All requisite governmental, regulatory and vendor approvals and consents for the execution and delivery by UNITED MINNESOTA of this Agreement and the purchase by UNITED MINNESOTA of the property to be purchased by it hereunder have been obtained. This Agreement constitutes a valid and binding obligation of UNITED MINNESOTA enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization or similar laws at the time in effect.

              (c) Litigation. There are no actions, suits or proceedings pending or, to UNITED MINNESOTA's knowledge, threatened against or affecting UNITED MINNESOTA before any court or administrative body or agency which might materially adversely affect the ability of UNITED MINNESOTA to perform its obligations under this Agreement.

              (d) Sale of Bonds. UNITED MINNESOTA will use its best efforts to issue and sell bonds, at the earliest possible date after the issuance of the Certificate of Need, in a principal amount which will provide net proceeds adequate to finance the purchase of all property to be purchased by it from NSP at the UNITED MINNESOTA Closing pursuant to Section 2.1.4, hereof. Notwithstanding the foregoing, it is agreed that the earliest date that UNITED MINNESOTA shall be required to commence the offering of its bonds pursuant to the foregoing covenant shall be (i) the date that all time periods during which there may be filed any petition for rehearing or any petition for judicial review with respect to the decision of the Minnesota Energy Agency (or its successor) to issue the Certificate of Need lapse and, accordingly, such decision becomes final or (ii), if such a rehearing or judicial review proceeding, or petition therefor, is pending on the date when such decision of the Minnesota Energy Agency (or its successor) otherwise would become final, then the date when there shall be rendered to UNITED MINNESOTA an opinion, satisfactory to UNITED MINNESOTA, of counsel representing UNITED MINNESOTA in such rehearing or judicial review proceeding to the effect that (a) the grounds asserted in such rehearing or proceeding to overturn the decision to issue the Certificate of Need are without merit,
         (b) such counsel knows of no meritorious grounds which may be asserted to overturn such decision and (c), accordingly, such counsel believes that such decision will be upheld in such rehearing or proceeding and any further judicial review proceeding.


                                  CHAPTER TWO

                       OWNERSHIP RIGHTS AND OBLIGATIONS

         ARTICLE 2.1. SALE OF UNDIVIDED OWNERSHIP INTERESTS IN COMPLETED PORTION OF SHERCO 3

         SECTION 2.1.1. Tenants in Common. The Participants shall have title to undivided ownership interests in Sherco 3, exclusive of Joint Common Facilities, as tenants in common, as follows, subject to adjustment as provided herein:

                                            Undivided
         Participant                   Ownership Interest

         NSP                                  56.375%
         SOUTHERN MINNESOTA                   37.500%
         UNITED MINNESOTA                      6.125%

The above ownership percentages of the Participants are sometimes collectively referred to as the 1,Ownership Percentages" and individually as an "Ownership Percentage". The Participants shall own the contractual rights and covenants obtained from NSP in regard to NSP Common Facilities and shall own, as tenants in common, the Joint Common Facilities as established by the Participants' respective Joint Common Facility Percentages. However, except as otherwise provided herein, until the SOUTHERN MINNESOTA Closing and the UNITED MINNESOTA Closing, NSP shall own, and be obligated hereunder in respect of, the above undivided ownership interests of SOUTHERN MINNESOTA and UNITED MINNESOTA, respectively.

         The Participants hereby stipulate and agree that the ownership of the facilities comprising Unit 3 and the Common Facilities now or hereafter constructed on the Sherco 3 Site or the Sherco Plant Site shall be separate from and not merge with or otherwise relate to the fee ownership of the land on which such facilities are located and constructed. The Participants further stipulate and agree that, notwithstanding any other provision in this Agreement, a Participant's title to a specified Ownership Percentage in Unit 3 and the Sherco 3 Portion of the Future Common Facilities and a specified Joint Common Facility Percentage in the Joint Common Facilities shall not vest until final adjustment to such Percentages as required by Sections 2.2.2 and
5.1.6 hereof, and ownership shall then vest in the Participants in their Percentages as finally calculated. It is the intention of the Participants that the interests held hereunder shall be vested interests held by the Participants (and their successors and assigns, if applicable) as tenants in common but in undetermined percentages until such percentages are finally calculated in accordance width Sections
2.2.2 and 5.1.6 hereof. However, if the rule against perpetuities or any other rule of law limits the time by which ownership interests in Sherco 3 must vest in the Participants in specific percentages, then such calculations shall be made in accordance with the purpose and intent of Sections 2.2.2 and 5.1.6 hereof and the interests of the Participants in Sherco 3 shall vest in such final percentages no later than the time limited by such other rule of law or 21 years after the death of the last survivor of all the persons listed in Exhibit J hereto, whichever period is applicable.

         SECTION 2.1.2.  Sale to SOUTHERN MINNESOTA.

              (a) Sale of Assets. Subject to the terms and conditions hereof and the simultaneous occurrence of the conveyances referred to in paragraph (c) of this Section, at the SOUTHERN MINNESOTA Closing NSP will sell and convey to SOUTHERN MINNESOTA and SOUTHERN MINNESOTA will purchase from NSP a 37.500% undivided ownership interest, as a tenant in common with NSP and the other Participants, in the Sherco 3 Site and the other components of Sherco 3, excluding Joint Common Facilities, to the extent acquired or constructed, installed or stored in or on the Sherco 3 Site and the Sherco Plant Site prior to the SOUTHERN MINNESOTA Closing. In addition, NSP shall convey and SOUTHERN MINNESOTA will purchase, as a tenant in common with NSP and the other Participants, a 33.040% undivided ownership interest in the Joint Common Facilities to the extent acquired or constructed, installed or stored in or on the Sherco 3 Site and the Sherco Plant Site prior to the SOUTHERN MINNESOTA Closing. The conveyance of the Sherco 3 Site will be in a Minnesota Standard Form Warranty Deed in substantially the form attached hereto as Exhibit E and such other conveyances by Bills of Sale or Assignments of Contract Rights in substantially the forms attached hereto as Exhibits
         F and K, respectively. Such transfers may be subject to an option allowing NSP to reacquire the land for the same price by notice to SOUTHERN MINNESOTA within 90 days after the retirement of Sherco 3. At the SOUTHERN MINNESOTA Closing, NSP will furnish to SOUThERN MINNESOTA a properly executed release of Harris Trust and Savings Bank, as trustee under NSP's first mortgage indenture, releasing from the lien of such indenture all property title in which is being conveyed to SOUTHERN MINNESOTA hereunder. Such release shall be substantially in the form of Exhibit G hereto.

              (b) Purchase Price and Payment. At the SOUTHERN MINNESOTA Closing, SOUTHERN MINNESOTA shall pay to NSP for the property to be purchased by it pursuant to paragraph (a) of this Section an amount equal to the sum of (a)

33.040% of any Cost of Construction paid through the SOUTHERN MINNESOTA Closing for the Joint Common Facilities and all AFUDC recorded on the books of NSP which is allocable thereto, plus (b) 37.500% of all Cost of Construction paid through the SOUTHERN MINNESOTA Closing for the balance of the Sherco 3 Project (exclusive of Cost of Construction paid by NSP for the Sherco 3 Site) and all AFUDC recorded on the books of NSP which is allocable thereto, plus (c) 37.500% of an amount determined by multiplying the Sherco 3 Site acreage times the average per acre price of NSP's original cost of acquiring the Sherco Plant Site as it exists on the date hereof and the Sherco 3 Site; provided, however, that if NSP's AFUDC annual accrual rate during the period from the effective date of this Agreement to the date of the SOUTHERN MINNESOTA Closing exceeds 8% at any time, then the calculation of the payment due from SOUTHERN MINNESOTA shall be determined as if the AFUDC annual accrual rate Were limited to 8% for such time; and provided further, that should SOUTHERN MINNESOTA have commenced paying Cost of Construction prior to the SOUTHERN MINNESOTA Closing, then there shall be deducted from the purchase price calculated hereunder the aggregate amount of Cost of Construction so paid by SOUTHERN MINNESOTA and the amount of AFUDC included in the calculation of such purchase price shall be appropriately adjusted to reflect such payments.

         Prior to the SOUTHERN MINNESOTA Closing, NSP shall furnish SOUTHERN MINNESOTA a statement showing the estimated Cost of Construction paid and to be paid through the date of the SOUTHERN MINNESOTA Closing, broken down into major categories and supported by detail reasonably adequate for the purpose of SOUTHERN MINNESOTA's review thereof, and shall include, without limiting the generality of the foregoing, information demonstrating the basis for all allocations of administrative and general expenses and information demonstrating the basis for any other allocations of expenses between or among Sherco 3 and the other generating units at the Sherco Plant Site. Such statement shall also include a certificate stating that NSP keeps its books in conformity with the Uniform System of Accounts and that the portion of such estimated Cost of Construction actually paid is as recorded on the books of NSP (excluding any recorded amounts which are not included within the term Cost of Construction) and is attributable to Sherco 3; provided, however, that such estimated Cost of Construction is subject to adjustment based upon the actual Cost of Construction paid through the date of the SOUTHERN MINNESOTA Closing.

         The foregoing purchase price shall be payable to NSP in clearing house funds. SOUTHERN MINNESOTA and NSP shall have until the one hundred eightieth day after the SOUThERN MINNESOTA Closing, after the UNITED MINNESOTA Closing or after the furnishing to SOUThERN MINNESOTA of an accounting by NSP of such Cost of Construction, whichever occurs last, to question or contest the correctness of the purchase price paid by SOUTHERN MINNESOTA pursuant to this Section after which time the correctness of such purchase price shall be conclusively presumed. In the event of an error in calculation of the purchase price as provided in this Section, within thirty days NSP shall reimburse SOUTHERN MINNESOTA or SOUTHERN MINNESOTA shall make payment to NSP, as the case may be, in the amount charged or failed to be charged in error. Any such reimbursement by NSP to SOUTHERN MINNESOTA shall be made in immediately available funds with Interest calculated from the date of the SOUTHERN MINNESOTA Closing to the date of reimbursement at NSP's average current cost of borrowed funds during the period. Any such payment by SOUTHERN MINNESOTA to NSP shall be made in immediately available funds with interest calculated from the date of the SOUTHERN MINNESOTA Closing to the date of payment at NSP's average current cost of borrowed funds during the period.

              (c) Subject to the terms and conditions hereof and the simultaneous occurrence of the sale and conveyance referred to in paragraph (a) of this Section, at the SOUTHERN MINNESOTA Closing NSP shall convey to SOUTHERN MINNESOTA an easement in any land included in the Sherco Plant Site on which is situated any portion of Sherco 3 and such other easements and rights of way over land or interests in land included in the Sherco Plant Site as shall be necessary to afford to SOUTHERN MINNESOTA the full use and enjoyment of Sherco 3. The easements, rights of way and other interests to be conveyed pursuant to the foregoing sentence are set forth on Exhibit H hereto. Such easements, rights of way and other interests shall automatically terminated upon retirement of Sherco 3. SOUTHERN MINNESOTA shall not be required to make any payment to NSP, at the SOUTHERN MINNESOTA Closing or thereafter, in respect of such conveyances. The intent of the Participants is that all NSP Common Facilities, other than land, are fixtures and part of the real property to which they are attached. NSP hereby grants to SOUTHERN MINNESOTA an easement to use such fixtures through the Project Manager for the benefit of Sherco 3.
         Should it be determined at any time that all or any portion of the NSP Common Facilities are personal property as opposed to fixtures, then NSP shall lease such NSP Common Facilities to SOUTHERN MINNESOTA for a term co-extensive with the term of this Agreement. The consideration for any such lease shall be the agreement of SOUTHERN MINNESOTA to perform its obligations under this Agreement. NSP shall furnish to SOUTHERN MINNESOTA a properly executed release of Harris Trust and Savings Bank, as trustee under NSP's first mortgage indenture, releasing from the lien of such indenture any easement, right of way or other interest conveyed to SOUTHERN MINNESOTA under this paragraph in property owned by NSP. Such release shall be substantially in the form of Exhibit G hereto.

              (d) SOUTHERN MINNESOTA Closing. The closing of the sales and conveyances contemplated by paragraphs (a) and (c) of this Section (the "SOUTHERN MINNESOTA Closing") will take place on the first business day following the 90th day after the issuance of the Certificate of Need; provided, however, that if all such conditions precedent specified in Section 2.1.3 hereof have not been fulfilled by such date, the SOUTHERN MINNESOTA Closing shall take place as soon thereafter as SOUTHERN MINNESOTA and NSP agree that such conditions precedent have been fulfilled.

              (e) Post-Closing Conveyances. From time to time after the SOUTHERN MINNESOTA Closing, NSP and SOUTHERN MINNESOTA shall execute and deliver such other instruments of conveyance and transfer as may be necessary or appropriate or as either party may reasonably request to vest in SOUTHERN MINNESOTA the undivided ownership interest inn and to Sherco 3 and the other interests required to be conveyed pursuant to paragraphs (a) and (c) of this Section.

              (f) Evidence of Title. At the SOUTHERN MINNESOTA Closing and at such other time or times subsequent thereto as NSP, pursuant to paragraph (e) of this Section, shall deliver to SOUTHERN MINNESOTA instruments of conveyance and transfer, NSP shall also furnish to SOUTHERN MINNESOTA evidence satisfactory to SOUTHERN MINNESOTA that NSP is the owner of good and marketable title to all property and interests, real and personal, to be conveyed to SOUTHERN MINNESOTA, free and clear of all mortgages and other liens and encumbrances except those permitted by Section 1.2.2(d) hereof.

         SECTION 2.1.3. Conditions Precedent to SOUTHERN MINNESOTA
Closing.

              (a) NSP Conditions. The obligation of NSP to make the conveyances to SOUTHERN MINNESOTA required to be made by it pursuant to Section 2.1.2 hereof is subject to the fulfillment, prior to or at the SOUTHERN MINNESOTA Closing, of each of the following conditions (or the waiver of such conditions by NSP):
         (i) NSP shall not have discovered any material error, misstatement or omission in the representations and warranties made by SOUTHERN MINNESOTA in this Agreement.

              (ii) SOUTHERN MINNESOTA's representations and warranties contained in this Agreement shall be deemed to have been made again at and as of the time of the SOUTHERN MINNESOTA Closing and shall then be true in all material respects; SOUTHERN MINNESOTA shall have performed and. complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the
         SOUTHERN: MINNESOTA Closing provided for herein; and NSP shall have been furnished with a certificate of the President of SOUTHERN MINNESOTA, dated the date of the SOUTHERN MINNESOTA Closing, certifying in such detail as NSP may request to the fulfillment of the foregoing conditions and to the further effect that there are no actions, suits or proceedings pending or, to such officer's knowledge, threatened against or affecting SOUTHERN MINNESOTA before any court or administrative body or agency which might materially adversely affect the ability of SOUTHERN MINNESOTA to perform its obligations under this Agreement.

              (iii) NSP shall have been furnished with an opinion of Dorsey & Whitney, counsel for SOUTHERN MINNESOTA, dated the date of the SOUTHERN MINNESOTA Closing, to the effect that (a) SOUTHERN MINNESOTA is a municipal corporation and a political subdivision of the State of Minnesota duly organized, validly existing and in good standing under the laws of the State of Minnesota and has the requisite power and authority to own the undivided ownership interests in Sherco 3 to be owned by it hereunder, to execute and deliver this Agreement and to perform its obligations hereunder and to carry on its business as it is now being conducted and as it is contemplated to be conducted in the future; (b) the execution, delivery and performance by SOUTHERN MINNESOTA of this Agreement have been duly authorized by all requisite action by SOUTHERN MINNESOTA, do not contravene any law, or any governmental rule, regulation or order, applicable to SOUTHERN MINNESOTA or its properties, or the Agency Agreement or By-Laws of SOUTHERN MINNESOTA, and do not and will not contravene the provisions of, or constitute a default under, any indenture, mortgage, contract, resolution or other instrument to which SOUTHERN MINNESOTA is a party or by which SOUTHERN MINNESOTA is bound; all requisite governmental, regulatory and vendor approvals and consents for the execution and delivery by SOUTHERN MINNESOTA of this Agreement and the purchase by SOUTHERN MINNESOTA of the property to be purchased by it hereunder have been obtained; and this Agreement constitutes a valid and binding obligation of SOUTHERN MINNESOTA enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization or similar laws at the time in effect; and (c) there are no actions, suits or proceedings pending or, to the best knowledge of such counsel (having made diligent inquiry with respect thereto), threatened against or affecting SOUTHERN MINNESOTA before any court or administrative body or agency which might materially adversely affect the ability of SOUTHERN MINNESOTA to perform its obligations under this Agreement.

              (b) SOUTHERN MINNESOTA Conditions. The obligation of SOUTHERN MINNESOTA to make the purchases from NSP required to be made by it pursuant to Section 2.1.2 hereof is subject to the fulfillment, prior to or at the SOUTHERN MINNESOTA Closing, of each of the following conditions (or the waiver of such conditions by SOUTHERN MINNESOTA):

              (i) SOUTHERN MINNESOTA shall not have discovered any material error, misstatement or omission in the representations and warranties made by NSP in this Agreement.

              (ii) NSP's representations and warranties contained in this Agreement shall be deemed to have been made again at and as of the time of the SOUTHERN MINNESOTA Closing and shall then be true in all material respects; NSP shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the SOUTHERN MINNESOTA Closing provided for herein;
         and SOUTHERN MINNESOTA shall have been furnished with a certificate of the President or a Vice President of NSP, dated the date of the SOUTHERN MINNESOTA Closing, certifying in such detail as SOUTHERN MINNESOTA may request to the fulfillment of the foregoing conditions and to the further effect that (a) no actions, suits or proceedings are pending or, to such officer's knowledge, threatened against or affecting NSP before any court or administrative body or agency which might materially adversely affect the ability of NSP to perform its obligation under this Agreement and that (b) to the best of such officer's knowledge, there are no defects in the construction of, or other major problems or controversies in connection with, Sherco 3 which, in NSP's judgment, could materially delay or otherwise materially affect the construction or placing into commercial operation of Sherco 3, or any portion thereof, or materially affect the rights or obligations of SOUTHERN MINNESOTA in respect of Sherco 3.

              (iii) SOUTHERN MINNESOTA shall have been furnished with an opinion of counsel for NSP, dated the date of, the SOUTHERN MINNESOTA Closing, to the effect that (a) NSP is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has corporate power and authority to ,own the undivided ownership interests in Sherco
         3 to be owned by it hereunder, to execute and deliver this Agreement and to perform its obligations hereunder and to carry on its business as it is now being conducted and as it is contemplated to be conducted in the future; (b) the execution, delivery and performance by NSP of this Agreement have been duly authorized by all necessary corporate action on the part of NSP, do not contravene any law, or any governmental rule, regulation or order, applicable to NSP or its properties, or the Articles of Incorporation or By-Laws of NSP, and do not and will not contravene the provisions of, or constitute a default under, any indenture, mortgage, contract or other instrument to which NSP is a party or by which NSP is bound; all requisite governmental, regulatory and vendor approvals and consents for the execution and delivery by NSP of this Agreement and the sale and conveyance by NSP of the property to be sold and conveyed by it to SOUTHERN MINNESOTA hereunder have been obtained; and this Agreement constitutes a legal, valid and binding obligation of NSP enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization or similar laws at the time in effect; (c) there are no actions, suits or proceedings pending or, to the best knowledge of such counsel (having made diligent inquiry with respect thereto), threatened against or affecting NSP before any court or administrative body or agency which might materially adversely affect the ability of NSP to perform its obligations under this Agreement; (d) the Warranty Deed, Bills of Sale and Assignments of Contract Rights executed by NSP in connection with the SOUTHERN MINNESOTA Closing have been duly authorized, executed and delivered by NSP and are effective to vest in SOUTHERN MINNESOTA good and marketable title in and to the undivided ownership interests required to be conveyed to SOUTHERN MINNESOTA hereunder in the property included in Sherco 3 which is acquired or constructed, installed or stored in or on the Sherco 3 Site and the Sherco Plant Site as of the date of the SOUTHERN MINNESOTA Closing, free and clear of all mortgages and other liens and encumbrances except easements and other rights expressly reserved by NSP in any of the foregoing conveyance documents; and (e) the instruments delivered to SOUTHERN MINNESOTA to convey the easements, rights of way and other interests in property required to be conveyed to SOUTHERN MINNESOTA at the SOUTHERN MINNESOTA Closing pursuant to paragraph (c) of Section 2.1.2 hereof are effective to make the conveyances purported to be made, free and clear of all mortgages and other liens and encumbrances, except that such opinion may except any specific easements or encumbrances which are permitted by Section 1.2.2(d) hereof.

              (c) Mutual Conditions. The respective obligations of NSP and SOUTHERN MINNESOTA pursuant to Section 2.1.2 hereof are subject to the fulfillment, prior to or at the SOUTHERN
         MINNESOTA Closing, of the following further conditions (or the waiver thereof by NSP and SOUTHERN MINNESOTA):

              (i) UNITED MINNESOTA shall have executed and delivered this Agreement.

              (ii) SOUTHERN MINNESOTA shall have entered into transmission agreements, with NSP and other utilities, providing for the delivery of SOUTHERN MINNESOTA's Entitlement to its members, including an agreement with NSP providing for the transmission of SOUTHERN MINNESOTA's Entitlement through NSP's system.

              (iii) All requisite governmental, regulatory and vendor approvals and consents for the execution and delivery by NSP and SOUTHERN MINNESOTA of this Agreement, the sale and conveyance by NSP of the property to be sold by it to SOUTHERN MINNESOTA hereunder, and the purchase by SOUTHERN MINNESOTA of such property, shall have been obtained.

              (iv) The release of Harris Trust and Savings Bank, as trustee under NSP's first mortgage indenture, contemplated by
         Section 2.1.2(a) and (c) hereof shall have been received.

              (v) SOUTHERN MINNESOTA shall have received net proceeds from the issuance and sale of its bonds or notes adequate to finance the purchase of all property to be purchased by it from NSP at the SOUTHERN MINNESOTA Closing pursuant to Section 2.1.2 hereof.

         SECTION 2.1.4.  Sale to UNITED MINNESOTA.

              (a) Sale of Assets. Subject to the terms and conditions hereof and the simultaneous occurrence of the conveyances referred to in paragraph (c) of this Section, at the UNITED MINNESOTA Closing NSP will sell and convey to UNITED MINNESOTA and UNITED MINNESOTA will purchase from NSP a 6.125% undivided ownership interest, as a tenant in common with NSP and the other Participants, in the Sherco 3 Site and the other components of Sherco 3, excluding Joint Common Facilities, to the extent acquired or constructed, installed or stored in or on the Sherco 3 Site and the Sherco Plant Site prior to the UNITED MINNESOTA Closing. In addition, NSP shall convey and UNITED MINNESOTA will purchase, as tenant in common with NSP, a 5.396% undivided ownership interest in the Joint Common Facilities to the extent acquired or constructed, installed or stored in or on the Sherco 3 Site and the Sherco Plant Site prior to the UNITED MINNESOTA Closing. The conveyance of the Sherco 3 Site will be on a Minnesota Standard Form Warranty Deed in substantially the form attached hereto as Exhibit E and such other conveyances by Bills of Sale or Assignments of Contract Rights in substantially the forms attached hereto as Exhibits F and K, respectively. Such transfers may be subject to an option allowing NSP to re-acquire the land for the same price by notice to UNITED MINNESOTA within 90 days after the retirement of Sherco 3. At the UNITED MINNESOTA Closing, NSP will furnish to UNITED MINNESOTA a properly executed release from Harris Trust and Savings Bank, as trustee under NSP's first mortgage indenture, releasing from the lien of such indenture all property title in which is being conveyed to UNITED MINNESOTA hereunder. Such release shall be substantially in the form of Exhibit G hereto.

              (b) Purchase Price and Payment. At the UNITED MINNESOTA Closing, UNITED MINNESOTA shall pay to NSP for the property to be purchased by it pursuant to paragraph (a) of this Section an amount equal to the sum of (a) 5.396% of any Cost of Construction paid through the UNITED MINNESOTA Closing for the Joint Common Facilities and all AFUDC recorded on the books of NSP which is allocable thereto, plus (b) 6.125% of all Cost of Construction paid through the UNITED MINNESOTA Closing for the balance of the Sherco 3 Project (exclusive of Cost of Construction paid by NSP for the Sherco 3 Site) and all AFUDC recorded on the books of NSP which is allocable thereto, plus
         (c) 6.125% of an amount determined by multiplying the Sherco 3 Site acreage times the average per acre price of NSP's original cost of acquiring the Sherco Plant Site as it exists on the date hereof and the Sherco 3 Site; provided, however, that if NSP's AFUDC annual accrual rate during the period from the effective date of this Agreement to the date of the UNITED MINNESOTA Closing exceeds 8% at any time, then the calculation of the payment due from UNITED MINNESOTA shall be determined as if the AFUDC annual accrual rate were limited to 8% for such time; and provided further, that should UNITED MINNESOTA have commenced paying Cost of Construction prior to the UNITED MINNESOTA Closing, then there shall be deducted from the purchase price calculated hereunder the aggregate amount of Cost of Construction so paid by UNITED MINNESOTA and the amount of AFUDC included in the calculation of such purchase price shall be appropriately adjusted to reflect such payments.

              Prior to the UNITED MINNESOTA Closing, NSP shall furnish UNITED MINNESOTA a statement showing the estimated Cost of Construction paid and to be paid through the date of the UNITED MINNESOTA Closing, broken down into major categories and supported by detail reasonably adequate for the purpose of UNITED MINNESOTA's review thereof, and shall include, without limiting the generality of the foregoing, information demonstrating the basis for all allocations of administrative and general expenses and information demonstrating the basis for any other allocations of expenses between or among Sherco
         3 and the other generating units at the Sherco Plant Site.
         Such statement shall also include a certificate stating that NSP keeps its books in conformity with the Uniform System of Accounts and that the portion of such estimated Cost of Construction actually paid is as recorded on the books of NSP (excluding any recorded amounts which are not included within the term Cost of Construction) and is attributable to Sherco 3; provided, however, that such estimated Cost of Construction is subject to adjustment based upon the actual Cost of Construction paid through the date of the UNITED MINNESOTA Closing.

              The foregoing purchase price shall be payable to NSP in clearing house funds. UNITED MINNESOTA and NSP shall have until the one hundred eightieth day after the SOUTHERN MINNESOTA Closing, after the UNITED MINNESOTA Closing or after the furnishing to UNITED MINNESOTA of an accounting by NSP of such Cost of Construction, whichever occurs last, to question or contest the correctness of the purchase price paid by UNITED MINNESOTA pursuant to this Section after which time the correctness of such purchase price shall be conclusively presumed. In the event of an error in calculation of the purchase price as provided in this Section, within thirty days NSP shall reimburse UNITED MINNESOTA or UNITED MINNESOTA shall make payment to NSP, as the case may be, in the amount charged or failed to be charged in error. Any such reimbursement by NSP to UNITED MINNESOTA shall be made in immediately available funds with interest calculated from the date of the UNITED MINNESOTA Closing to the date of reimbursement at NSP's average current cost of borrowed funds during the period. Any such payment by UNITED MINNESOTA to NSP shall be made in immediately available funds with interest calculated from the date of the UNITED MINNESOTA Closing to the date of payment at NSP's average current cost of borrowed funds during the period.

              (c) Subject to the terms and conditions hereof and the simultaneous occurrence of the sale and conveyance referred to in paragraph (a) of this Section, at the UNITED MINNESOTA Closing NSP shall convey to UNITED MINNESOTA an easement in any land included in the Sherco Plant Site on which is situated any portion of Sherco 3 and such other easements and rights of way over land or interests in land included in the Sherco Plant Site as shall be necessary to afford to UNITED MINNESOTA the full use and enjoyment of Sherco 3. The easements, rights of way and other interests to be conveyed pursuant to the foregoing sentence are set forth in Exhibit H hereto. Such easements, rights of way and other interests shall automatically terminate upon retirement of Sherco 3. UNITED MINNESOTA shall not be required to make any payment to NSP, at the UNITED MINNESOTA Closing or thereafter, in respect of such conveyances. The intent of the ParticipantS is that all NSP Common Facilities, other than land, are fixtures and part of the real property to which they are attached. NSP hereby grants to UNITED MINNESOTA an easement to use such fixtures through the Project Manager for the benefit of Sherco 3.
         should it be determined at any time that all or any portion of the NSP Common Facilities are personal property as opposed to fixtures, then NSP shall lease such NSP Common FacilitieS to UNITED MINNESOTA for a term co-extensive with the term of this Agreement. The consideration for any such lease shall be the agreement of UNITED MINNESOTA to perform its obligations under this Agreement. NSP shall furnish to UNITED MINNESOTA a properly executed release of Harris Trust and Savings Bank, as trustee under NSP's first mortgage indenture, releasing from the lien of such indenture any easement, right of way or other interest conveyed to UNITED MINNESOTA under this paragraph in property owned by NSP. Such release shall be substantially in the form of Exhibit G hereto.

              (d) UNITED MINNESOTA Closing. The closing of the sales and conveyances contemplated by paragraphs (a) and (c) of this Section (the "UNITED MINNESOTA Closing") will take place on the first business day following the 90th day after the issuance of the Certificate of Need; provided, however, that if all conditions precedent specified in Section 2.1.5 hereof have not been fulfilled by such date, the UNITED MINNESOTA Closing shall take place as soon thereafter as UNITED MINNESOTA and NSP agree that such conditions precedent have been fulfilled. In no event, however, shall UNITED MINNESOTA be obligated to consummate the UNITED MINNESOTA Closing until the SOUTHERN MINNESOTA Closing has taken place. If the UNITED MINNESOTA Closing is not consummated by July 1, 1983 or the date which is six months after the date of the SOUTHERN MINNESOTA Closing, whichever is later, then NSP shall not be required to make the sales and conveyances to UNITED MINNESOTA referred to in this
         Section 2.1.4.

              (e) Post-Closing Conveyances. From time to time after the UNITED MINNESOTA Closing, NSP and UNITED MINNESOTA shall execute and deliver such other instruments of conveyance and transfer as may be necessary or appropriate or as either party may reasonably request to vest in UNITED MINNESOTA the undivided ownership interest in and to Sherco 3 and the other interests required to be conveyed pursuant to paragraphs (a) and (c) of this Section.

              (f) Evidence of Title. At the UNITED MINNESOTA Closing and at such other time or times subsequent thereto as NSP, pursuant to paragraph (e) of this Section, shall deliver to UNITED MINNESOTA instruments of conveyance and transfer, NSP shall also furnish to UNITED MINNESOTA evidence satisfactory to UNITED MINNESOTA that NSP is the owner of good and marketable title to all property, real and personal, to be conveyed to UNITED MINNESOTA, free and clear of all mortgages and other liens and encumbrances except those permitted by Section 1.2.2(d) hereof.

         SECTION 2.1.5.  Conditions Precedent to UNITED MINNESOTA
Closing.

              (a) NSP Conditions. The obligation of NSP to make the conveyances to UNITED MINNESOTA required to be made by it, pursuant to Section 2.1.4 hereof is subject to the fulfillment, prior to or at the UNITED MINNESOTA Closing, of each of the following conditions (or the waiver of such conditions by NSP):

              (i) NSP shall not have discovered any material error, misstatement or omission in the representations and warranties made by UNITED MINNESOTA in this Agreement.

              (ii) UNITED MINNESOTA's representations and warranties contained in this Agreement shall be deemed to have been made again at and as of the time of the UNITED MINNESOTA Closing and shall then be true in all material respects; UNITED MINNESOTA shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the UNITED MINNESOTA Closing provided for herein; and NSP shall have been furnished with a certificate of the President of UNITED MINNESOTA, dated the date of the UNITED MINNESOTA Closing, certifying in such detail as NSP may request to the fulfillment of the foregoing conditions and to the further effect that there are no actions, suits or proceedings pending or, to such officer's knowledge, threatened against or affecting UNITED MINNESOTA before any court or administrative body or agency which might materially adversely affect the ability of UNITED MINNESOTA to perform its obligations under this Agreement.

              (iii) NSP shall have been furnished with an opinion of Dorsey & Whitney, counsel for UNITED MINNESOTA, dated the date of the UNITED MINNESOTA Closing, to the effect that (a) UNITED MINNESOTA is a municipal corporation and a political subdivision of the State of Minnesota duly organized, validly existing and in good standing under the laws of the State of Minnesota and has the requisite power and authority to own the undivided ownership interests in Sherco 3 to be owned by it hereunder, to execute and deliver this Agreement and to perform its obligations hereunder and to carry on its business as it is now being conducted and as it is contemplated to be conducted in the future; (b) the execution, delivery and performance by UNITED MINNESOTA of this Agreement have been duly authorized by all requisite action by UNITED MINNESOTA, do not contravene any law, or any governmental rule, regulation or order, applicable to UNITED MINNESOTA or its properties, or the Agency Agreement or By-Laws of UNITED MINNESOTA, and do not and will not contravene the provisions of, or constitute a default under, any indenture, mortgage, contract, resolution or other instrument to which UNITED MINNESOTA is a party or by which UNITED MINNESOTA is bound; all requisite governmental, regulatory and vendor approvals and consents for the execution and delivery by UNITED MINNESOTA of this Agreement and the purchase by UNITED MINNESOTA of the property to be purchased by it hereunder have been obtained; and this Agreement constitutes a valid and binding obligation of UNITED MINNESOTA enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization or similar laws at the time in effect; and (c) there are no actions, suits or proceedings pending or, to the best knowledge of such counsel (having made diligent inquiry with respect thereto), threatened against or affecting UNITED MINNESOTA before any court or administrative body or agency which might materially adversely affect the ability of UNITED MINNESOTA to perform its obligations under this Agreement.

              (b) UNITED MINNESOTA Conditions. The obligation of UNITED MINNESOTA to make the purchases from NSP required to be made by it pursuant to Section 2.1.4 hereof is subject to the fulfillment, prior to or at the UNITED MINNESOTA Closing, of each of the following conditions (or the waiver of such conditions by UNITED MINNESOTA):

              (i) UNITED MINNESOTA shall not have discovered any material error, misstatement or omission in the representations and warranties made by NSP in this Agreement.

              (ii) NSP's representations and warranties contained in this Agreement shall be deemed to have been made again at and as of the time of the UNITED MINNESOTA Closing and shall then be true in all material respects; NSP shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the UNITED MINNESOTA Closing provided for herein; and UNITED MINNESOTA shall have been furnished with a certificate of the President or a Vice President of NSP, dated the date of the UNITED MINNESOTA Closing, certifying in such detail as UNITED MINNESOTA may request to the fulfillment of the foregoing conditions and to the further effect that (a) no actions, suits or proceedings are pending or, to such officer's knowledge, threatened against or affecting NSP before any court or administrative body or agency which might materially adversely affect the ability of NSP to perform its obligation under this Agreement and that (b) to the best of such officer's knowledge, there are no defects in the construction of, or other major problems or controversies in connection with, Sherco 3 which, in NSP's judgment, could materially delay or otherwise materially affect the construction or placing into commercial operation of Sherco 3, or any portion thereof, or materially affect the rights or obligations of UNITED MINNESOTA in respect of Sherco 3.

              (iii) UNITED MINNESOTA shall have been furnished with an opinion of counsel for NSP, dated the date of the UNITED MINNESOTA Closing, to the effect that (a) NSP is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has corporate power and authority to own the undivided ownership interests in Sherco 3 to be owned by it hereunder, to execute and deliver this Agreement and to perform its obligations hereunder and to carry on it's business as it is now being conducted and as it is contemplated to be conducted in the future; (b) the execution, delivery and performance by NSP of this Agreement have been duly authorized by all necessary corporate action on the part of NSP, do not contravene any law, or any governmental rule, regulation or order, applicable to NSP or its properties, or" the Articles of Incorporation or By-Laws of NSP, and do not and will not contravene the provisions of, or constitute a default under, any indenture, mortgage, contract or other instrument to which NSP is a party or by which NSP is bound; all requisite governmental, regulatory and vendor approvals and consents for the execution and delivery by NSP of this Agreement and the sale and conveyed by NSP of the property to be sold and conveyed by it to UNITED MINNESOTA hereunder have been obtained; and this Agreement constitutes a legal, valid and binding obligation of NSP enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization or similar laws at the time in effect; (c) there are no actions, suits or proceedings pending or, to the best knowledge of such counsel (having made diligent inquiry with respect thereto), threatened against or affecting NSP before any court or administrative body or agency which might materially adversely affect the ability of NSP to perform its obligations under this Agreement; (d) the Warranty Deed, Bills of Sale and Assignments of Contract Rights executed by NSP in connection with the UNITED MINNESOTA Closing have been duly authorized, executed and delivered by NSP and are effective to vest in UNITED MINNESOTA good and marketable title in and to the undivided ownership interests required to be conveyed to UNITED MINNESOTA hereunder in the property included in Sherco
         3 which is acquired or constructed, installed or stored in or on the Sherco 3 Site and the Sherco Plant Site as of the date of the UNITED MINNESOTA Closing, free and clear of all mortgages and other liens and encumbrances except easements and other rights expressly reserved by NSP in any of the foregoing documents; and (e) the instruments delivered to UNITED MINNESOTA to convey the easements, rights of way and other interests in property required to be conveyed to UNITED MINNESOTA at the UNITED MINNESOTA Closing pursuant to paragraph
         (c) of Section 2.1.4 hereof are effective to make the conveyances purported to be made, free and clear of all mortgages and other liens and encumbrances except that such opinion may except any specific easements or encumbrances which are permitted by Section 1.2.2(d) hereof.

              (c) Mutual Conditions. The respective obligations of NSP and UNITED MINNESOTA pursuant to Section 2.1.4 hereof are subject to the fulfillment, prior to or at the UNITED MINNESOTA Closing, of the following further conditions (or the waiver thereof by NSP and UNITED MINNESOTA):

              (i) SOUTHERN MINNESOTA shall have executed and delivered this Agreement.

              (ii) UNITED MINNESOTA shall have entered into a transmission agreement with United Power Association, providing for the delivery of United Minnesota's Entitlement to its members, and an agreement with NSP providing for the transmission of UNITED MINNESOTA'S Entitlement through NSP's system.

              (iii) All requisite governmental, regulatory and vendor approvals and consents for the execution and delivery by NSP and UNITED MINNESOTA of this Agreement, the sale and conveyance by NSP of the property to be sold by it to UNITED MINNESOTA hereunder, and the purchase by UNITED MINNESOTA of such property, shall have been obtained.

              (iv) The release of Harris Trust and Savings Bank, as trustee under NSP's first mortgage indenture, contemplated by
         Section 2.1.4(a) and (c) hereof shall have been received.

              (v) UNITED MINNESOTA shall have received net proceeds from the issuance and sale of its bonds or notes adequate to finance the purchase of all property to be purchased by it from NSP at UNITED MINNESOTA Closing pursuant to Section 2.1.4 hereof.

              (vi) UNITED MINNESOTA shall have entered into contracts for the sale of electric capacity and energy with member municipalities having an aggregate peak load in 1980 of 56 MW.

         SECTION 2.1.6. Payments Prior to Closings. The Participants agree that, if the sale of SOUTHERN MINNESOTA's bonds or notes is delayed so as to cause the SOUTHERN MINNESOTA Closing to be delayed beyond October 1, 1982, the Participants will meet on that date to review the Commercial Operation Date provided in Section 3.2.7 and to approve a budget for Cost of Construction to be incurred after October 1, 1982. The vote of Participants whose aggregate Ownership Percentages (assuming the closings hereunder had occurred) equal or exceed 65% shall be necessary to approve such a budget. If a budget is approved, each Participant shall be liable for and pay a share equal to its Joint Common Facility Percentage of Cost of Construction for Joint Common Facilities paid by NSP after approval of the budget and a share equal to its Ownership Percentage of all other Cost of Construction paid by NSP after approval of the budget; provided, however, that UNITED MINNESOTA shall not be liable to any other Participant hereunder for failure to make payments required hereunder if such failure is a result of its inability to obtain financing necessary therefor. Payments will be made to NSP in accordance with Section 3.3.3. If a budget is not approved, NSP shall have the right, with no liability to the other Participants, to terminate this Agreement, in which case the other Participants shall deliver an appropriate release to NSP confirming such termination; provided, however, that any termination by NSP must be made on 60 days prior written notice to the other Participants and that, if either the SOUTHERN MINNESOTA Closing shall occur or a budget shall be approved within such 60-day notice period, this Agreement will not terminate. If a budget is not approved and NSP does not terminate this Agreement, NSP may proceed with construction, but with no obligation to the other Participants to maintain a construction schedule which will result in Sherco 3 being completed and placed in service by the date specified in Section 3.2.7 hereof. However, after the SOUTHERN MINNESOTA Closing, the Management Committee shall confirm the completion date or establish a new completion date for purposes of Section 3.2.7 and the provisions of such Section shall again be applicable.

         In the event that the SOUTHERN MINNESOTA Closing occurs, but the obligation of NSP to make the sale and conveyances to UNITED MINNESOTA referred to in Section 2.1.4 hereof is discharged, pursuant to Section 2.1.4(d) hereof, because the UNITED MINNESOTA Closing fails to occur by the date indicated in Section 2.1.4(d), then, as soon as practicable after such date, NSP shall convey to SOUTHERN MINNESOTA, and SOUTHERN MINNESOTA shall purchase from NSP, as a tenant in common with NSP, (a) an additional 2.500% undivided ownership interest in the Sherco 3 Site and other components of Sherco 3, excluding Joint Common Facilities, and
(b) an additional 1.880% undivided ownership interest in the Joint
Common Facilities, in each case to the extent acquired or constructed, installed or stored in or on the Sherco 3 Site and the Sherco Plant Site prior to such conveyance. Such interests shall be conveyed in the manner set forth in Section 2.1.2(a) and (c) hereof, free and clear of all mortgages and other liens and encumbrances except those permitted by Section 1.2.2(d) hereof, and the purchase price for such interests shall be calculated on the same basis as the purchase price paid by SOUTHERN MINNESOTA pursuant to Section 2.1.2 (b) hereof. The respective obligations of NSP and SOUTHERN MINNESOTA under this paragraph shall be subject to satisfaction of the respective conditions specified in
Section 2.1.3 hereof. From and after the sale and conveyance provided for in this paragraph, the respective Ownership Percentages and Joint Common Facility Percentages shall be revised to reflect such sale and conveyance.

         At any time after SOUTHERN MINNESOTA and UNITED MINNESOTA commence making payments under this Agreement and through the SOUTHERN MINNESOTA Closing and UNITED MINNESOTA Closing, respectively, SOUTHERN MINNESOTA and UNITED MINNESOTA each shall be deemed to own (a) a percentage undivided interest in the Joint Common Facilities determined by dividing the amount of Cost of Construction for Joint Common Facilities paid by it through such time by the total amount of Cost of Construction for Joint Common Facilities paid by all Participants through such time and (b) a percentage undivided interest in the balance of Sherco 3 determined by dividing the amount of Cost of Construction therefor paid by it through such time by the total amount of Cost of Construction therefor paid by all Participants through such time. From time to time, upon the request of SOUTHERN MINNESOTA or UNITED MINNESOTA, NSP shall deliver such deeds, bills of sale, certificates and opinions as shall be requested to evidence such ownership interests of SOUTHERN MINNESOTA and UNITED MINNESOTA.

         SECTION 2.1.7. Additions to Sherco Plant Site. From time to time after the respective closings hereunder, if it is found that any land, easements or rights of way not then owned by NSP are necessary to the full use and enjoyment of Sherco 3, NSP shall either (a) arrange for the acquisition of such land, easements or rights of way by all Participants in proportion to their respective Ownership Percentages or
(b) shall acquire such lands, easements or rights of way as part of the Sherco Plant Site and convey to each of the other Participants such interests therein as shall be necessary to afford to each other Participant the full use and enjoyment of Sherco 3. Any such lands, easements or rights of way acquired as part of the Sherco Plant Site shall be set forth in a revised Exhibit C hereto.

         SECTION 2.1.8. "As Is" Sale. THE RESPECTIVE OWNERSHIP INTERESTS OF SOUTHERN MINNESOTA AND UNITED MINNESOTA IN ThE PROPERTY INCLUDED IN SHERCO 3 ARE TO BE SOLD "AS IS" AND "WHERE IS". NSP MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER IN THIS AGREEMENT, EXPRESSED, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY AS TO THE VALUE, QUANTITY, CONDITION, SALEABILITY, OBSOLESCENCE, MERCHANTABILITY, FITNESS OR SUITABILITY FOR USE OR WORKING ORDER OF ANY OF SHERCO 3, NOR DOES NSP REPRESENT OR WARRANT THAT THE USE OR OPERATION OF SHERCO 3 WILL NOT VIOLATE PATENT, TRADEMARK OR SERVICE MARK RIGHTS OF ANY THIRD PARTIES. ThE PROVISIONS OF THIS SECTION 2.1.8 SHALL GOVERN OVER ANY CONFLICTING PROVISIONS OF THIS AGREEMENT. Notwithstanding the foregoing, SOUTHERN MINNESOTA and UNITED MINNESOTA shall each be entitled to rely upon any representation or warranty made by NSP to it in writing either in this Agreement or in any certificate delivered by NSP to it in connection with its purchase from NSP of an undivided interest in Sherco 3, and SOUTHERN MINNESOTA and UNITED MINNESOTA shall each have the benefit, in proportion to its percentage ownership interest in the property included in Sherco 3, of all manufacturers and vendors warranties and all patent, trademark and service mark rights running to NSP in connection with the property included in Sherco 3; provided that NSP shall have sole authority in decisions regarding the enforcement (including any renegotiation and settlement) of such warranties and patent, trademark and service mark rights.

         ARTICLE 2.2.  COMMON FACILITIES; ADDITIONAL UNITS ON SHERCO
PLANT SITE.

         SECTION 2.2.1. Mutual Rights. Without any consideration beyond the respective obligations of this Agreement, NSP hereby covenants that the other Participants, through the Project Manager, may use the Common Facilities owned by it for the use and benefit of Unit 3 and the other Participants hereby covenant that NSP may use their respective ownership interest in Common Facilities for the use and benefit of Unit 3 as well as for the use and benefit of the existing generating units on the Sherco Plant Site. Notwithstanding the foregoing, NSP expressly reserves the right to the full use and benefit of the Sherco Plant Site and NSP Common Facilities, without any accounting to thee other Participants, provided that NSP will not subject the Sherco Plant Site or NSP Common Facilities to any use which unreasonably interferes with the construction or operation of Sherco 3.

         SECTION 2.2.2.  Calculation of Joint Common Facility
Percentages.

              (a) Objective - In consideration of the exchange of mutual rights set forth in Section 2.2.1, the Participants agree that the total value of NSP Common Facilities to Sherco 3 shall be the sum of the "allocable portion" (as heretofore agreed upon by the Participants in accordance with the next sentence) of the total investment in each such Facility (including investment in such Facilities as they exist on the date hereof and investment to be made in NSP Common Facilities Modifications) and that the total value of Joint Common Facilities to Sherco 3 shall be the sum of the "allocable portion" (as heretofore agreed upon by the Participants in accordance with the next sentence) of the total investment in each such Facility (including in the calculation of investment all items which would constitute Cost of Construction hereunder). The "allocable portion" of the investment in each NSP Common Facility and in each Joint Common Facility has been determined based upon the estimated amount of benefit to be derived by Unit 3 from such Facility relative to the estimated amount of benefit to be. derived from such Facility by each other generating unit or units benefiting from such Facility. The Participants other than NSP will pay their respective Ownership Percentage of the total value placed on the "allocable portion" of NSP Common Facilities toward the Cost of Construction of Joint Common Facilities at those costs accrue in the Construction Account. Accordingly, each Participant other than NSP, in lieu of paying to NSP its Ownership Percentage of the "allocable portion" of NSP's investment in NSP Common Facilities made prior to the closing of its acquisition hereunder or paying any portion of the investment to be made in NSP Common.Facilities thereafter, will pay a percentage of the "allocable portion" of Cost of Construction of Joint Common Facilities which is greater than its Ownership Percentage and NSP will pay a percentage of the "allocable portion" of such Cost of Construction which is less than its Ownership Percentage. In addition, as the owner of any other generating unit or units which will benefit from each Joint Common Facility, NSP will make all other investment (that is, the portion not allocable to Sherco 3) required to be made in each such Facility. NSP will make all required investment in NSP Common Facilities including, without limitation, all investment in NSP Common Facilities Modifications.

              It is the objective of the Participants that each Participant's percentage responsibility for the total investment in Joint Common Facilities, represented by its Joint Common Facility Percentage, be established so that, upon completion of construction, the "allocable portion" of such Participant's investment in NSP Common Facilities (if any) and in Joint Common Facilities will equal its Ownership Percentage times the "allocable portion" of the total investment in such Common Facilities. The level of investment required to be made by each Participant in Joint Common Facilities to meet this objective (its "Objective Investment") shall be determined by the formula set forth in paragraph (b) below. The resulting Joint Common Facility Percentage shall be determined in accordance with paragraph (c) below.

              (b) Objective Investment Calculation. The Objective
         Investment of each Participant in Joint Common Facilities shall be determined by the following formula:

         OI =  OP (Cj-Cx+Ce+Cm)+Cxp-Cep-Cmo
              ---
              100


Where:

         OI Such Participant's Objective Investment in Joint Common Facilities, as to be determined by the formula;

         OP   Such Participant's Ownership Percentage;

         Cj   Total investment in Joint Common Facilities;

         Cx Total investment in Joint Common Facilities to the extent allocable to generating units other than Sherco 3. The Participants have agreed that Cx equals 0.262 times Cj;

         Ce Total investment in NSP Common Facilities, exclusive of investment in NSP Common Facilities Modifications, to the extent allocable to Sherco 3. The Participants have agreed that Ce equals $6,258,500;

         Cm Total investment in NSP Common Facilities Modifications to the extent allocable to Sherco 3. The Participants have agreed that Cm shall equal the sum of (i) 0.866 times the total investment in NSP Common Facilities Modifications identified in Exhibit B-1 hereto plus (ii) the total investment, to the extent allocable to Sherco 3 in accordance with Section 2.2.6 hereof, in other NSP Common Facilities Modifications from time to time determined to be made prior to the completion of construction pursuant to Section 2.2.6 hereof;

         Cxp Such Participant's investment, if any, in Joint Common Facilities to the extent allocable to generating units other than Sherco 3; solely for purposes of the formula, Cxp for NSP shall equal Cx and Cxp for each other
              Participant shall equal zero;

         Cep Such Participant's investment, if any, in NSP Common Facilities, exclusive of investment in NSP Common
              Facilities Modifications, to the extent allocable to Sherco 3; Cep for NSP shall equal Ce and Cep for each other Participant shall equal zero; and

         Cmo Such Participant's objective investment, if any, in NSP Common Facilities Modifications to the extent allocable to Sherco 3; solely for purposes of the formula, Cmo for NSP shall equal Cm and Cmo for each other Participant shall equal zero.

              (c) Joint Common Facility Percentage Calculation. Subject to the provisions of (d) below regarding defaults, the Joint Common Facility Percentage of each Participant shall be determined by the following formula:

         JP = OI x 100
              --
              Cj

Where:

         JP Such Participant's Joint Common Facility Percentage as to be determined by the formula;

         OI Such Participant's Objective Investment in Joint Common Facilities, as determined under (b) above; and

         Cj   Total investment in Joint Common Facilities.

              (d) Preliminary Calculation and Adjustment. The Participants recognize that the Objective Investment and Joint Common Facility Percentage of each Participant cannot be finally established until the actual total investment in Joint Common Facilities and in NSP Common Facilities Modifications is known upon completion of construction. The Joint Common Facility Percentages of the respective Participants set forth in Exhibit B-2 hereto, therefore, are preliminary in that such Percentages (and the Objective Investments on which they are based) were calculated under the formulae in (b) and (c) above using the cost estimates of Joint Common Facilities and the cost estimates of NSP Common Facilities Modifications. Accordingly, not more than 90 days after completion of construction, which such completion of construction, for purposes of this Agreement, shall occur no later than two years after the Commercial Operation Date unless a later date is agreed to by SOUTHERN MINNESOTA, the Management Committee shall re-calculate the Objective Investment of each Participant under the formula in (b) above using the actual total investment in Joint Common Facilities and the actual total investment in NSP Common Facilities Modifications.

              After the Objective Investment of each Participant has been re-calculated as provided above, any Participant whose "Pro Forma Investment" in Joint Common Facilities is less than its Objective Investment shall pay to the Participant or Participants whose "Pro Forma Investment" therein is larger than its Objective Investment such amount as is necessary so that; each Participant's "Pro Forma Investment" in Joint Common Facilities will equal its Objective Investment. Each Participant's "Pro Forma Investment" in Joint Common Facilities is defined to mean its actual investment therein (hereinafter referred to as the amount Cjp), less any amount included in such actual investment attributable to payments made by such Participant to cover uncured defaults of other Participants in making investment in Joint Common Facilities, plus the amount of any uncured defaults by such Participant in making investment in Joint Common Facilities. Following such payments, which shall be considered to be adjustments to investments in Joint Common Facilities, the Management
         Committee shall re-calculate the Joint Common Facility Percentage of each Participant. If no defaults exist toward Cost of Construction of Sherco 3, the Management Committee shall re-calculate the Joint Common Facility Percentage of each Participant under the formula in (c) above, using such Participant's Objective Investment determined under the formula in (b) above. However, if one or more Participants are in default in the payment of Cost of Construction of Sherco 3, the Management Committee shall, in lieu of using the formula in (c) above, re-calculate the Ownership Percentage and the Joint Common Facility Percentage of each Participant in accordance with the provisions of Section 5.1.6 hereunder. The re-calculation of the Joint Common Facility Percentage of each Participant made under the formula in (c) above shall be made after giving effect to the reclassification as Joint Common Facilities, pursuant to Section 2.2.5 hereof, of those NSP Common Facilities listed as "Essential Equipment" on Exhibit B-
         1. The Joint Common Facility Percentages as so finally established shall be set forth in an amendment to Exhibit B-2 hereof.

              Any Participant whose Joint Common Facility Percentage as so finally established under this Section 2.2.2 is less than that originally set forth in Exhibit B-2 hereof (i) shall deliver to each other Participant or Participants whose final Joint Common Facility Percentage is greater than that originally set forth in Exhibit B-2 such deeds, bills of sale, certificates and opinions as such other Participant shall request to evidence such interest and

              (ii) shall take such action as shall be necessary so that much interest shall be owned by such other Participant free and clear of any mortgages and other liens and encumbrances except those permitted by Section 1.2.2(d) hereof.

         SECTION 2.2.3. Future Common Facilities. Upon acquisition, construction or installation of any Future Common Facilities, the Management Committee shall determine the Sherco 3 Portion thereof, and such Common Facilities and the Sherco 3 Portion thereof shall be set forth on Exhibit B-3 hereto.

         SECTION 2.2.4. Additional Units on Sherco Plant Site. NSP shall have the right to (a) install, enlarge, modify and operate any additional generating unit or units, including necessary appurtenances thereto, on the Sherco Plant Site, and (b) enlarge, modify and operate any existing generating unit or units (other than Unit 3), including necessary appurtenances thereto, on the Sherco Plant Site; provided that such additional or existing unit or units shall not be so installed, enlarged, modified or operated as to unreasonably interfere with or burden the construction or operation of Sherco 3. In the event that NSP determines to exercise any of its rights under the preceding sentence, NSP shall also have the right (subject to any approval of the Management Committee required under Section 3.2.3 hereof) to use, enlarge, modify or relocate any facilities installed as a part of Sherco 3 in connection with the installation, enlargement, modification or operation of such additional or existing unit or units; provided that (a) such use, enlargement, modification or relocation of Sherco 3 facilities shall not unreasonably interfere with or burden the construction or operation of Sherco 3; (b) if such use, enlargement, modification or relocation is of Sherco 3 facilities which are to be jointly used by Unit 3 and such additional or existing unit or units, then (i) if said Sherco 3 facilities are then listed as Joint Common Facilities on Exhibit B-2 hereto, but the proposed use by Unit 3 of said Sherco 3 facilities is different from that previously contemplated, then the obligations of the Participants with respect thereto shall be determined by the Management Committee, (ii) if said Sherco 3 facilities are then listed as Future Common Facilities in Exhibit B-3 hereto, but the proposed Sherco 3 Portion of said Sherco 3 facilities is different from that stated for said facilities in such Exhibit, then such Exhibit shall be amended accordingly, or (iii) if said Sherco 3 facilities are not then listed in Exhibit B-1, B-2 or B-3 hereto, then Exhibit B-3 shall be amended so as to reflect said Sherco 3 facilities as Future Common Facilities and the proposed Sherco 3 Portion thereof; (c) the cost of such enlargement, modification or relocation of Sherco 3 facilities shall not be considered Cost of Construction hereunder except to the extent that it results in additions to the Joint Common Facilities or the Sherco 3 Portion of Future Common Facilities; and (d) any net benefits and savings resulting from the joint use of Sherco 3 facilities by Unit 3 and such additional or existing unit or units, if and when such joint use occurs, shall be allocated fairly among Unit 3 and such additional or existing unit or units, and the portion of such net benefits and savings which is allocated to Unit 3 shall be shared by the Participants in proportion to their respective Joint Common Facility Percentages, in cases involving Joint Common Facilities, or their respective Ownership Percentages, in cases involving Future Common Facilities.

         SECTION 2.2.5. Transfer of Certain NSP Common Facilities. At the time of re-calculating the Joint Common Facility Percentages under
Section 2.2.2(d) or Section 5.1.6 hereof, the facilities listed as "Essential Equipment" on Exhibit B-1 shall be reclassified as Joint Common Facilities and Exhibits B-1 and B-2 shall be amended accordingly. NSP's original cost of such facilities shall be considered an investment in Joint Common Facilities and credited to NSP under the appropriate formulae for re-calculating the Joint Common Facility Percentages.
After re-calculation of the Joint Common Facility Percentages (giving effect to the reclassification provided for in this Section), NSP shall convey to each other Participant an undivided ownership interest in such facilities equal to its re-calculated Joint Common Facility Percentage. NSP shall deliver to each other Participant such deeds, bills of sale, certificates and opinions as such other Participant shall request to evidence the conveyances provided for in this Section 2.2.5 and shall also furnish to each other Participant a properly executed release from Harris Trust and Savings Bank, as trustee under NSP's first mortgage indenture, releasing from the lien of such indenture the interests conveyed and take such action as shall be necessary so that the interest conveyed shall be owned by such other Participant free and clear of any mortgages and other liens and encumbrances, except those permitted by
Section 1.2.2(d) hereof.

         SECTION 2.2.6. Additional NSP Common Facilities Modifications. The Participants recognize that it may be necessary, during the period of construction of Sherco 3, to make certain investments in NSP Common Facilities in addition to the investment in the NSP Common Facilities Modifications identified in Exhibit B-1 hereto on the date hereof. All such investments shall be made by NSP. To the extent that such investments are for repairs and renewals necessary to maintain NSP Common Facilities in good operating condition, such investments shall not be considered to be for NSP Common Facilities Modifications and shall not be reflected in the various formulae contained in Sections
2.2.2 and 5.1.6 hereof. To the extent that such investments are determined by the Management Committee to be for modifications which are necessary as a result of the construction of Sherco 3, such investments shall be considered to be for NSP Common Facilities Modifications and such modifications shall be identified as such in an amendment to Exhibit B-1 hereto. The Management Committee shall determine the portion of each such investment allocable to Sherco 3 based upon the estimated amount of benefit to be derived by Unit 3 from each such NSP Common Facilities Modification relative to the estimated amount of benefit to be derived from such NSP Common Facilities Modification by each other generating unit or units benefiting therefrom. The portion of such investment so allocable to Sherco 3 shall be reflected in the various formulae contained in Sections 2.2.2 and 5.1.6 hereof.

         ARTICLE 2.3.  ALIENATION OF INTERESTS

         SECTION 2.3.1.  Special Nature of Sherco 3.

              (a) The Participants recognize that Sherco 3 will be an integral part of the facilities required to provide adequate service in their respective service territories and that the physical partition of Sherco 3 or any material part thereof would be impossible and impractical and wholly inconsistent with the purposes for which this Agreement is made. Accordingly, and in recognition of these circumstances, the Participants agree as provided in the remaining Sections of this Article 2.3.

              (b) NSP covenants not to convey any portion of the Sherco Plant Site which is needed for Sherco 3 unless the necessary rights for Sherco 3 are excepted and reserved from the conveyance.

              (c) As used in this Article 2.3, (i) the term "selling Participant" means any Participant which hereafter desires to dispose of (whether by sale, conveyance, transfer, assignment, lease or otherwise) all or any portion of its ownership interest in Sherco 3 to the other Participants or any third party and (ii) the term "third party" means any entity other than one of the Participants.

         SECTION 2.3.2.  Transfers to Third Parties

              (a) If a Participant shall desire to dispose (whether by sale, conveyance, transfer, assignment, lease or otherwise) of all or any portion of its undivided ownership interest in Sherco 3 to any third party or parties, such Participant shall give the other Participants written notice thereof, and any such transaction with a third party or parties shall not be consummated until each of the other Participants has determined not to exercise its right of first refusal, as set forth in this paragraph. Such written notice shall fully disclose the nature and terms of the proposed transaction and the identity of the third party or parties involved, and attach a copy of the third party's written offer. Upon receipt of such written notice, the other Participants shall have the first right to acquire the entire (but not less than the entire) undivided ownership interest in Sherco 3 proposed to be disposed of upon the same terms and conditions which the selling Participant proposes to make with the third party or parties. Within 90 days following receipt of such notice, each other Participant: shall give written notice to the selling Participant stating whether or not it elects to acquire such undivided ownership interest. If only one Participant elects to do so, then such Participant shall acquire such ownership interest. If more than one Participant elects to do so then such Participants shall acquire such undivided ownership interest in such proportions as they may have agreed upon in writing or, in the absence of much agreement, each of such Participants shall acquire such ownership interest in proportion to the ratio which its undivided ownership interest in Sherco 3 bears to the undivided ownership interests in Sherco 3 of all such Participants which elect to acquire such undivided ownership interest. The selling Participant, as soon as practicable, shall execute such instruments as may be necessary and appropriate to effectuate any sale, conveyance, transfer, assignment, lease or other disposition pursuant to this Section 2.3.2, free and clear of all mortgages and other liens and encumbrances for which the selling Participant is responsible.

              (b) If none of the other Participants elect to acquire the undivided ownership interest in Sherco 3 proposed to be disposed of, the selling Participant may consummate its proposed transaction with the third party or parties and dispose of such ownership interest to the third party or parties; provided, however, that such transaction must be consummated within one year following the date on which the other Participants give written notice to the selling Participant pursuant to paragraph (a) of this Section that none of them elects to acquire such undivided ownership interest; and provided further, that the selling Participant shall require (as a condition of or in connection with the sale, conveyance, transfer, assignment, lease or other disposition, and for the benefit of the other Participants) the third party or parties acquiring such undivided ownership interest to assume and agree to be bound by the provisions of this Agreement and any amendments hereof, and in furtherance thereof the provisions of this Agreement shall be amended appropriately to reflect (i) the addition of such third party or parties as a party or parties to this Agreement, (ii) the ownership interest in Sherco 3 acquired by such third party or parties and the decreased ownership interest in Sherco 3 of the selling Participant and (iii) the rights, duties and obligations of the selling Participant and such third party or parties under this Agreement. Further, the selling Participant shall save the other Participants harmless from and against all loss or liability which they may incur within ten years of the date of such disposition as a result of any failure by such third party or parties to fulfill its or their duties and obligations under this Agreement and any amendments hereof. In addition, the consummation of any transaction by the selling Participant with a third party or parties shall not release the selling Participant from any of its debts or liabilities to the other Participants which, at the time of the consummation of the transaction, have accrued under this Agreement, and any amendments hereof unless the Participants shall agree in writing to the contrary.

              (c) The right of any Participant to dispose of an undivided ownership interest to a third party or parties, as set forth in paragraph (b) of this Section, is subject to the further condition that (i) if such Participant shall undertake to consummate its proposed transaction at a time subsequent to one year following the date on which the other Participants give written notice to the selling Participant pursuant to paragraph
         (a) of this Section that none of them elects to acquire such undivided ownership interest or (ii) if such Participant shall undertake to dispose of such ownership interest to a third party or parties other than those whose identity was disclosed in the notice given by the selling Participant to the other Participants pursuant to paragraph (a) of this Section, or
         (iii) if such Participant shall undertake to dispose of such ownership interest upon different terms and conditions than were disclosed in said notice, then the other Participants shall be given written notice thereof and shall have the further right of first refusal, to the same extent and by the same procedure described in paragraph (a) of this Section, with respect to any of such proposed transactions.

              (d) The provisions of the foregoing paragraphs (a), (b) and
         (c) of this Section shall continue for the duration of this Agreement and shall be applicable to each and every occasion and whenever any Participant desires to dispose (whether by sale, conveyance, transfer, assignment, lease or otherwise) of all or any portion of its ownership interest in Sherco 3 to any third party or parties; provided, that such provisions shall not be applicable to, and each of the Participants hereby consents to, the following:

              (i) the transfer by NSP to Lake Superior District Power Company, a Wisconsin corporation ("LSDPC"), of a 2.5% undivided ownership interest in Sherco 3, provided that LSDPC shall by written agreement assume the obligations of a Participant hereunder; or

              (ii) the transfer, assignment, pledge, hypothecation, mortgage or grant (by indenture of mortgage, deed of trust or otherwise) by any Participant of its undivided interest in Sherco 3, together with all or substantially all of its other electric utility property, for the purpose of securing bonds or other obligations for borrowed money issued or to be issued by it, including the effect of any after acquired property clause of any such indenture of mortgage, deed of trust or other instrument now existing or hereafter created.by such Participant, or the realization on or enforcement off such security or the exercise by the trustee or the mortgagee, as the case may be, or the beneficiaries of such security of any of the rights, powers, or privileges provided for with respect thereto; or

              (iii) the transferring by any Participant to a third party of its undivided ownership interest in Sherco 3, together with all or substantially all of its other electric utility property, whether by sale or pursuant to or as a result of a merger, consolidation or corporate reorganization; provided, that such third party, by written agreement or by operation of law, assumes the obligations of this Agreement, and any amendments hereof of the Participant so transferring; or

              (iv) the transfer, assignment, pledge, hypothecation, mortgage or grant by any Participant of its undivided interest in pollution control facilities; or

              (v) the transfer, assignment, pledge, hypothecation, mortgage or grant by any Participant of its undivided interest in fossil fuel at Unit 3 in connection with any financial arrangement for the discharge of fossil fuel payment obligations.

         SECTION 2.3.3. Transfer to Another Participant. Each of the Participants retains complete freedom to dispose of all or any portion of its ownership interest in Sherco 3 to any other Participant. Such disposition (whether by sale, conveyance, transfer, assignment, lease or otherwise) shall be made upon such terms and conditions as may be agreed upon by the selling Participant and such purchasing Participant; provided, that nothing in the arrangements made by the selling Participant and such purchasing Participant in regard to such disposition of ownership interest shall be prejudicial to the rights of the other Participants under this Agreement. Further, in the event of any such transfer of ownership interest by the selling Participant to any other Participant, this Agreement shall be appropriately amended to reflect the effect of the decrease in undivided ownership interest of the selling Participant on the rights, duties and obligations of the selling Participant and the other Participants under this Agreement.

         SECTION 2.3.4. Waiver of Right of Partition. Each of the Participants agrees that it will not take any action, by judicial proceedings or otherwise, to partition Sherco 3, nor any part thereof, in any way, whether by partition in kind or by sale and division of the proceeds thereof. Each of the Participants further waives the right of partition and the benefit of all statutory or common law provisions that may now or hereafter authorize such partition of Sherco 3 or any part thereof. In the event any such right of partition shall hereafter accrue, each Participant shall from time to time upon the written request of any other Participant execute and deliver such further instruments as may be necessary to confirm the foregoing waiver and release of its right to partition. The foregoing provisions of this
Section 2.3.4 shall be binding upon and inure to the benefit of the Participants, their respective successors and assigns, including mortgagees, receivers, trustees or other representatives and their respective successors and assigns, and shall run with the land.

         SECTION 2.3.5.  Duration of Limitations.  Each provision of
Section 2.3.2, 2.3.3 and 2.3.4 of this Article 2.3 shall be effective to the full extent permitted by law, now or hereafter applicable, for the duration of this Agreement; provided, however, that if the rule against perpetuities, or any other rule of law, limits the time during which any such provision can be effective, then such provisions shall continue to be effective for no longer than the time limited by such other rule of law or 21 years after the death of the last survivor of all of the persons listed in Exhibit J hereto, whichever period is applicable.

         SECTION 2.3.6. NSP to Remain as Project Manager. No sale, lease, conveyance, transfer, assignment or alienation whatsoever by NSP of any or all of its undivided ownership interest in Sherco 3, whether as security for an indebtedness, in connection with the financing of pollution control facilities, or otherwise, shall relieve NSP of its obligation to act as Project Manager hereunder.

         SECTION 2.3.7.  Interest Transferred Remains Subject to
Adjustment.  The Ownership Percentage and Joint Common Facility
Percentage applicable to any interest disposed of pursuant to this
Article 2.3 shall be subject to adjustment as provided in Sections 2.2.2 and 5.1.6 hereof or any other adjustment provided herein.


CHAPTER THREE

                         MANAGEMENT AND ADMINISTRATION

         ARTICLE 3.1.  MANAGEMENT COMMITTEE

         SECTION 3.1.1.  Establishment.

              (a) As a means of securing effective cooperation, interchange of information and consultation on a prompt and orderly basis among the Participants in connection with the various administrative and technical problems which may arise from time to time in connection with this Agreement and for deciding certain matters of significance to all of the Participants as required hereby, the Participants hereby establish a Management Committee.

              (b) The Management Committee shall be composed of one primary representative of each Participant and one alternate for such primary representative, each to be designated by the Participant represented by written notice to the other
         Participants.

         SECTION 3.1.2.  Authority and Responsibility

              (a) The Management Committee shall have such authority, responsibility, functions, and duties as are specifically assigned to it in this Agreement.

              (b) The Management Committee shall meet on call of any Participant and at such other times as may be established by the Management Committee. The Management Committee may establish procedures to govern the conduct of its affairs; provided, however, that decisions with respect to any matters to be decided by the Management Committee pursuant to this Agreement shall require the affirmative vote of representatives of Participants having Ownership Percentages aggregating not less than 65%, such vote to be made in accordance with Section
         5.6.11 hereof. Decisions made by the Management Committee shall be binding upon all Participants except as provided in
         Section 5.4.5 hereof with respect to settlement of disputes.

              (c) The Management Committee may establish such subcommittees as it shall deem appropriate. Each subcommittee shall have such responsibilities as shall be delegated to it by the Management Committee. Each subcommittee shall be composed of one representative of each Participant, to be designated by written notice to the other Participants. Each such representative may, but need not, be a member of the Management Committee. Any decision or determination by any subcommittee shall be by unanimous vote; if agreement cannot be reached with respect to any matter, the matter shall be referred to the Management Committee.

              (d) The Management Committee and any other committee or subcommittee created pursuant to this Agreement shall keep written summary minutes of all meetings.

              (e) Any cost or expense incurred by any Management
         Committee member, or members of any other committee or sub-committee created pursuant to this Agreement in connection with duties as a member of any committee or subcommittee, shall be borne and paid by the Participant the member represents.

              (f) The existence of the Management Committee or any other committee or subcommittee created pursuant to this Agreement shall not limit or diminish in any manner the authority of the Project Manager pursuant to this Agreement, except to the extent as may be herein specifically provided.

              (g) The Participants recognize that certain commitments to financial participation and the awarding of contracts must be confirmed by April 1, 1982 to maintain the Sherco 3 Project's schedule. The Management Committee will meet on or about April 1, 1982 to confirm the decision to proceed with these actions. The vote of the Management Committee shall be made as if the closings hereunder had occurred.

         ARTICLE 3.2.  PROJECT MANAGER

         SECTION 3.2.1. Appointment. SOUTHERN MINNESOTA and UNITED MINNESOTA hereby appoint NSP as their agent (the "Project Manager") in connection with Sherco 3 to act on their behalf in the planning, design, licensing, acquisition, construction, completion, management, control, operation, maintenance, renewal, addition, replacement, modification and disposal thereof. NSP hereby accepts such appointment, and in consideration of the limitations of liability provided herein agrees to perform its services as Project Manager, charging to the Sherco 3 Project its direct and indirect costs incurred in its capacity as Project Manager, which may be withdrawn by the Project Manager from the Construction Account, the Capital Account or the Operating Account, as appropriate.

         SECTION 3.2.2.  Mutual Dependency

              (a) The Participants recognize that over the term of this Agreement, the Project Manager, in the accomplishment of the Sherco 3 Project, will find it desirable to procure large quantities of goods and services by contract from a large number of organizations and individuals, to provide substantial resources and personnel, and to recruit and build a substantial staff to carry on the Sherco 3 Project.

              (b) The Participants recognize also that unnecessary delays in licensing, design and construction could add significantly to:the cost of the Sherco 3 Project. The Participants have agreed that the Project Manager should be authorized to act promptly and decisively with respect to matters entrusted to it hereunder, and accordingly, to the extent provided herein, have provided the Project Manager with authority in matters pertaining to the accomplishment of the Sherco 3 Project.

         SECTION 3.2.3. Authority and Responsibility. Subject to the authority granted to the Management Committee hereunder, the Project Manager shall have authority and responsibility for the planning, licensing, design, construction, acquisition, completions management, control, operation, maintenance, renewal, addition, replacement, modification and disposal of Sherco 3 and shall take all actions necessary in discharging such responsibility in accordance with the applicable provisions of this Agreement. In respect thereof, and subject to the applicable provisions of this Agreement, the Project Manager is authorized, in the name and on behalf of the Participants, to take all reasonable actions which, in the discretion and judgment of the Project Manager, are deemed necessary or advisable to effect the planning, licensing, design, construction, acquisition, completion, management, control, operation, maintenance, renewal, addition, replacement, modification and disposal of Sherco 3, including, without limitation, the following:

              (a) The making of such agreements and modifications of existing agreements, other than this Agreement, and the taking of such other action as the Project Manager deems necessary or appropriate or as may be required under the regulations or directives of any regulatory agencies having jurisdiction, with respect to the planning, licensing, design, construction, acquisition, completion, management, control, operation and maintenance of Sherco 3 for commercial operation;

              (b) The making of such agreements and modifications of existing agreements, other than this Agreement, after the Commercial Operation Date and the taking of such other action after the Commercial Operation Date with respect to the renewal, addition, replacement or modification of Sherco 3 (including the Common Facilities) as (i) shall be required under the regulations or directives of any regulatory agencies having jurisdiction or (ii) the Project Manager shall deem necessary or appropriate; provided, however, that except with respect to any such agreements or modifications or other actions within clause (i) above, any such agreement or modification or other action shall be approved by the Management Committee unless it involves expenditures of less than $2,000,000 and either is necessary to keep Sherco 3 in good operating condition in accordance with Prudent Utility Practice or is made or undertaken in connection with another generating unit on the Sherco Plant Site pursuant to Article
         2.2 hereof;

              (c) The making of such agreements and modifications of existing agreements, other than this Agreement, and the taking of such other action with respect to the disposal (including retirement and salvaging) of all or any part of Sherco 3, whether before or after the Commercial Operation Date, as (i) shall be required under the regulations or directives of any regulatory agencies having jurisdiction or (ii) the Project Manager shall deem necessary or appropriate; provided, however, that the Management Committee shall approve disposals, retirements, and salvage in excess of $2,000,000;

              (d) The execution and filing, with any regulatory agency having jurisdiction, of applications, amendments, reports and other documents and filings in or in connection with the licensing and other regulatory matters with respect to Sherco 3 except as otherwise provided in Section 3.2.3(h) hereof;

              (e) Subject to the foregoing provisions of this Section 3.2.3, the right, on behalf of the Participants, to provide, or contract with any of its affiliates to purchase or provide, at cost, any equipment or facilities or to perform, or contract with any of its affiliates to perform, services, at cost, in connection with the planning, licensing, design, construction, acquisition, completion, management, control, operation, maintenance, renewal, addition, replacement, modification and disposal of Sherco 3; and

              (f) The settlement of any claims by or against the Participants involving third parties relating to the planning, licensing, design, construction, acquisition, completion, management, control, operation, maintenance, renewal, addition, replacement, modification and disposal of Sherco 3; provided, however, that the approval of the Management Committee shall be obtained for settlement of any such claim by the Participants unless the amount originally claimed is less than $2,000,000 and for settlement of any such claim against the Participants unless it would subject the Participants to a total liability of less than $2,000,000.

              (g) Any contracts entered into pursuant to this Section
         3.2.3 shall be executed by the Project Manager as agent on behalf of the Participants. If the other party to any contract is unwilling to enter into the contract on such basis, the Project Manager may enter into such contract on its own behalf only but shall hold such contract as agent for the Participants. Contracts entered into by the Project Manager or its agent on behalf of the Participants will provide for several but not joint liability in proportion to such Participants' respective Ownership Percentages unless the other party to the contract is unwilling to provide for several liability in the contract. Whether or not a contract specifies that it is entered into on behalf of the Participants or includes a provision for several liability, the Participants agree that, as among themselves, they shall be severally and not jointly responsible for their respective Ownership Percentages of all amounts payable under or with respect to such contract. The Project Manager is hereby authorized to enforce all Sherco 3 contracts which it enters into pursuant to this Agreement and all warranties on goods and services sold or furnished for Sherco 3 pursuant thereto, in the name of the Project Manager, acting as agent for all the Participants; provided, however, that each other Participant may enforce any such contract and warranties on its own behalf.

              (h) The Project Manager shall have the responsibility to execute and file, with all regulatory agencies having jurisdiction, such applications, amendments, reports and other documents and filings as shall be required in or in connection with the licensing and other regulatory matters with respect to Sherco 3; provided, however, that each Participant shall have the responsibility for proving its need for its undivided ownership interest in Sherco 3 in obtaining a Certificate of Need, and each Participant shall be responsible for obtaining all required approvals and authorizations relating to its participation in Sherco 3 and to its performance of this Agreement. The Project Manager and each Participant shall use its best efforts to fulfill its responsibilities under this Section on a timely basis.

         SECTION 3.2.4.  Consultation.

              (a) The Project Manager hereunder, in addition to obtaining the approvals of the Management Committee with respect to certain matters as required by this Agreement, shall from time to time advise and consult with the Management Committee concerning all significant matters with respect to planning, licensing, staffing, design, acquisition, construction, completion, management, control, operation, maintenance, renewal, addition, replacement, modification and disposal of Sherco 3 (including plans, specifications, engineering studies, construction schedules, environmental reports, budgets and supporting data, whether existing on the date hereof or hereafter prepared).

              (b) The Project Manager shall timely furnish or make available to the Management Committee all records, contracts, and other documents relating to Sherco 3, and shall give due consideration to comments and recommendations made by each Participant; provided, however, that such comments and recommendations shall not be allowed to delay Sherco 3 or to affect the discretion of the Project Manager acting within the scope of its authority.

              (c) Each Participant shall provide to the extent possible all assistance requested by the Project Manager and such Participant shall be reimbursed for its costs and expenses incurred in providing such assistance on such terms and conditions as may be agreed upon by such Participant and the Project Manager.

         SECTION 3.2.5. Existing Contracts. The Participants hereby ratify and confirm all contracts heretofore entered into by NSP in connection with and relating to Sherco 3 and each assumes several liability therefor in proportion to its Ownership Percentage; all such contracts are described in Exhibit K attached hereto.

         SECTION 3.2.6. Standards of Conduct. In accepting responsibilities, as set forth herein, the Project Manager agrees it will carry out the provisions of this Agreement with the same prudence and care that it would exercise if it were constructing and operating the Sherco 3 Project solely for its own benefit; the Project Manager further agrees that it will proceed with construction and operation in accordance with Prudent Utility Practice and other provisions of this Agreement.

         SECTION 3.2.7. Commercial Operation Date. Subject to causes beyond the reasonable control of the Project Manager, including, without limiting the generality of the foregoing, accidents, strikes, litigation, acts of God, the timely receipt of all necessary regulatory approvals, authorizations and permits, or the procurement of the necessary rights-of-ways, materials and labor, the Project Manager shall make its best effort to complete and place in service the Sherco 3 Project on or before May 1, 1986, or such other date as the Participants may establish by mutual agreement. If any of the aforesaid causes delay the installation of the Sherco 3 Project beyond said date, it shall nevertheless be completed as soon thereafter as reasonably possible.

         SECTION 3.2.8. Commercial Operation Date Delay. The Commercial Operation Date shall be delayed if the Management Committee determines it benefits the Participants as a group and each Participant has sufficient power or can purchase sufficient power to meet its needs.
If any Participant demonstrates a financial loss due to the delay, the benefiting Participant(s) shall pay the Participant(s) suffering the loss an amount equal to the loss. Each benefiting Participant shall share the loss payment in proportion to its benefit; provided, however, that if UNITED MINNESOTA is a benefiting Participant it shall not be required to share the loss payment in an amount which exceeds the amount of the benefit derived by it. The benefits and losses of Participants will be determined by the Management Committee.

         SECTION 3.2.9. Liability. The liability of the Project Manager in carrying out the provisions of this Agreement shall be governed by
Article 5.5 hereof.

         SECTION 3.2.10.  Removal of NSP as Project Manager.
Participants having Ownership PercentageS aggregating not less than 42% may remove NSP as Project Manager for one or more of the following reasons:

              (a) NSP's gross negligence or intentional wrongdoing (as such terms are defined in Article 5.5 hereof);

              (b) consistent or significant breaches of its obligations under this Agreement to the other Participants which are not remedied to their satisfaction through the action of the Management Committee.

The participants taking such action shall provide all Participants with a written notice of the decision to remove NSP as Project Manager, which notice shall identify the date upon which such removal and appointment shall be effective, the cause for such removal and the provisions hereof upon which such removal is based. The removal will not be effective unless accepted by written notice to the other ParticipantS by NSP within ten days of the date of the notice. If NSP does not accept its removal, it shall continue as Project Manager until final judgment of a court having jurisdiction that the ParticipantS who have given the written notice specified above are entitled under this Section to remove NSP as Project Manager. The Management Committee, including NSP, shall select the successor Project Manager. Costs of the successor Project Manager shall be paid by all Participants in proportion to their respective Ownership percentages. NSP agrees that it will cooperate with the successor project Manager in facilitating the assumption of such position by the successor Project Manager and in generally familiarizing the successor Project Manager and its employees and agents with Sherco 3.

         ARTICLE 3.3.  BUDGETS, ACCOUNTS AND PAYMENTS

         SECTION 3.3.1. Construction Budget. As Project Manager for the Participants in the construction of Sherco 3, NSP has delivered to the other Participants an initial construction budget setting forth the amounts estimated to be expended by the Participants for the Cost of Construction for Unit 3 and Joint Common Facilities and a summary cash flow setting forth the amounts estimated to be expended in each quarter to the estimated Commercial Operation Date of Sherco 3. By October 1 of each year until the Commercial Operation Date of Sherco 3, the Project Manager shall provide to all Participants a proposed revised construction budget supported by detail adequate for the purpose of each Participant's review thereof, which estimate shall include, without limiting the generality of the foregoing, information demonstrating the basis for all allocations of administrative and general expenses, staffing allocations and the Project Manager services and information demonstrating the basis for any other allocations of expenses between or among Sherco 3 and the other units at the Sherco Plant Site, and which shall describe the items of Cost of Construction and the amounts expected to be expended therefor each month during the twelve-month period commencing on the following January 1 and in each quarter thereafter to the estimated Commercial Operation Date of Sherco 3. Each such proposed budget shall include the schedule for Sherco 3 containing a critical path analysis for the design and construction thereof, a plan and timetable for obtaining the necessary permits, licenses and approvals from any agency having jurisdiction over Sherco 3, the then currently expected Commercial Operation Date of Sherco 3 and such other plans, timetables or schedules, if any, as the Project Manager may deem appropriate. The Management Committee shall then proceed, with due consideration of comments and recommendations of all Participants, to adopt a construction budget by January 1 of each year, and, in the failure of which, the construction budget to be utilized shall be the one submitted by the Project Manager. The Project Manager may otherwise from time to time propose changes in the construction budget or revised construction budget as necessary to reflect changes in construction schedules, payment schedules, plans, specifications or costs. The Project Manager shall similarly submit such proposed changes to all Participants and the Management Committee shall approve or disapprove in accordance with the preceding provisions of this Section 3.3.1.

         The Project Manager shall attempt to construct Sherco 3 in accordance with the then current construction budget. The Project Manager makes no representation, warranty or promise of any kind as to the accuracy of any such construction budget or that such attempt to construct Sherco 3 in accordance with the then current construction budget will be successful.

         In the event the Project Manager alters any construction schedule or construction budget solely because NSP desires to defer the time or times at which NSP would otherwise be obligated to contribute to the Cost of Construction, unless approved by the Management Committee all Participants shall be liable for construction payments as if such alteration had not been made.

         The Project Manager shall provide each Management Committee representative monthly reports which reflect actual construction expenditures to date, contracts awarded during the past month, and other developments which may affect the projected construction schedules, activities, cost estimates and expenditure forecasts.

         SECTION 3.3.2. Construction Account. Immediately following the SOUTHERN MINNESOTA Closing or the UNITED MINNESOTA Closing, whichever is the first to occur, or at such earlier time as either SOUTHERN MINNESOTA or UNITED MINNESOTA or both commence making payments in respect of Cost of Construction, the Management Committee shall direct the Project Manager to establish for Sherco 3 a separate account or accounts (the "Construction Account"), which in the discretion of the Project Manager may be interest bearing or non-interest bearing, in a bank or banks which insure deposits, subject to applicable limits, with the Federal Deposit Insurance Corporation. The Construction Account shall be held in the names of all of the Participants. All moneys for the payment of the Cost of Construction paid following the respective closings hereunder and prior to the Commercial Operation Date of Sherco
3 shall be deposited by the Participants in the Construction Account and the Project Manager as agent shall withdraw and apply funds therefrom only as necessary to pay such Cost of Construction. At the time the Management Committee establishes the Construction Account, the Committee shall determine, based upon the budget, the amounts, if any, that each Participant shall deposit in the Account immediately and from time to time thereafter so that the Project Manager shall have sufficient funds to pay all Costs of Construction which may become payable before regular deposits to the Account are made in accordance with Section 3.3.3. In the event that during any month the balance in the Construction Account is insufficient to pay the Cost of Construction required to be paid that month (other than as a result of the nonpayment by a Participant of an amount due from it pursuant to Section 3.3.3 hereof), the Project
Manager shall promptly so notify the Participants by telephone of the amount required to be paid by each Participant and thereafter promptly confirm the same in writing. Each of the Participants shall pay its respective share of such deficit into the Construction Account in immediately available funds not later than on the third banking day after receipt of such notice from the Project Manager. The Project Manager shall have no responsibility or liability to make up any such deficiency out of its own funds.

         Through the closing of the Construction Account pursuant to the next paragraph each Participant shall continue to own and maintain its proportionate undivided ownership interest in the Construction Account (other than amounts, if any, deposited in the Construction Account pursuant to the second paragraph of Section 3.3.3 below, which amounts shall be owned solely by the Participants to whom such amounts are to be distributed as provided in such paragraph); provided, however, that the Project Manager shall have the sole right and authority to make withdrawals from the Construction Account; and provided further, that a Participant shall not own any undivided ownership interest in any amount in the Construction Account in respect of interest paid into such Account by or on behalf of such Participant pursuant to the provisions of this Agreement, which amount shall, if there is only one other Participant, be owned entirely by such other Participant and credited against payments required to be made into such Account by such other Participant in the performance of its obligations under this Agreement, and which amount shall, if there are three or more Participants, be owned in common by, and credit.ed against payments required to be made into such Account by, the other Participants not then in default in the performance of their obligations under this Agreement in the proportion which their respective Joint Common Facility Percentages bear to the aggregate of their Joint Common Facility Percentages (in the case of payments relating to the Cost of Construction incurred for Joint Common Facilities) or in the proportion which their respective Ownership Percentages bear to the aggregate of their Ownership Percentages (in the case of payments relating to all other Cost of Construction). In no event shall the Project Manager commingle any funds deposited in the Construction Account with any other funds.

         Upon the completion of construction of Sherco 3, and the settlement of all the obligations relating to the Cost of Construction incurred prior to completion, the Project Manager shall close the Construction Account and distribute to each Participant its undivided ownership interest of any balance remaining in the Construction Account (exclusive of amounts therein, if any, in which such Participant shall not own any undivided ownership interest), except that if a Participant shall then be in default with respect to any payments required to be made under this Agreement, an amount equal to the liability of such defaulting Participant on account of such default (or if such amount exceeds such Participant's share of the balance in the Construction Account, its entire share of such balance) shall first be distributed to the nondefaulting Participant or, if there is more than one nondefaulting Participant, to the nondefaulting Participants in the proportion which their respective Joint Common Facility Percentages bear to the aggregate of their Joint Common Facility Percentages (in the case of defaults relating to Cost of Construction for Joint Common Facilities) or in the proportion which their respective Ownership Percentages bear to the aggregate of their Ownership Percentages (in the case of defaults relating to all other Cost of Construction).

         SECTION 3.3.3. Construction Payments. From and after the closing of its purchase of an undivided interest in Sherco 3, each Participant shall pay a percentage share of the Cost of Construction paid by the Project Manager after such date. In the case of Cost of Construction relating to Joint Common Facilities, such percentage share shall equal its Joint Common Facility Percentage; in the case of all other Cost of Construction, such percentage share shall equal its Ownership Percentage. On or before the twentieth day of each month following the respective closings, the Project Manager shall:notify each Participant of the nature and amount of the Cost of Construction anticipated to be paid during the succeeding calendar month plus or minus any adjustments for such costs incurred in prior months but not previously charged or credited to the Participants, as appropriate.
Each Participant shall make payment into the Construction Account in immediately available funds of its percentage share of such Cost of Construction during such succeeding calendar month in accordance with the schedule determined and delivered to it by the Project Manager; provided, however, that each Participant shall have not less than three banking days notice prior to the due date for any requested payment. Each such notification by the Project Manager of anticipated costs and adjustments shall be accompanied and adjusted by an accounting of costs incurred, as adjusted, for preceding months.

         Each Participant shall have until the one hundred eightieth day after (i) the date of completion of construction of Sherco 3 or (ii) the furnishing of an accounting by the Project Manager of all items of the Cost of Construction paid prior to such date, whichever is later, to question or contest the correctness of any such charge or credit made to it pursuant to this Section 3.3.3 in respect of Sherco 3, after which time the correctness of such charge or credit shall be conclusively presumed. In the event that any Participant by timely notice questions or contests the correctness of any such charge or credit as provided in the preceding sentence, the Project Manager shall promptly review the questioned charge or credit and shall within 55 days following such notice from a Participant notify each Participant of the amount of any error and the amount of reimbursement, if any, that each Participant is required to make or is entitled to receive in respect of such error.
Not later than the third banking day after receipt of such notice from the Project Manager, each Participant required to make reimbursement shall deposit the amount specified in such notice into the Construction Account in immediately available funds. From the amount so deposited, the Project Manager shall immediately thereafter distribute in immediately available funds to each Participant entitled to receive such reimbursement the amount that such Participant is entitled to receive (or if the amount so deposited is insufficient to reimburse in Bull all Participants entitled to receive reimbursement, then the Project Manager shall distribute the amount so deposited among the Participants entitled to receive such reimbursement pro rata in accordance with each Participant's entitlement to reimbursement in respect of such error), except that if any such Participant is then in default in respect of any payments required to be made under this Agreement, an amount equal to such defaulting Participant's share of the amount so deposited with respect to such reimbursement shall be retained in the Construction Account and distributed in accordance with the provisions of Section
3.3.2 of this Agreement.

         The Project Manager shall have no responsibility or liability for the failure of any Participant to deposit funds as provided in this
Section 3.3.3.

         The Project Manager shall provide each Participant with such information as is reasonably required by such Participant in order to account for payments made pursuant to this Section 3.3.3 on such Participant's books.

         SECTION 3.3.4. Capital Budget. At least three months prior to the expected Commercial Operation Date of Sherco 3, the Project Manager, as agent for the Participants, shall propose to all Participants a capital budget setting forth the amounts estimated to be expended for completions, renewals, additions, replacements, modifications and disposals in connection with Sherco 3 following such date and during each month from such date through the end of the next full calendar year and during each year in the four year period commencing on the following January 1. Payments shall be made in accordance with the provisions of
Section 3.3.6 hereof. Each Participant shall be responsible for payment of (1) its Ownership Percentage of all Cost of Construction contained in the capital budget relating to Unit 3; (2) its Joint Common Facility Percentage of all such Cost of Construction relating to Joint Common Facilities; and (3) its Ownership Percentage of all such Cost of Construction relating to the Sherco 3 Portion of Future Common Facilities. By October 1 of each year thereafter, the Project Manager shall provide to all Participants a proposed revised capital budget describing the items of additional Cost of Construction and the amounts expected to be expended therefor in each month during the twelve-month period commencing on the following January 1 and during each of the next three calendar years in respect of such completions, renewals, additions, replacements modifications and disposals in connection with Sherco 3. Each such proposed capital budget and revised capital budget shall be supported by detail reasonably adequate for the purpose of each Participant's reasonable review thereof and shall include, without limiting the generality of the foregoing, information demonstrating the basis for all allocations of administrative and general expenses and information demonstrating the basis for any other allocations of expense between or among Sherco 3 and other generating units at the Sherco Plant Site. The Management Committee shall then proceed, with due consideration of comments and recommendations of all Participants, to adopt a capital budget by January 1 of each year, and, in the failure of which the capital budget to be utilized shall be the one submitted by the Project Manager. The Project Manager may otherwise from time to time propose changes in the capital budget and revised capital budget as necessary to reflect any changes in construction, purchasing or payment schedules, plans, specifications or costs related to completions, renewals, additions, replacements, modifications and disposals in connection with Sherco 3. The Project Manager shall similarly submit such proposed changes to all Participants and the Management Committee shall approve or disapprove them in accordance with the preceding provisions of this Section 3.3.4.

         The Project Manager shall attempt to make all such completions, renewals, additions, replacements, modifications and disposals in connection with Sherco 3 in accordance with the then current capital budget. The Project. Manager makes no representation, warranty or promise of any kind as to the accuracy of any such capital budget or that such attempt to make all such completions, renewals, additions, replacements, modifications and disposals in accordance with the then current capital budget will be successful.

         SECTION 3.3.5. Capital Account. Prior to the Commercial Operation Date of Sherco 3, the Management Committee shall direct the Project Manager to establish for Sherco 3 a separate account (the "Capital Account"), which in the discretion of the Project Manager may be interest bearing or non-interest bearing, in a bank or banks which insure deposits, subject to applicable limits, with the Federal Deposit Insurance Corporation. The Capital Account shall be held in the names of all of the Participants. All such payments (for which provision is made in Section 3.3.6 hereof) of additional Cost of Construction paid by the Participants after the Commercial Operation Date of Sherco 3 shall be deposited by the Participants in the Capital Account and the Project Manager as agent shall withdraw and apply funds therefrom only as necessary to pay such additional Cost of Construction in accordance with the provisions of Section 3.3.6 hereof. In the event that during any month the balance in the Capital Account is insufficient to pay such additional Cost of Construction required to be paid that month (other than as a result of the non-payment by a Participant of an amount due from it pursuant to Section 3.3.6 hereof), the Project Manager shall promptly so notify the Participants by telephone of the amount required to be paid by each Participant and thereafter promptly confirm the same in writing. Each of the Participants shall pay its respective share of such deficit into the Capital Account in immediately available funds not later than on the third banking day after receipt of such notice from the Project Manager. The Project Manager shall have no responsibility or liability to make up any such deficit out of its own funds.

         Until termination of this Agreement and settlement of all obligations relating to Cost of Construction, each Participant shall continue to own and maintain its undivided ownership interest in the Capital Account (other than amounts, if any, deposited in the Capital Account pursuant to the second paragraph of Section 3.3.6 below, which amounts shall be owned solely by the Participants to whom such amounts are to be distributed as provided in such paragraph); provided, however, that the Project Manager as agent shall have the sole right and authority to make withdrawals from the Capital Account; and provided further, that a Participant shall not own any undivided ownership interest in any amount in the Capital Account in respect of interest paid into such Account by or on behalf of such Participant pursuant to the provisions of this Agreement, which amount shall, if there is only one other Participant, be owned entirely by such other Participant and credited against payments required to be made into such Account by such other Participant in the performance of its obligations under this Agreement, and which amount shall, if there are three or more Participants, be owned in common by, and credited against payments required to be made into such Account by, the other Participants not then in default in the performance of their obligations under this Agreement in the proportion which their respective Ownership Percentages bear to the aggregate of their Ownership Percentages (or, in the case of any payment for Cost of Construction for Joint Common Facilities, in the proportion which their respective Joint Common Facility Percentages bear to the aggregate of their Joint Common Facility Percentages). In no event shall the Project Manager commingle any funds deposited in the Capital Account with any other funds.

         Upon termination of this Agreement and settlement of all obligations relating to Cost of Construction, including without limitation all costs incurred in the disposal of Sherco 3, the Project Manager shall close the Capital Account and distribute to each Participant its undivided ownership interest of any balance remaining in the Capital Account (exclusive of amounts therein, if any, in which such Participant shall not own any undivided ownership interest), except that if a Participant shall then be in default with respect to any payment required to be made under this Agreement, an amount equal to the liability of such defaulting Participant on account of such default (or if such amount exceeds such Participant's share of the balance in the Capital Account, its entire share of such balance) shall first be distributed to the nondefaulting Participant or, if there is more than one nondefaulting Participant, to the nondefaulting Participants in the proportion which their respective Ownership Percentages bear to the aggregate of their Ownership Percentages (or, in the case of defaults relating to Cost of Construction for Joint Common Facilities, in the proportion which their respective Joint Common Facility Percentages bear to the aggregate of their Joint Common Facility Percentages).

         SECTION 3.3.6. Capital Payments. As agent for the Participants, the Project Manager will, on or about the twentieth day of each month, commencing with the month immediately preceding the Commercial Operation Date of Sherco 3, notify the Participants of the nature and amount of all additional Cost of Construction anticipated to be paid during the succeeding calendar month in respect of completions, renewals, additions, replacements, modifications or disposals of Sherco 3, plus or minus any adjustments for costs paid in prior months but not previously charged or credited to the Participants under the provisions of this Section 3.3.6 or Section 3.3.3 hereof. The Project Manager will give each Participant as much notice as is reasonably practicable of any major anticipated cost. Each Participant shall make payment into the Capital Account in immediately available funds of its applicable percentage share (determined as provided in Section 3.3.4) of such additional Cost of Construction during the succeeding month in accordance with the schedule determined and delivered to it by the Project Manager; provided, however, that each Participant shall have not less than three banking days notice prior to the due date of any requested payment. Each such notification made by the Project Manager of anticipated costs and adjustments shall be accompanied and adjusted by an accounting of costs incurred and credits, if any, received for preceding months.

         Each Participant shall have until the one hundred eightieth day after the furnishing of such accounting by the Project Manager for any charge or credit made to it pursuant to this Section 3.3.6 to question or contest the correctness of such charge or credit after which time the correctness of such charge or credit shall be conclusively presumed.
In the event that any Participant by timely notice questions or contests the correctness of any such charge or credit, the Project Manager shall promptly review the questioned charge or credit and shall within 55 days following such notice from a Participant notify each Participant of the amount of any error and the amount of reimbursement, if any, that each Participant is required to make or is entitled to receive in respect of such error. Not later than the third banking day after receipt of such notice from the Project Manager, each Participant required to make reimbursement shall deposit the amount specified in such notice into the capital Account in immediately available funds. From the amount so deposited, the Project Manager shall immediately thereafter distribute in immediately available funds to each Participant entitled to receive such reimbursement the amount that such Participant is entitled to receive (or if the amount so deposited is insufficient to reimburse in full all Participants entitled to receive reimbursement, then the Project Manager shall distribute the amount so deposited among the Participants entitled to receive such reimbursement pro rata in accordance with each Participant's entitlement to reimbursement in respect of such error), except that if any such Participant is then in default in respect of any payments required to be made under this Agreement, an amount equal to such defaulting Participant's share of the amount so deposited with respect to such reimbursement shall be retained in the Capital Account and distributed in accordance with the provisions of Section 3.3.5 of this Agreement. The Project Manager shall have no responsibility or liability for the failure of any Participant to deposit funds as provided in this Section 3.3.6.

         The Project Manager will provide each Participant with such information as is reasonably required by such Participant in order to account for payments made pursuant to this Section 3.3.6 on such Participant's books.

         SECTION 3.3.7.  Operating Budget.

         (a) Prior to the expected Commercial Operation Date of Sherco 3, each Participant shall provide the Project Manager with a schedule of its monthly energy requirements from Sherco 3 through the end of the first full calendar year of commercial operation. The Project Manager as agent for the Participants shall then develop and provide each Participant a budget estimate (the "Operating Budget") of the Operating Costs anticipated to be incurred during each month from the Commercial Operation Date to the end of such first full calendar year. On or before August l of each year, commencing with the first full year of commercial operation, each Participant shall provide the Project Manager with a schedule of its energy requirements through the end of the following calendar year. The Project Manager shall then develop and provide to each Participant a proposed Operating Budget by September l for the next succeeding calendar year. Each proposed Operating Budget shall be supported by detail reasonably adequate for the purpose of each Participant's reasonable review thereof and shall include, without limiting the generality of the foregoing, information demonstrating the basis for all allocations of administrative and general expenses, staffing allocations and the Project Manager services, and information demonstrating the basis for any other allocations of expenses between or among Sherco 3 and the other generating units at the Sherco Plant Site. By November 15 of each year, the Management Committee, giving due consideration to comments by Participants, shall approve an Operating Budget, in the failure of which the Operating Budget to be used shall be the one submitted by the Project Manager (with such modifications therein as the Project Manager shall have proposed prior to such date).

         (b) The Project Manager may propose changes in the Operating Budget as necessary to reflect changed operating conditions and shall similarly submit such proposed changes to all Participants who shall approve or disapprove them in accordance with the provisions of paragraph (a) of this Section. The Project Manager shall attempt to manage, control, operate and maintain Sherco 3 in accordance with the then current Operating Budget. Notwithstanding the foregoing, the Project Manager makes no representation, warranty or promise of any kind as to the accuracy of any estimate contained in an Operating Budget or revised Operating Budget or that any such attempt referred to in the preceding sentence will be successful.

         SECTION 3.3.8. Operating Account. Prior to the Commercial Operation Date of Sherco 3, and on such date as the Project Manager shall recommend, the Management Committee shall direct the Project Manager to establish a separate account or accounts ("Operating Account"), which at the discretion of the Project Manager may be interest-bearing or non-interest bearing in a bank or banks which insure deposits, subject to applicable limits, with the Federal Deposit Insurance Corporation. The Operating Account shall be held in the names of all of the ParticipantS. All payments by the Participants for Operating Costs after the Commercial Operation Date shall be deposited by the ParticipantS in the Operating Account and the Project Manager as agent shall withdraw and apply funds therefrom only as necessary to pay Operating Costs.

         Prior to the Commercial Operation Date of Sherco 3, the Project Manager shall establish a minimum amount of working capital for the Operating Account for the purposes of providing funds to pay the Operating Costs for Sherco 3. Such minimum amount shall be based upon estimates of such Costs for approximately two months of operation of Sherco 3 plus provisions for adequate fuel inventory. The amount of working capital may be revised by the Project Manager at any time. The original minimum amount and any change therein shall be allocated among the ParticipantS in accordance with their Ownership Percentages and shall be due and payable within fifteen businesS days following notification of the establishment of the Operating Account or the date on which any change in such minimum amount shall become effective. In the event the Project Manager authorizes a decrease in such minimum amount, then each Participant shall receive a credit which shall be equal to its Ownership Percentage of any such decrease.

         Until retirement of Sherco 3 and settlement of all the obligations relating to Operating Costs, each Participant shall continue to own and maintain its undivided ownership interest in the Operating Account. Such undivided ownership interest of each Participant on any date shall include a full ownership interest in all amounts deposited in the Operating Account by such Participant for payment of Operating Costs and a full ownership interest in all amounts deposited in the Operating Account and to be distributed to such Participant pursuant to
Section 3.3.9(c) hereof; provided, however, that the Project Manager as agent shall have the sole right and authority to make withdrawals from the Operating Account; and provided further, a Participant shall not own any undivided ownership interest in any amount in the Operating Account in respect of interest paid into such Account by or on behalf of such Participant pursuant to the provisions of this Agreement, which amount shall, if there is only one other Participant, be owned entirely by such other Participant and credited against payments required to be made into such Account by such other Participant in the performance of its obligations under this Agreement, and which amount shall, if there are three or more Participants, be owned in common by, and credited against payments required to be made into such Account by, the other Participants not then in default in the performance of their obligations under this Agreement in the proportion which their respective Ownership Percentages bear to the aggregate of their Ownership Percentages (or, in the case of any payment relating to Variable Operating Costs, in proportion to the amount of their respective payments of Variable Operating Costs during the period of default). In no event shall the Project Manager commingle any funds deposited in the Operating Account with any other funds.

         Upon retirement of Sherco 3 and settlement of all the obligations relating to Operating Costs the Project Manager shall close the Operating Account and distribute to each Participant its undivided ownership interest of any balance remaining in said Account, except that if a Participant shall then be in default with respect to any payment required to be made under this Agreement, an amount equal to the liability of such defaulting Participant on account of such default (or if such amount exceeds such Participant's share of the balance in the Operating Account, its entire share of such balance) shall first be distributed to the nondefaulting Participant, or, if there is more than one nondefaulting Participant, to the nondefaulting Participants in the proportion which their respective Ownership Percentages bear to the aggregate of their Ownership Percentages (or, in the case of any payment relating to Variable Operating Costs, in proportion to the amount of their respective payments of Variable Operating Costs during the period of default).

         SECTION 3.3.9.  Operating Costs and Payments

              (a) Fixed Operating Costs. Except as otherwise provided herein, each Participant shall be responsible for the payment of its respective percentage share of all Fixed Operating Costs, which percentage share shall (except as set forth in the next sentence) be equivalent to its Ownership Percentage.
         Fixed Operating Costs relating to Joint Common Facilities will be paid by the Participants in accordance with their respective Joint Common Facility Percentages. All fixed operating and maintenance costs relating to NSP Common Facilities will be paid by NSP.

              (b) Variable Operating Costs.

              (1) When the Project Manager is solely responsible for acquiring all fuel for Unit 3, Variable Operating Costs shall be shared by each Participant in the ratio that such Participant's monthly Net Energy Generation scheduled and produced from Unit 3 bears to the total monthly Net Energy Generation scheduled and produced from Unit 3.

              (2) In the event any Participant supplies fuel and/or transportation by separate arrangement, as specified in Section
         4.3.3 hereof, then Variable Operating Costs and fuel costs which are Fixed Operating Costs shall be paid for as follows:
         (i) all items of Variable Operating Costs and Fixed Operating Costs attributable to fuel and/or transportation supplied under such separate arrangement ("Excluded Items of Variable Operating Costs" and "Excluded Items of Fixed Operating Costs", respectively) shall be paid for by the Participant supplying such fuel and/or transportation; (ii) all items of Variable Operating Costs attributable to fuel and/or transportation supplied by the Project Manager on behalf of NSP and any other Participants which are of the same categories as the Excluded Items of Variable Operating Costs shall be shared by NSP and each such other Participant each month in the ratio which its Net Energy Generation scheduled and produced from Unit 3 in such month bears to the total Net Energy Generation scheduled and produced from Unit 3 in such month excluding the Net Energy Generation of any Participant allocable to fuel and/or transportation supplied under a separate arrangement; (iii) all remaining items of Variable Operating Costs shall be shared by each Participant each month in the ratio which its Net Energy Generation scheduled and produced from Unit 3 in such month bears to the total Net Energy Generation scheduled and produced from Unit 3 in such month; and (iv) all items of Fixed Operating Costs attributable to fuel and/or transportation supplied by the Project Manager on behalf of NSP and any other Participant which are of the same categories as the Excluded Items of Fixed Operating Costs shall be shared by NSP and each such other Participant in the ratio which its Ownership Percentage bears to the Ownership Percentages of all Participants other than the Participant supplying fuel and/or transportation under a separate arrangement.

              (3) Each Participant shall have the right to make whatever financial arrangements it may desire, whether by lease, security transaction or otherwise, for the discharge of its fuel payment obligations so long as such arrangements do not adversely affect the rights of the other Participants.

              (c) Payment and Settlement

              (1) Except as provided in Section 3.3.9(b) hereof, the Project Manager shall be responsible for making payment to third parties of all Operating Costs to the extent that funds are available therefor in the Operating Account.

              (2) Beginning with the month immediately succeeding the first month in which Operating Costs are paid;, by the twentieth day of such month the Project Manager shall notify each Participant of the actual amount of such Costs for the preceding month and of the amount to be paid by each Participant. On or before the last banking day of the month of such notification, each Participant shall deposit immediately available funds into the Operating Account in an amount equal to the sum of (i) its respective share of the Fixed Operating Costs as provided herein and (ii) Variable Operating Costs for which it is responsible pursuant to paragraph (b) hereof.

              (3) Each Participant shall have ninety days to question or contest the correctness of charges for Operating Costs after which time the corrections of such charges shall be conclusively presumed. In the event any Participant by timely notice questions or contests the correctness of any such charge, the Project Manager shall within 55 days following such notice from a Participant notify each Participant of the amount of any error and the amount of reimbursement, if any, each Participant is required to make or is entitled to receive in respect of such error. Not later than the third banking day after receipt of such notice from the Project Manager, each Participant required to make reimbursement shall deposit the amount specified in such notice into the Operating Account in immediately available funds. From the amount so deposited, the Project Manager shall immediately thereafter distribute in immediately available funds to each Participant entitled to receive such reimbursement the amount such Participant is entitled to receive except if any such Participant is then in default in respect of any payments required to be made under this Agreement, an amount equal to such defaulting Participant's share of the amount so deposited with respect to such reimbursement shall be retained in the Operating Account and distributed in accordance with the provisions of Section
         3.3.8 hereof.

              The Project Manager shall have no responsibility liability for the failure of any Participant to deposit funds as provided in this Section 3.3.9. The Project Manager will provide each Participant with such information as is reasonably required by such Participant in order to account for payments made pursuant to this Section 3.3.9 on such Participant's books.

         SECTION 3.3.10. Late Payments. Payments of a Participant not made when due shall bear interest from the due date at the Agreed Rate.

         SECTION 3.3.11. Administrative and General Costs. The portion of the Project Manager's administrative and general costs appropriately allocable to Cost of Construction and Operating Costs hereunder shall be determined from time to time in accordance with the methods and procedures described in Exhibit I hereto. Such allocation for any fiscal year shall be subject to review after the conclusion of such year by a nationally recognized firm of certified public accountants selected by the Management Committee pursuant to Section 3.3.14 hereof and shall be subject to revision based upon considerations of fairness and equity.

         SECTION 3.3.12.  Project Insurance

              (a) From and after the date hereof and at all times during the construction of Sherco 3, the Project Manager shall carry in the name of itself and the Participants, in proportion to their respective ownership interests to be owned by them after the Closings provided for in Article Two hereof, insurance, including fire and extended coverage and installation floater insurance, in an amount and including such risks as is consistent with the Project Manager's customary practices and in accordance with Prudent Utility Practice. The Project Manager shall also procure and maintain public liability insurance in the amount of not less than ten million dollars subject to a deductible determined by the Project Manager naming the Participants as insureds. The foregoing policy shall contain, where necessary, cross liability endorsement and waivers of subrogation, or equivalent releases, which shall protect the Participants. The Project Manager shall also reasonably satisfy itself that all contractors, subcontractors, engineers, and all equipment suppliers or manufacturers have adequate insurance and limits thereof, with carriers approved by the Project Manager, for workers' compensation, public liability, contractors' liability and such other hazards as the Project Manager shall deem appropriate with respect to Sherco 3, or the Project Manager, at its option, may provide for an insurance program of the nature of a "wrap-up" which shall combine all hazards in one policy, with all parties, including owners, contractors, subcontractors, but not including engineer and equipment suppliers and manufacturers, involved in Sherco
         3 being insured thereunder as their interests may appear. The Project Manager will require engineer and equipment suppliers and manufacturers to have such insurance as the Project Manager deems appropriate. The aggregate cost of all insurance procured pursuant to this paragraph (a) and all uninsured losses shall be considered a Cost of Construction and as such shall be apportioned among the Participants and paid pursuant to Sections 3.3.3 and 3.3.6 hereof.

              (b) During the period of its operation of Sherco 3 hereunder, the Project Manager shall carry in the name of the Participants as their interests appear the public liability insurance referred to in the preceding paragraph (a) and insurance covering workers' compensation and property, in such amounts and with such deductible or self-insurance features as is consistent with the Project Manager's customary practices. The aggregate cost of all such insurance and uninsured losses shall be considered a Fixed Operating Cost.

              (c) The Project Manager shall promptly provide copies of all insurance policies or certificate therefor and make available notices with respect thereto to the other Participants for insurance carried by the Project Manager pursuant to this Section 3.3.12. Each other Participant may also maintain additional or other insurance at its own cost and expense which it deems necessary or advisable to protect its respective interest in Sherco 3, provided that such additional insurance does not reduce or diminish in any way the coverage of the insurance procured and maintained by the Project Manager pursuant to this Section 3.3.12.

         SECTION 3.3.13.  Taxes.

              (a) The Participants shall use their best efforts to have any taxing or other authority levying any taxes or assessments on Sherco 3, levy such taxes or assessments directly against the ownership or beneficial interest of each Participant.

              (b) All taxes or assessments or payments in lieu thereof levied against or with respect to each Participant's undivided ownership interest in Sherco 3 under statutes now or hereafter in effect shall be the sole responsibility of, and shall be paid by, the Participant upon whose interest said taxes or assessments or payments in lieu thereof are levied.

              (c) If any property taxes or other taxes or assessments or payments in lieu thereof are levied on Sherco 3, or any interest or rights therein, in a manner other than as specified in paragraph (a) of this Section, such taxes or. assessments or payments in lieu thereof shall be apportioned among the Participants in accordance with their respective ownership interests; provided, however, that each Participant shall be entitled to the entire benefit, to the extent of actual realization, of all exemptions from or reductions of taxes, payments in lieu of taxes, assessments, impositions, charges and related costs of every kind and nature, foreseen or unforeseen, settled or pending settlement, including but not limited to property, sales, use and payroll taxes, connected with or arising out of the construction, ownership, operation, alteration, repair, rebuilding, use or retirement of Sherco 3 or any part thereof, which may be realized under the provisions of the Constitutions of the State of Minnesota or the United States of America, statutes, ordinances, rules, regulations or laws applicable to such Participant.

              (d) Each of the Participants claiming exemption from any taxes or assessments or payments in lieu thereof shall be responsible for and shall pay all expenses in connection with the sustaining or determination of such claims, and each of the other Participants shall lend all reasonable cooperation in connection with the filing of tax renditions and reports and in connection with the making of any payment under protest as may be requested by each Participant claiming an exemption. No Participant who is exempt from any taxes assessed against any or all of the other Participants shall be obligated to make any contribution toward such taxes to the extent of the exemption.

              (e) Participants shall within 30 days of payments under (b) above send a receipt of such payment to the Project Manager. Failure to pay such taxes shall be considered default in payment under Article 5.1 and the nondefaulting Participants may cure the default to avoid the imposition of a lien or other consequence on the Sherco 3 Project.

         SECTION 3.3.14. Books and Records. The Project Manager shall keep books of account and records concerning details of cost applicable to Sherco 3. Such books and accounts shall be kept in accordance with the Uniform System of Accounts. The Project Manager shall arrange for annual audits of such books of account and records by a nationally recognized firm of certified public accountants selected by the Management Committee. The auditing firm shall certify that such books of account and records are in accordance with this Agreement and in accordance with sound accounting practice. Prior to the Commercial Operation Date, the costs of such audits shall be a Cost of Construction and thereafter such costs shall be a Fixed Operating Cost.

         SECTION 3.3.15. Management and Operating Audits. Each Participant shall have the right from time to time to conduct management and operating audits, at its own cost, of the Project Manager's performance as agent hereunder including audits of all books, records and other documents regarding Operating Costs and Cost of Construction sufficient to allow it to determine that such costs attributed to Sherco 3 by the Project Manager are appropriate. Such audits may; be made either by its own officers and employees or through its duly authorized agents or representatives. No payment made by any Participant shall constitute a waiver of the right of such Participant to question or contest the correctness of any charge or credit by the Project Manager hereunder. The Project Manager shall cooperate with each Participant in the conducting of any such audit and, subject to the applicable regulations of any regulatory agency having jurisdiction and the provisions of Section 5.4.2 hereof, give each other Participant reasonable access to all contracts, records and other documents relating to Sherco 3.

         SECTION 3.3.16. Right to Copies. SOUTHERN MINNESOTA, UNITED MINNESOTA and any successor Project Manager hereunder shall each be entitled to copy any and all (i) contracts, books, records, reports and other documents and papers to which SOUTHERN MINNESOTA, UNITED MINNESOTA, their respective officers, employees, duly authorized agents or representatives and consultants or any successor Project Manager is permitted access, or which NSP has agreed shall be available for audit, under the terms of this Agreement, and (ii) any and all architectural, engineering and design drawings and specification that have been or shall hereafter be prepared in connection with Sherco 3. SOUTHERN MINNESOTA, UNITED MINNESOTA and any successor Project Manager shall use any such copy, the information contained therein, or both, only in the exercise of their respective rights and obligations hereunder and shall not sell or otherwise transfer any such copy or the information contained therein to any person or entity; provided, however, that SOUTHERN MINNESOTA and UNITED MINNESOTA each may disclose the contents thereof to the extent required by applicable law or to the extent required in connection with the sale of its securities and each may provide any such copy or disclose the contents thereof to any independent consultant responsible for reporting to it with respect to the feasibility of Sherco 3 or to any trustee, mortgagee or security holder for the holders of its indebtedness.

         SECTION 3.3.17. Confidentiality. Each Participant agrees to comply with any provisions in any contract with vendors or consultants concerning the confidentiality of the terms and provisions thereof and will not sell or otherwise transfer the information contained therein to any person or entity.


                                 CHAPTER FOUR

                                   OPERATION

         ARTICLE 4.1.  OPERATING COMMITTEE

         SECTION 4.1.1. Appointment. The Participants hereby establish, as a subcommittee of the Management Committee, an Operating Committee. The Operating Committee shall be composed of one representative of each Participant, to be designated by written notice to the other Participants. Each such representative may, but need not, be a member of the Management Committee. Any decision or determination by the Operating Committee shall be by unanimous vote; if agreement cannot be reached with respect to any matter, the matter shall be referred to the Management Committee.

         SECTION 4.1.2. Authority and Responsibility. The Operating Committee shall have the following functions, among others:

              (a) providing liaison among the Participants and between them and the Management Committee.

              (b) Reviewing and reporting or recommending to the Management Committee certain courses of action or procedures pertaining to the following items related to the performance of operating Sherco 3:

              (1) The annual capital expenditures budget, annual manpower table and budget, and annual operation and maintenance budget.

              (2) The planned outages scheduled for maintenance and the manner of selection of any maintenance contractor for contract maintenance included in the annual operation and maintenance budget.

              (3) The policies for establishing the spare parts inventory and materials and supplies inventory.

              (4) The written statistical and administrative reports, written budgets, and information and other similar records, and the form thereof, to be kept and furnished by the Project Manager in accordance with Section 3.3.14 hereof (excluding accounting records used internally by the Project Manager for the purpose of accumulating financial and statistical data, such as books of original entry, ledgers, work papers, and source documents).

              (5) The procedures for determining Net Effective Generating Capability, Minimum Net Generation, and Net Energy Generation.

              (6) The procedures for maintaining complete and accurate fuel accounting procedures for usage and Capacity and Energy transactions.

              (7) The Project Manager's analysis of the total expenditures caused by an Operating Emergency.

              (8) The written statement of operating practices and procedures.

              (9) The procedures and practices for weighing, sampling, and analysis of fuel delivered to Unit 3 in accordance with the requirements of any fuel supply agreement.

              (10) The procedures for determining the costs for control of Sherco 3.

              (c) Establishing practices and procedures for keeping each Participant advised of the available operating capacity, and for the delivery of power and energy from Unit 3 in accordance with the Participants' schedules and for the provision of operating reserves as scheduled by the Participants from available operating capacity not used for power and energy scheduled. Such practices and procedures shall provide for modifying such schedules to meet the needs of day-to-day or hour-by-hour operation, including emergencies on a Participant's system.

              (d) Periodically reviewing the amount of fuel to be maintained in permanent fuel storage and the procedures for delivery of fuel and making periodic reviews and recommendations to the Management Committee regarding any increases or decreases therein.

              (e) Establishing procedures for the operation of Sherco 3 during periods of curtailed operation which reduce or may reduce the Net Effective Generating Capability.

              (f) Reviewing and approving procedures and practices for the measurement and sampling of fuel.

              (g) Reviewing and approving procedures and practices for the apportionment of charges to be made pursuant to Section
         3.3.9 hereof pursuant to the bills rendered by the fuel supplier or suppliers.

              (h) Performing general inspections, which will not interfere with operating Sherco 3 (i) prior to approval of the annual budgets; (ii) during planned maintenance outages; and
         (iii) such other times that it deems appropriate.

              (i) Periodically revising and updating operation and maintenance standards for Sherco 3.

              (j) Reviewing.periodically whether or not the operation or maintenance standards are being attained.

              (k) Performing such other functions and duties as may be assigned by the management Committee.

         ARTICLE 4.2.  DISPOSITION OF OUTPUT

         SECTION 4.2.1. Disposition of Output Prior to Commercial Operation. Prior to the Commercial Operation Date, Capacity and Energy as may be produced by Unit 3 shall be sold by the Project Manager at the best available price to Participants or others and the proceeds thereof deposited in the Construction Account.

         SECTION 4.2.2.  Disposition of Output liter Commercial
Operation.

              (a) Net Effective Generating Capability. The Project Manager shall keep the system dispatcher of each Participant advised of the Net Effective Generating Capability.

              (b)Scheduling

              (l) Each Participant shall be entitled to schedule Capacity and Energy from Unit 3 and shall be entitled to receive such Capacity and Energy as scheduled, subject to the provisions of this Agreement, up to the amount of its Entitlement.

              (2) When a Participant schedules Capacity and Energy from Unit 3, each Participant shall, unless otherwise determined by the Management Committee, schedule for its account its share of Minimum Net Generation which shall be the product of its Ownership Percentage and the Minimum Net Generation established for Unit 3. At any time any Participant has scheduled an amount of Capacity from Unit 3 in excess of the product of its Ownership Percentage and Minimum Net Generation, then unless otherwise determined by the Management Committee, the other Participants whose schedules are less than their respective Ownership Percentages of such Minimum Net Generation shall schedule on a pro rata basis, in the proportion which their respective Ownership Percentages bear to each other, the remaining amount of Minimum Net Generation.

              (3) Operation of Sherco 3 by the Project Manager and a Participant's right to receive the output thereof shall be subject to scheduled outages or curtailments, Operating
         Emergencies aid unscheduled outages or curtailments of Unit 3.

              (c) Substitution of Another Resource. In the event, and only in the event, the Project Manager voluntarily ceases to operate Sherco 3 solely because of the availability of Energy to NSP from another source or sources, the average cost of which is projected to be lower than the cost of Energy generated by Unit 3 would be during the period of such cessation in operation, NSP shall make available to the other Participants replacement Energy from such other sources during the period of such cessation in operation. The amount of such replacement Energy to be made available to other Participants during such period shall be the amount of Energy requested by such Participants, but not in excess of the amount to which such Participants would have been entitled during such period had the operation of Sherco 3 not ceased. The cost of such replacement Energy shall be the estimated cost which would have been incurred by the other Participants for Energy generated by Unit 3 if Sherco 3 were continued in operation during such period at a level equal to the Energy requested by the other Participants plus NSP's share of the Minimum Net Generation.

              (d) Transactions With Other Systems. Each
         Participant shall be entitled to dispose of its Entitlement or any part thereof through scheduled transactions with other systems or agencies, or with one or more of the other
         Participants.


         ARTICLE 4.3.  FUELS

         SECTION 4.3.1. Authority of Management Committee.  The
Management Committee shall prescribe from time to time the policies and procedures for obtaining fuel supplies for Unit 3, for maintaining fuel reserves at Unit 3 and for measuring inventories, shrinkage and consumption of fuel at Unit 3.

         SECTION 4.3.2. Procurement by the Project Manager. Subject to the further provisions of this Article 4.3, as agent for the Participants, the Project Manager shall have sole authority to acquire, and shall arrange for and acquire, all fuel for Unit 3.

         SECTION 4.3.3.  Procurement by Other Participants.

              (a) In the event any Participant (other than the Project Manager as agent for the Participants) shall be able to locate and arrange for a source of fuel for Unit 3 and

              (1) the total cost per Btu of such fuel, including, without limitation, all brokerage, transportation, handling, testing and storage charges, is equal to or lower than the cost of fuel which the Project Manager would be able to procure for Unit 3 for the same period of time;

              (2) the quality and characteristics of such fuel are in all respects equal to or better than and compatible with those of the other fuel being utilized or to be utilized for Unit 3 during the period of such contract, and such fuel is in all respects compatible with Unit 3 and will enable Unit 3 to operate at normal operational levels in compliance with all governmental regulations applying thereto;

              (3) transportation for such fuel can be arranged which is at least as reliable as transportation which would be available for the other sources of fuel for Unit 3 for the same period of time, and such transportation is compatible with the transportation and fuel delivery facilities of Unit 3;

              (4) procurement of such fuel would not interfere with, diminish any benefits of or replicate any other fuel arrangement which the Project Manager has procured for or entered into with respect to Unit 3, including any options or rights for renewals or extensions of contracts, and would not interfere with, diminish any benefits of or replicate any transportation arrangements, agreements or tariffs;

              (5) procurement of such fuel would not increase or diminish the level of fuel supply in the Unit 3 coal stockpile determined by the Project Manager to be the appropriate level therefor;

              (6) the vendor of such fuel is willing to enter into a contract with the Project Manager (as agent for the Participants) on terms and conditions no less favorable to the Participants than those then being bargained for by the Project Manager; and

              (7) the necessary contracts and arrangements are for a period of 12 months or longer;

then the Project Manager as agent for the Participants, shall enter into a contract to obtain such fuel for Unit 3 and shall thereafter exclusively administer such contract and all transportation arrangements associated therewith, all costs and benefits of such contract to be shared by all of the Participants pursuant to the provisions of this Agreement. No Participant (other than the Project Manager as agent for the Participants) shall enter into any arrangement or agreement with respect to the procurement of fuel for Unit 3 on behalf of the other Participants.

              (b) Any Participant which has an opportunity to procure or participate in a fuel supply arrangement which meets all of the conditions specified in clauses (1) through (7) of the preceding paragraph (a), but for which such Participant cannot, because of legal restrictions, obtain beneficial financing if the economic benefits, if any, of such fuel supply arrangement are shared with the other Participants, shall be permitted to supply, solely for its own account, up to its proportionate share of the fuel requirements for Unit 3 from such fuel supply arrangement, upon the following conditions. The Participant proposing to participate in such fuel supply arrangement shall give the Project Manager written notice of its intention to supply part or all of its proportionate share of the fuel requirements for Unit 3, the period of time for which it proposes to supply such requirements and the percentage of its proportionate share of such requirements which it proposes to provide. Such notice shall be tendered at least one year prior to the date of the first contemplated delivery of fuel from such fuel supply arrangement. At least one year prior to the first scheduled delivery of fuel from any such arrangement, the Participant proposing to participate in the arrangement shall enter into a valid, binding and enforceable contract for such fuel and transportation thereof providing by its terms for such Participant to be solely responsible for all administration with respect thereto, including coordination with the mine operator, scheduling of deliveries, transportation arrangements, testing and enforcement. Such Participant shall schedule deliveries to Unit 3 under such arrangement with the Operating Committee.

         For the duration of any such notice of intention,

              (1) The Project Manager shall have no obligation to purchase, arrange for or contract for this purchase of fuel for Unit 3 in the amount specified in the notice of intention; and

              (2) Any Participant which gives any such notice of intention to supply fuel shall indemnify the other Participants for any and all damages, costs and expenses which result, directly or indirectly, from any such notice of intention, from any such fuel supply arrangement or from the failure of supply of fuel as contemplated in such notices or arrangement.

         If, at any time, any one or more deliveries of fuel from any such fuel supply arrangement fail in any respect to satisfy the requirements as specified in the preceding paragraph (a) or are incompatible with Unit 3 or any governmental regulations applying thereto, then the Project Manager may decline to use the fuel from any such delivery, and the Project Manager may order the controlling participant to suspend further deliveries from such fuel supply arrangement until it receives adequate assurances that all future deliveries of fuel will conform to all of the requirements of Unit 3 and/or to the delivery schedules.

         The Project Manager shall not be liable to any participant for any actions taken by it under this paragraph (b), and the Participant participating in any such fuel supply arrangement shall indemnify and hold harmless the Project Manager and the other Participants from and against any and all costs, expenses, claims, judgments and fines, including legal fees incurred in defense of any lawsuit or other proceeding, as a result of any such action taken by the Project Manager, except the Project Manager shall not be so indemnified and held harmless from the payment of legal fees incurred in defense of any lawsuit brought by a Participant proposing to participate in such arrangement seeking specific performance or injunctive relief against the Project Manager to reverse the Project Manager's determination that such a proposed arrangement does not comply with the terms and conditions of this paragraph (b).

              (c) Any Participant shall have the right to arrange for transportation by separate arrangement of its proportionate share of the fuel requirements for Unit 3 provided such transportation is compatible with the fuel delivery facilities of Unit 3 and the impact of such transportation on the overall fuel arrangement for Unit 3 meets all the conditions specified in clauses (1) through (7) of the preceding paragraph (a) to the extent applicable. Scheduling of deliveries and administration of any contractual arrangements associated therewith shall be coordinated through the Operating Committee. If, in order for such Participant to obtain beneficial financing for such transportation, it shall be necessary for it to have sole ownership of the fuel being transported, then legal title to such fuel shall be conveyed to such Participant by the Project Manager or the supplier of such fuel if such fuel arrangement meets all of the conditions specified in clauses (1) through (7) of the preceding paragraph (a) to the extent applicable.

         ARTICLE 4.4.  OTHER OPERATING MATTERS

         SECTION 4.4.1. Maintenance Schedule. The Project Manager agrees to submit to the Participants on or before September 1 of each year a scheduled maintenance plan for the ensuing five calendar years. Each such plan shall describe in reasonable detail the contemplated time and duration of each outage and maintenance work to be done and the estimated cost thereof. The Management Committee, giving due consideration to matters and comments submitted by all Participants, shall adopt a scheduled maintenance plan by each November 1. If the Management Committee fails to adopt a plan by such time, the plan to be utilized shall be the one submitted by the Project Manager. Scheduled maintenance plans may be changed by the Project Manager from time to time as deemed appropriate by the Project Manager and when so changed shall be delivered to the Participants and adopted as provided above in this Section. The Project Manager makes no representation, warranty or promise of any kind as to the accuracy of any estimate or other information contained in any scheduled maintenance plan and in no event shall the Project Manager have any liability to any of the Participants in these regards.

         SECTION 4.4.2. Operating Emergency. The Project Manager shall take any and all steps required by Prudent Utility Practice to terminate any Operating Emergency, subject to the provisions of this Section. As soon as practicable after the commencement of an Operating Emergency, the Project Manager shall advise the Participants of the occurrence of such Emergency, its nature and the steps taken or to be taken to terminate the Operating Emergency, including a preliminary estimate of the expenditures required to terminate the Operating Emergency. In the event the Project Manager determines the estimated amount required to terminate the Operating Emergency exceeds the amount which it is authorized to expend hereunder, the Project Manager shall so notify the Participants and shall call a meeting of the Operating Committee to be held not later than five days following such determination. At such meeting the Project Manager shall submit the following information:

              (a) The estimated date when the Operating Emergency can be terminated.

              (b) The person or persons who the Project Manager proposes would perform the work and furnish the materials required toe terminate the Operating Emergency.

              (c) The estimated amount of overtime, if any, which would be paid in order to expedite the termination of the Operating Emergency.

              (d) The costs proposed to be capitalized, facilities to be retired, and salvage to be realized.

              (e) The costs proposed to be charged as maintenance expense.

              (f) Such other information as may be necessary and required by Operating Committee to determine the manner in which the Operating Emergency is to be terminated.

The Operating Committee shall review and recommend to the Management Committee the items as set forth in this Section or recommend an alternative thereto.

         SECTION 4.4.3. Reactive Generation. Unless otherwise mutually agreed by the Participants, each Participant shall provide the reactive power requirements of its electric system. The Project Manager will, at all times, operate Sherco 3 in a manner consistent with the safe operation of the NSP electric system and systems interconnected with the NSP system. The Project Manager will not, however, vary the generation of reactive power supplied by Unit 3 in such a manner as to impair the ability to generate real power for the benefit of any Participant except during emergencies. The Project Manager will not be required, at any time, to operate Sherco 3 in a manner which is intended to supply reactive power generated by Unit 3 to the systems or electric loads of any of the Participants other than NSP.

         SECTION 4.4.4. Initial Training and Startup Expenses. Up to the Commercial Operation Date of Sherco 3, the Project Manager shall accumulate and charge the initial training and startup expenses to the Cost of Construction. Such expenses shall be accounted for in a manner which will provide identification thereof.

         SECTION 4.4.5. Metering. The Project Manager shall install and maintain the necessary metering equipment to determine the amounts of net Capacity and Energy from Unit 3 at the Point of Delivery. Metering records shall be available at all times to authorized representatives of the Participants. Each meter used shall, by comparison with accurate standards, be tested and calibrated by the Project Manager at approximate intervals of twelve months. If a meter shall be found not registering within 1% accuracy, it shall be restored to an accurate condition or an accurate meter shall be substituted. The results of all tests and calibrations shall be open to examination by the Participants and a report of every test shall be furnished immediately to the Participants. Any meter tested and found to be within 1% accuracy shall be considered to be accurate. If, as a result of any test, any meter is found to register not within 1% accuracy, the readings of such meter previously taken shall be corrected according to the percentage of inaccuracy so found but no such correction shall extend beyond sixty days previous to the day on which such inaccuracy was discovered by such test. If any metering equipment fails to register or if the meter registration is erratic, the Capacity and Energy produced shall be determined by the Participants. All costs incurred in connection with such metering equipment and compliance with the provisions of this Section shall be considered a Fixed Operating Cost and as such shall be borne by the Participants in proportion to their respective Ownership Percentages.


                                 CHAPTER FIVE

                              GENERAL PROVISIONS

         ARTICLE 5.1.  DEFAULTS

         SECTION 5.1.1. Covenant to Perform. Each Participant covenants to pay all monies and to perform all other obligations agreed to be paid or performed under this Agreement. This Article provides for consequences and remedies relating to financial defaults. For the purposes of this Article a "default" shall occur if any Participant fails to make any payment in the time and manner provided by this Agreement, provided that Section 5.6.11 shall not apply until a written notice of default has been given to the defaulting Participant. Such notice shall be given by the Project Manager, but upon failure of the Project Manager to do so it may be given by any Participant.

         SECTION 5.1.2.  Initial Procedures.

              (a) Following a default by a Participant, the nondefaulting Participants shall make payments and take actions necessary to cover the default. In the case of a default in the payment of Cost of Construction relating to

         Joint Common Facilities, the amount in default shall be paid by each nondefaulting Participant in the ratio that its Joint Common Facility Percentage bears to the total Joint Common Facility Percentages of all nondefaulting Participants. In the case of a default in the payment of any other Cost of Construction or Operating Costs, the amount in default shall be paid by each nondefaulting Participant in the ratio that its Ownership Percentage bears to the total Ownership Percentages of all nondefaulting Participants. The Project Manager may notify the nondefaulting Participants by telephone or telegraph if there exists an immediate need for the advancement of funds to cover a default. Within three banking days of the receipt of such notice, each nondefaulting Participant shall advance the funds requested to the Project Manager in such manner as the Project Manager may request. Neither the advance of funds pursuant to such a request nor the covering of a default shall constitute an: election of rights or option under this Article 5.1.

              (b) The failure by UNITED MINNESOTA to cover a default of another Participant in accordance with paragraph (a) shall not constitute a default for purposes of Sections 5.1.7 and 5.6.11 hereof.

         SECTION 5.1.3. Payment in Event of Dispute. If a Participant disputes the existence or extent of any failure to make any payment hereunder, it shall nevertheless make such payment under written protest directed to each of the other Participants. Such payments of a Participant not made when due shall bear interest at the Agreed Rate.

         SECTION 5.1.4. Option to Abandon. If a payment default should continue for a period of 120 days after the due date thereof, the Management Committee, subject to the vote adjustment required by Section 5.6.11, may elect to discontinue the Sherco 3 Project immediately and liquidate the same for the benefit of the Participants. In such event, the defaulting Participant shall not be relieved of any of its obligations then existing or thereafter existing hereunder and shall be liable for any and all costs incurred by the nondefaulting Participants in covering such default; and any provisions of this Agreement to the contrary notwithstanding, the defaulting Participant shall be liable for all costs directly attributable to the discontinuance of the Sherco 3 Project (including, without limitation, all cancellation charges and penalties imposed by contractors, engineering companies, constructors, equipment suppliers and suppliers of materials and services) and shall indemnify the nondefaulting Participants for any and all such costs paid or borne by them.

         SECTION 5.1.5. Right to Cure Defaults. A Participant in default for failure to make any payment of Cost of Construction required to be paid by it prior to the Commercial Operation Date shall have the right to cure such default by paying the amounts in default, plus interest thereon at the Agreed Rate, to the other Participant or Participants that shall have paid such amounts or, to the extent no other Participant shall have paid such amounts, by paying such amounts, plus interest thereon at the Agreed Rate, into the Construction Account; provided, however, that any such payment to another Participant may be made only within 120 days after the date of default unless such other Participant shall agree to accept payment at a later date; and provided further, that no Participant shall have the right to cure any such default after the Commercial Operation Date. A Participant in default for failure to make any payment required to be made by it on or after the Commercial Operation Date may cure such default as provided in
Section 5.1.7 hereof.

         SECTION 5.1.6. Adjustment to Ownership Percentages and Joint Common Facility Percentages.

              (a) If necessary to reflect defaults by one or more Participants, upon completion of construction and after the adjustments in the Participants' investments in Joint Common Facilities pursuant to Section 2.2.2 (d) hereof, the Management Committee shall review the investment made by each Participant hereunder through the completion of construction and shall re-determine the Ownership Percentages and Joint Common Facility Percentages of the respective Participants in accordance with the formula in (b) and (c) below with the intent that, if the total investment by any Participant hereunder (including Cost of Construction of Joint Common Facilities to the extent allocable to Sherco 3, all other Cost of Construction and investment in NSP Common Facilities to the extent allocable to Sherco 3) represents a percentage of. the total investment by all Participants hereunder (including Cost of Construction of Joint Common Facilities to the extent allocable to Sherco 3, all other Cost of Construction and investment in NSP Common Facilities to the extent allocable to Sherco 3) which is different from its Ownership Percentage, then the Ownership Percentage of such Participant shall be revised to equal such other percentage. All amounts used in the formula shall be determined from Sherco 3 Project accounting records.

              (b) The Ownership Percentage of each Participant shall be re-determined in accordance with the following formula:

         OP' = Csp + Cep + Cjsp + Cmp x 100
               ----------------------
                CS + CE  + Cjs  + Cm

Where:

         OP Such Participant's revised Ownership Percentage, as to be determined from the formula;

         Cs Total Cost of Construction of Sherco 3 excluding Joint Common Facilities;

         Csp Such Participant's investment in Sherco 3 excluding Joint Common Facilities;

         Ce   is as defined in Section 2.2.2(b);

         Cep  is as defined in Section 2.2.2(b);

         Cjs Total investment in Joint Common Facilities to the extent allocable to Sherco 3. This amount is equal to the amount Cj less the amount Cx, where Cj and Cx are as defined in
              Section 2.2.2(b);

         Cjsp Such Participant's investment in Joint Common Facilities to the extent allocable to Sherco 3. This amount shall be equal to the amount Cjp less the amount Cxp, where Cjp shall be equal to such Participant's investment in Joint Common Facilities (including all adjustments pursuant to Section 2.2.2(d)) and Cxp is as defined in Section 2.2.2(b);

         Cm   is as defined in Section 2.2.2(b); and

         Cmp Such Participant's investment, if any, in NSP Common Facilities Modifications to the extent allocable to Sherco
              3. Cmp for NSP shall equal the sum of (i) the total investment by NSP in NSP Common Facilities Modifications identified on Exhibit B-1 hereto on the date hereof less
              0.134 times the total investment by all Participants in such Modifications plus (ii) the total investment by NSP in NSP Common Facilities Modifications made pursuant to
              Section 2.2.6 hereof less the portion of the investment therein made by all Participants which is allocable to generating units other than Sherco 3. Cmp for each other Participant shall equal such Participant's total investment, if any, in NSP Common Facilities Modifications.

              (c) After the Ownership Percentage of each Participant has been re-determined, its Joint Common Facility Percentage shall be re-determined in accordance with the following formula:

                           OP
                           ---
         JP' = Csp + Cjp - 100 (Cs) + Cmp - Cmo
               -------------------------------- x 100
                              CJ

Where:

         JP'  Such Participant's adjusted Joint Common Facility
              Percentage, as to be determined from the formula;

         Cj
         and
         Cmo  are defined in Section 2.2.2(b); and

         Cjp, Cmp, OP', Cs and Csp are as defined above in this Section
5.1.6.

         The re-calculation of the Joint Common Facility Percentages under this paragraph (c) shall be made after giving effect to the reclassification as Joint Common Facilities, pursuant to Section 2.2.5 hereof, of those NSP Common Facilities listed as "Essential Equipment" on Exhibit B-1 hereto.

              (d) After any adjustment to the Ownership Percentage or Joint Common Facility Percentage of the Participants as provided above, each Participant shall own undivided ownership interests in the Joint Common Facilities and in the remainder of Sherco 3 equal to its Joint Common Facility Percentage and Ownership Percentage, respectively, as so finally established. Any Participant whose Ownership Percentage or Joint Common Facility Percentage as so finally established under this
         Section 5.1.6 is less than that originally set forth in Section
         2.1.1 or Exhibit B-2 hereof, respectively, (i) shall deliver to each other Participant or Participants whose corresponding Percentage is greater than that originally set forth such deeds, bills of sale, certificates and opinions as such other Participant shall request to evidence such interest and (ii) shall take such action as shall be necessary so that such interest shall be owned by such other Participant free and clear of any mortgages and other liens and encumbrances, except those permitted by Section 1.2.2(d) hereof.

              (e) Nothing in this Section 5.1.6 shall be construed to relieve a Participant of any liability for failure to make any payment hereunder.

         SECTION 5.1.7. Loss of Entitlement. A Participant in default for failure to make any payment accruing on or after the Commercial Operation Date which continues for a period of 60 days after the due date thereof shall lose its Entitlement. The Capacity and Energy unavailable to a defaulting Participant by operation of this Section may be thereafter utilized by each nondefaulting Participant during the period of default in the proportion that its Ownership Percentage bears to the total of the nondefaulting Participants' Ownership Percentages as if such Capacity and Energy were a part of the nondefaulting Participants Entitlement. For a period of 730 days after the date of default, such utilization by any nondefaulting Participant shall be on an interruptible basis until all amounts in default are paid by the defaulting Participant, together with interest at the Agreed Rate.
After such period, such utilization by any nondefaulting Participant shall be on a firm basis for one or more one-year periods; provided, however, that at the end of any such one-year period, to defaulting Participant shall regain its Entitlement if (i) six months or more before the end of such one-year period, the defaulting Participant gives written notice to such nondefaulting Participant of its intention to pay all amounts in default and (ii) prior to the end of such one-year period, the defaulting Participant pays all amounts in default, together with interest at the Agreed Rate. Nothing in this Section shall be construed to relieve a defaulting Participant of any liability for its default including reimbursement to nondefaulting Participants for all payments made in respect of the defaulting Participant's obligation to make payments with the exception of payments for Variable Operating Costs which shall be borne solely by the nondefaulting Participants in proportion to their receipt of Energy associated with utilization of a defaulting Participant's Entitlement.

         SECTION 5.1.8. Actions to Enforce. In addition to the rights granted in this Article 5.1, the Participants may take any action in law or equity, including an action for specific performance, to enforce this Agreement in accordance with the terms hereof.

         SECTION 5.1.9.  NSP to Continue as Project Manager.
Notwithstanding any other provisions of this Article, if NSP is the Participant in default, NSP shall continue to perform its duties as Project Manager hereunder until removed in accordance with the provisions hereof.

         ARTICLE 5.2.  DAMAGE OR DESTRUCTION.

         SECTION 5.2.1. Covered by Insurance. Subject to the receipt of all requisite approvals of any governmental agency having jurisdiction, in the event Sherco 3 or any portion thereof should be damaged or destroyed and the cost of repairs or reconstruction is estimated to be less than or equal to the aggregate amount of insurance coverage (including any deductible) procured and maintained by the Project Manager pursuant to Section 3.3.12 of this Agreement, carried and covering the cost of such repairs and reconstruction, then, unless the Management Committee determines not to repair or reconstruct Sherco 3, the Project Manager shall cause such repairs or reconstruction to be made so that Sherco 3 shall be restored to substantially the same general condition, character and use as existed prior to such damage or destruction.

         SECTION 5.2.2. Not Covered by Insurance. Subject to the receipt of all requisite approvals of any governmental agency having jurisdiction, in the event Sherco 3 or any portion thereof should be damaged or destroyed and the cost of repairs or reconstruction is estimated to be more than the aggregate amount of insurance coverage (including any deductible) procured and maintained by the Project Manager pursuant to Section 3.3.12 of this Agreement carried and covering the cost of such repairs or reconstruction, then, if the Management Committee determines to repair or reconstruct Sherco 3, the Project Manager shall cause such repairs or reconstruction to be made so that Sherco 3 shall be restored to substantially the same general condition, character and use as existed prior to such damage or destruction, and the Participants shall share the costs of such repairs or reconstruction in excess of available insurance proceeds in proportion to their respective Ownership Percentages. In the absence of such determination, the Project Manager shall not cause such repairs or reconstruction to be made and the insurance proceeds received as a result of such damage or destruction shall be deposited in the Construction Account (if the damage or destruction occurred prior to the Commercial Operation Date) or the Capital Account (if the damage or destruction occurred on or after the Commercial Operation Date) and expended or distributed to the Participants in accordance with Section
3.3.2 or Section 3.3.5 hereof.

         If repairs or reconstruction are not made in accordance with the foregoing but one or more Participants desire to repair or reconstruct Sherco 3, then each other Participant shall sell its undivided ownership interest in Sherco 3 to the Participant or Participants which desire to repair or reconstruct Sherco 3 for a purchase price equal to the product of the salvage value of Sherco 3 and the selling Participant's Ownership Percentage. The Participants agreeing to repair or reconstruct Sherco
3 shall share the cost of such purchase in the ratio of their respective Ownership Percentages.

         ARTICLE 5.3.  RETIREMENT

         SECTION 5.3.1. Date of Retirement. The determination to retire Sherco 3 shall be made by the Management Committee; provided, however, that no determination to retire Sherco 3 during the first forty years of its commercial operation shall be effective without the approval of NSP, SOUTHERN MINNESOTA and UNITED MINNESOTA so long as each owns an undivided interest in Sherco 3.

         SECTION 5.3.2. Retirement Costs. All costs less salvage credits, if any, associated with retirement of Sherco 3, including, without limitation: dismantling, demolishing and removal of equipment, facilities and structures; security; maintenance; and disposing of debris, shall be shared by the Participants in proportion to their Ownership Percentages. Payments for these costs less salvage credits, if any, as they are expected to be incurred, shall be made in accordance with the provisions of Section 3.3.4, Section 3.3.5, and Section 3.3.6. If such salvage credits exceed such costs, the difference shall be shared by the Participants in proportion to their respective Ownership Percentages. To the extent requested by NSP, the Participants other than NSP each agrees to sell to NSP its interest in Common Facilities needed by NSP in the operation of any other generating unit at the Sherco Plant Site.

         ARTICLE 5.4.  CERTAIN ADDITIONAL AGREEMENTS

         SECTION 5.4.1. No Adverse Distinction. Notwithstanding any other provision of this Agreement, in discharging their respective responsibilities hereunder, neither NSP, as Project Manager or as Participant, nor any other Participant shall make any adverse distinction between Sherco 3 and any other generating unit or common facilities in which it has an interest solely because of its co-ownership of Sherco 3 with the other Participants. Any action or failure to act by a Participant shall not violate this Section if such Participant's decision to act, or not to act, was based upon factors other than its co-ownership of Sherco 3 with the other Participants.

         SECTION 5.4.2. Cooperation. The Participants will cooperate with each other in all activities relating to Sherco 3, including, without limitation, the execution and filing of applications for authorizations, permits and licenses and the execution of such other documents as may be reasonably necessary to carry out the provisions of this Agreement. In addition, each Participant agrees, upon the request of any other Participant, to cooperate with such requesting Participant, as reasonably necessary and at the requesting Participant's expense, in the issuance and sale by the requesting Participant of securities to finance its ownership interest in Sherco 3 and to provide at the requesting Participant's expense such information, certificates, opinions and other documentation with respect to the construction and operation of Sherco 3 and with respect to its business and affairs as are requested and reasonably necessary in connection with the issuance and sale of such securities. Each Participant shall preserve and protect the confidentiality of any such information or other documentation specified by the furnishing Participant except to the extent prevented from doing so by applicable law or except to the extent that the issuance and sale of its securities requires disclosure thereof. Where disclosure of such information or other documentation, or any part thereof, is required by applicable law or by the issuance and sale of the requesting Participant's securities, the requesting Participant shall to the extent practicable promptly notify the furnishing Participant. prior to such disclosure and give it reasonable opportunity to present its views on the necessity and form of disclosure.

         SECTION 5.4.3. Observers. From and after the SOUTHERN MINNESOTA Closing, SOUTHERN MINNESOTA shall have the right to have two resident observers at the Sherco 3 Site at all times for purposes of observing and monitoring Sherco 3. From and after the UNITED MINNESOTA Closing, UNITED MINNESOTA shall have the right to have one resident observer at the Sherco 3 Site for the same purpose.

         Such resident observers shall be subject to, and required to conduct themselves in accordance with, the directives of the Project Manager's senior site official to the end that their activities shall not interfere with the Project Manager's performance of its obligations. The resident observers shall be reasonably qualified to perform the duties assigned to them but at no time shall they be permitted to take any part in nor to give any instructions or orders.

         The resident observers shall have access to all parts of Sherco 3 and, upon request and within a reasonable time to comply or as soon thereafter as the same are prepared or available to the Project
Manager's employees, shall have access to all records, papers, documents, reports, and other information concerning Sherco 3.

         The resident observers shall be provided with office space and furnishings, reasonably necessary to allow them to perform their duties, as part of the project cost. All other costs shall be borne by the Participant the observer represents.

         Each resident observer shall be the employee of SOUTHERN MINNESOTA or UNITED MINNESOTA, as the case may be, and shall not be the employee, servant, or agent of NSP. In addition to the resident observers, SOUTHERN MINNESOTA and UNITED MINNESOTA each shall be entitled to have other authorized representatives, including outside consultants, at reasonable times observe and inspect Sherco 3. Such observers, visitors, and representatives shall be subject to, and required to conduct themselves in accordance with, the directives of the Project Manager's senior site official to the end that their activities shall not in any way interfere with the Project Manager's responsibilities.

         SECTION 5.4.4. Plant Tours. Upon prior approval of the Project Manager, the Participants may schedule plant tours and visits at Sherco 3.

         SECTION 5.4.5. Settlement of Disputes. In the event any dispute between any of the Participants should arise out of or relating to this Agreement concerning a matter not already delegated by this Agreement for determination by the Management Committee, such dispute shall be first submitted to the Management Committee for review and decision. The Management Committee shall have thirty days from and after the date upon which such dispute is submitted to it in which to resolve such dispute. Such dispute shall be deemed to be resolved by the Management Committee if, but only if, said Committee unanimously arrives at a single determination thereof. If the Management Committee is unable to resolve such dispute, then the Participants shall forthwith submit such dispute to the chief executive officers of the Participants for review. Said chief executive officers shall have an additional thirty days from and after the date upon which such dispute is submitted to them in which to resolve such dispute. Said chief executive officers may resolve such dispute if, but only if, they unanimously arrive at a single determination thereof. If such dispute is not so resolved and the Participants involved in the dispute resort to litigation, the other Participants shall have the right to intervene in such litigation.

         ARTICLE 5.5.  LIMITATION OF LIABILITY

         SECTION 5.1. General. Except to the extent such liability is discharged by project insurance acquired under Section 3.3.12, the Project Manager and its directors, officers, agents and employees shall not be liable to the Participants for any loss, cost, damage or expense incurred by the Participants as the result of any action or failure to act, whether negligent or otherwise, by the Project Manager or its directors, officers, agents or employees in carrying out the provisions of this Agreement, except for any such loss, cost, damage or expense which is the result of the Project Manager's "gross negligence" or "intentional wrongdoing", which terms are defined as follows:

              (a) "gross negligence" is more than a failure to exercise due care under the particular facts and circumstances and is more than inadvertence or inattention. "Gross negligence" must involve an act or an omission of an aggravated character respecting a significant legal duty. Such an act or omission amounts to a reckless disregard of such a legal duty or is an act or omission that shows, or at least raises a presumption of, conscious indifference to such a legal duty;

              (b) "intentional wrongdoing" is any action or failure to act by the Project Manager with the intent of using its authority as Project Manager to place any Participant at an unfair disadvantage in-relation to NSP or any intentional violation of a significant obligation to a Participant under the provisions of this Agreement.

In the event of its gross negligence or intentional wrongdoing, the Project Manager shall be liable to the Participants for all direct damages. Nothing herein shall prevent any Participant from pursuing an action for specific performance of the Project Manager's obligations hereunder after the complaining Participant has sought and been denied satisfactory relief by the Management Committee. In no event, however, shall the Project Manager or any Participant be liable for actions arising out of this Agreement to a Participant with respect to any claim, whether based upon contract, tort (including negligence), patent, trademark or service mark or otherwise, for any indirect or consequential damages. Actions of nonmanagement employees of the Project Manager shall not be imputed to the Project Manager.

         SECTION 5.5.2. Costs Shared by Participants. Except to the extent such liability is discharged by project insurance acquired under
Section 3.3.12, and except as otherwise provided in Section 5.5.1, all loss, cost, damage and expense incurred or sustained by the Project Manager in connection with the performance of this Agreement, including but not limited to (i) workers' compensation liability of the Project Manager to its employees, (ii) liability to agents, contractors, subcontractors, consultants and other third parties and (iii) any cost and expense related to investigating, defending or settling claims of any Participant or third party (including counsel fees and other costs of litigation) whether based upon contract, tort (including negligence) or otherwise, shall be shared by the Participants in proportion to their respective Ownership Percentages (or, to the extent the liability relates to Joint Common Facilities, in proportion to their respective Joint Common Facility Percentages); provided, however, that the Project Manager shall not settle any claim except in accordance with Section 3.2.3(f) hereof.

         SECTION 5.5.3. No Liability for Delays or Unavailability. The Project Manager shall not be liable to the Participants for any loss, cost, damage or expense caused by delays in completion or unavailability of the Sherco 3 Project or by plant shutdowns or service interruptions except as otherwise provided in Section 5.5.1.

         SECTION 5.5.4. No Liability for Acts of Other Participants. Nothing in this Agreement shall be construed to create joint or several liability of a Participant for the acts, omissions or obligations of any other Participant (except as otherwise provided under Chapter Three or Section 5.5.2 hereof for acts, omissions or obligations of the Project Manager as agent for the Participants).

         SECTION 5.5.5. No Guarantee of Final Costs. The Project Manager does not guarantee the final cost of construction, operation, maintenance or decommission of any part of the Sherco 3 Project. All oral and written forecasts of costs, construction expenditures and operating and maintenance expenses are estimates only, subject to change and final determination at the time the costs are incurred.

         ARTICLE 5.6.  MISCELLANEOUS

         SECTION 5.6.1.  Survival.  The agreements, covenants,
representations and warranties contained herein shall survive the SOUTHERN MINNESOTA Closing and the UNITED MINNESOTA Closing.

         SECTION 5.6.2. No Delay. No disagreement or dispute of any kind between or among any of the Participants concerning any matter, including without limitation the amount of any payment due hereunder or the correctness of any charge made hereunder, shall permit any Participant to delay or withhold any payment pursuant to this Agreement.

         SECTION 5.6.3. Further Assurances. From time to time after the respective closings hereunder, the Participants will execute and deliver such instruments of conveyance and other documents, upon the request of another Participant, as may be necessary or appropriate to carry out the intent of this Agreement.

         SECTION 5.6.4. Governing Law. The validity, interpretation, and performance of this Agreement shall be governed by the laws of the State of Minnesota.

         SECTION 5.6.5. Notices. Any notice, request, consent or other communication permitted or required by this Agreement (other than notices for payment) shall be in writing and shall be deeded given when deposited in the United States mail, first class postage prepaid, and if given to NSP shall be addressed to:

         Northern States Power Company
         414 Nicollet Mall
         Minneapolis, Minnesota 55401
         Attn:  Office of the President;

and if given to SOUTHERN MINNESOTA shall be addressed to:

         Southern Minnesota Municipal Power Agency
         1440 Valley High Drive
         P.O. Box 6547
         Rochester, Minnesota 55903
         Attn:  Executive Director;

and if given to UNITED MINNESOTA shall be addressed to:

         United Minnesota Municipal Power Agency
         421 West Third Street
         P.O. Box 521
         Litchfield, Minnesota 55355
         Attn:  President


unless a different officer or address shall have been designated by any Participant by notice in writing.

         SECTION 5.6.6. Article and Section Headings Not to Affect Meaning. The descriptive headings of the various Articles and Sections of this Agreement have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

         SECTION 5.6.7.  No Partnership.

              (a) The covenants, obligations and liabilities of the Participants shall be several and not joint or collective. Each Participant shall be solely and individually responsible for its own covenants, obligations and liabilities as herein provided. Neither this Agreement nor any grant, lease or license related thereto, shall create any new entity nor be construed to create a new entity, such as a partnership, association or joint venture. The Participants shall not be liable as partners. No Participant or group of Participants shall be under the control of or be deemed to control any other Participant or the Participants as a group. Except to the extent this Agreement confers upon NSP the authority to act as agent for and on behalf of the other Participants with respect to their several and separate individual interests and obligations, no Participant shall have the right or power to bind any other Participant.

              (b) The Participants agree that they will take any and all action necessary and appropriate to secure exclusion from Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1954, as amended to date or as it may be amended hereafter, or under any similar income tax laws. The Participants agree to formally elect, if necessary, under the authority of Section 761(a) of the Internal Revenue Code of 1954, to be excluded from the application of all provisions of said Subchapter K. If the tax laws of the State of Minnesota hereafter contain provisions similar to those contained in Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1954 under which a similar election is permitted, the Participants agree to exercise such similar election. NSP is hereby authorized to file such evidence as may be necessary to give effect to the election made in this Section 5.6.7(b).

         SECTION 5.6.8. Time of Essence. Time is of the essence of this Agreement.

         SECTION 5.6.9.  Successors and Assigns/Binding Obligations.

              (a) Except as otherwise provided in subsection (b) hereof all of the respective covenants, undertakings and obligations of each of the Participants set forth in this Agreement (i) shall apply to and bind all other persons, firms, partnerships, corporations or entities claiming by, through or under any of the Participants and their successors or assigns; (ii) shall be covenants, restrictions and obligations running with each Participant's respective interest in the land and all other rights, titles and interests in Sherco 3 and with all of the rights and interests of each Participant under this Agreement; and (iii) shall be for the benefit of the Participants and their respective successors and assigns in and to Sherco 3.
         All such covenants and obligations shall be binding upon any entity which acquires any of the rights, titles and interests of any Participant in Sherco 3 or in, to and under this Agreement, except that in the case of a partial assignment the assignee shall only be required to share in the cost of fulfilling said covenants and obligations of the assigning Participant to an extent proportionate to the interest so assigned.

         (b) Any party which acquires the interest of a Participant in Sherco 3 after the Commercial Operation Date through enforcement of the default provisions contained in any mortgage or other security agreement granted by such Participant as authorized by Section 2.3.2(d) hereof shall not be required to assume or become obligated to perform, or be liable for, any of the payment obligations of such Participant which accrued prior to the time that such party acquires such interest nor shall such party be required to assume or become obligated to perform, or be liable for, any of the obligations of such Participant which accrue after such party ceases to have an interest in Sherco 3. During the time that such party has an interest in Sherco 3, it shall not be liable for failure to make any payment hereunder which accrues during such time, except that the provisions of Section 5.1.6 and Section 5.1.7 hereof shall be applicable in respect of such failure and except that such party shall be liable for failure to make any payment accruing during, but not before or after, any period that such party is receiving Energy from Unit 3 by exercising the rights of such Participant hereunder, which rights can be exercised without curing such Participant's defaults. Such a party may convey its interest acquired from such Participant subject to the provisions of Article 2.3, but free of any obligation on a purchaser to cure defaults of such Participant and free of any obligation on such party to hold the other Participants harmless if the purchaser fails to fulfill its obligations to the other Participants under this Agreement.

         SECTION 5.6.10. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         SECTION 5.6.11. Computation of Undivided Ownership Percentage. Notwithstanding any other provision of this Agreement, whenever, pursuant to any provision of this Agreement, any action is required to be agreed to or taken by the Management Committee, (i) only those Participants not in default in the payment of any amounts (together with interest, if appropriate) required under or contemplated by any provisions of this Agreement at the time such action is to be agreed to or taken shall have the right to participate in such agreement or the taking of such action; and (ii) the computation of the Ownership Percentages of Participants agreeing to or taking any such action shall be based solely upon the Ownership Percentages of Participants not so in default and, for such purposes, the Ownership Percentage of a defaulting Participant shall be allocated to the nondefaulting Participants in the ratio that each respective nondefaulting Participant's Ownership Percentage bears to the aggregate Ownership Percentages of all nondefaulting Participants.

         SECTION 5.6.12. Descriptions. As soon as practicable after the Commercial Operation Date of Sherco 3, the Project Manager shall furnish to each other Participant descriptions of Sherco 3, setting forth in reasonable detail the facilities, equipment and other property and rights then constituting such unit or facilities, including all property, real or personal, and rights therein jointly paid for under this Agreement.

         SECTION 5.6.13. Severability. In the event that any of the terms, covenants or conditions of this Agreement or the application of any such term, covenant or condition shall be held invalid as to any person or circumstances by any court having jurisdiction in the premises, the remainder of this Agreement and the application of its terms, covenants or conditions to such persons or circumstances shall not be affected thereby but shall remain in force and effect.

         SECTION 5.6.14. No Third Party Beneficiary. The Participants do not intend to create rights in or to grant remedies to any third party as a beneficiary of this Agreement or of any duty, covenant, obligation or undertaking established herein except as otherwise provided in Section 2.3.2 and Section 5.6.9.

         SECTION 5.6.15. No Implied Waiver. Any waiver at any time by the Project Manager or any Participant of its rights with respect to a default or any other matter arising in connection with this Agreement shall not be deemed a waiver with respect to any subsequent default or matter.

         SECTION 5.6.16. Amendments. (a) Except for any amendment to this Agreement or the Exhibits hereto which, pursuant to the terms hereof, may be made by vote of the Management Committee, no amendment to this Agreement or the Exhibits hereto shall be effective unless approved in writing by each Participant hereto. Whenever an amendment to this Agreement or any Exhibit hereto is made, in Accordance with this Agreement, by action of the Management Committee, the Participants shall ratify such action by duly executing such Amendment.

              (b) In the event any provision of this Agreement is determined to be unenforceable under any applicable statute or any regulation or order of any regulatory agency having jurisdiction, the Management Committee shall direct an amendment of this Agreement which is believed to cure such provision while at the same time permitting the accomplishment of any lawful objective sought to be accomplished by such provision.

              (c) It is the intent of the Participants in entering into this Agreement not to create restrictions on their respective ownership interests in Sherco 3 which will disqualify the use of a Participant's ownership interest as collateral for financing purposes to the extent permitted by Section 2.3.2(d) hereof. If a Participant demonstrates to the other Participants' satisfaction the need for an amendment to qualify the Participant's ownership interest as collateral for such financing purposes, the Management Committee shall direct the adoption of such amendment unless such amendment (i) would be prohibited by the terms of, or materially adversely affect the interests of holders of indebtedness under, any bond resolution, indenture or other debt instrument of any other Participant or (ii) would so adversely affect any other Participant's ownership interest in Sherco 3 or rights hereunder that this Agreement, as amended, would no longer reflect an equitable arrangement between the respective Participants.

         SECTION 5.6.17. Term. This Agreement shall become effective when it has been duly executed and delivered on behalf of all of the Participants and shall remain in full force and effect, subject to prior determination by unanimous agreement by all Participants, until such time as Sherco 3 is retired from service in accordance with Article 5.3 hereof and all payments associated therewith are made.

         IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this Agreement as of the date first above written.

(SEAL)                                           NORTHERN STATES POWER COMPANY

Attest:



____________________________________           By_____________________________


(SEAL)                                            SOUTHERN MINNESOTA MUNICIPAL
                                                                  POWER AGENCY

Attest:



___________________________________          By ______________________________


(SEAL)                                              UNITED MINNESOTA MUNICIPAL
                                                                  POWER AGENCY

Attest:




_____________________________________         By _____________________________

STATE OF MINNESOTA)
                     ss.
COUNTY OF HENNEPIN)

         The foregoing instrument was acknowledged before me this 11th day of March, 1982 by Donald W. McCarthy, Chairman of the Board and Chief Executive Officer of Northern States Power Company, a Minnesota corporation, on behalf of the corporation.

                                            __________________________________
                                                                 Notary Public

STATE OF(MINNESOTA)
                     ss.
COUNTY OF OLMSTED )

         The foregoing instrument was acknowledged before me this 11th day of March, 1982 by David M. Martin, President of Southern Minnesota Municipal Power Agency, a municipal corporation and political subdivision of the State of Minnesota, on behalf of such Agency.


                                             _________________________________
                                                                 Notary Public

STATE OF MINNESOTA)
                      ss.
COUNTY OF OLMSTED )

         The foregoing instrument was acknowledged before me this 11th day of March, 1982 by Dallas E. Nelson, President of United Minnesota Municipal Power Agency, a municipal corporation and political subdivision of the State of Minnesota, on behalf of such Agency.


                                                  ____________________________
                                                                 Notary Public

EXHIBIT A

                          Brief Description of Unit 3

Unit 3 is a steam electric generating unit to be owned in common by Northern States Power Company (NSP), Southern Minnesota Municipal Power Agency and United Minnesota Municipal Power Agency in accordance with their respective Ownership Percentages as set forth in Section 2.1.1 of the Agreement.

Unit 3 will be a subbituminous coal-fired steam electric generating unit with a nominal net generating capacity of 800,000 Kw. The unit will have a net heat rate of about 10,300 Btu/Kwh.

The unit will be constructed as an addition to NSP's existing Sherburne County generating plant located near Becker, Minnesota. Fuel supplies for Unit 3 will be delivered by unit trains from mines in Montana and Wyoming in conjunction with the fuel supplies for Units #l and #2.

Although a more detailed listing of the components of the unit is provided under the "Description" below, the major components of the unit can be generally described as follows:

         The boiler will be a Babcock and Wilcox drum-type, balanced draft, pulverized coal unit producing 6,100,000 lbs. of steam per hour at a pressure of 2520 psi and super heat and reheat temperatures of 1,000 degrees F each. The boiler will utilize dual register low nitrous oxide burners.

         The turbine generator, supplied by General Electric Co., will include a 3600 rpm, tandem compound, four flow, single reheat steam turbine operating at 2520 psi, 1,000 degrees F with 1,000 degrees F reheat. The turbine will be equipped for seven stages of extraction and employ 33-inch last stage blades. The generator will be rated 950,000 kva, 860,000 Kw, 26,000 v, 0.90 p.f and will be hydrogen cooled with a liquid cooled stator conductor.

         The unit will be equipped with three boiler feed pumps (two 50% capacity units driven by steam turbines and one 30% capacity unit driven by an electric motor) and will employ two forced draft and four induced draft fans.

         The flue-gas clean-up system will employ spray dryer absorbers for S02 removal and fabric filters for particulate removal. Flue gas will be discharged through a 650 ft. high steel lined, concrete shell chimney. Ash and solids removed from the combustion process will be deposited in clay-sealed basins on the plant site.

         The unit will have a closed-cycle cooling system employing mechanical draft cooling towers and obtaining make-up water from the Mississippi River.

                  DESCRIPTION OF PROPERTY INCLUDED IN UNIT 3

Unit 3 consists of all structures, equipment and facilities now or hereafter constructed or installed as a part of Unit 3 in or on the Sherco 3 Site and the Sherco Plant Site including, but not limited to, those listed under A.l through A.8 below and excluding all portions of the structures and facilities below which are listed on Exhibit B.

A.1 STEAM GENERATOR AND ASSOCIATED EQUIPMENT

A.1.1 Steam Generator (Boiler)

         (1)  Pulverizers

         (2)  Piping

         (3)  Burners

         (4)  Gas Recirculation Fan

         (5)  Primary Air Fans

         (6)  Air Preheaters

A.1.2    Coal Handling Equipment

         (1)  Coal Silos

         (2)  Scales and Feeders

         (3)  Crushers

         (4)  Dust Collectors

         (5) Transfer Houses 3 and 4 and the Coal Conveyors (identified on Figure Al between Crusher House West Addition and the Generation Building)

A.1.3    Boiler Vents and Drains

A.1.4 Fly Ash Removal System and Piping (Specific equipment and piping will be identified when engineering is complete.)

A.1.5 Bottom Ash Removal System and Piping (Specific equipment will be identified when engineering is complete.)

A.1.6    Air Quality Control System

         (1)  Absorber Modules

         (2)  Fabric Filters

         (3)  Lime Receiving, Storage, and Preparation Equipment

         (4)  Piping

A.1.7    Combustion Air System (including forced draft fans)

A.1.8    Combustion Air Preheating System

A.1.9    Flue Gas Exhaust System

         (1)  Breeching

         (2)  Induced Draft Fans

         (3)  Chimney (see Figure A1)

A.2      TURBINE GENERATOR AND AUXILIARIES

A.2.1    Turbine Generator Equipment

A.2.2    Turbine Lube Oil Purifications System

A.2.3    Carbon Dioxide Distribution and Storage System

A.2.4    Hydrogen Distribution and Storage System

A.2.5    Turbine Drains and Seals

A.2.6    Condenser Vacuum System

A.2.7    Circulating Water Chemical Feed

A.2.8 Circulating Water System (including cooling towers, circulating water pumps and condenser)

A.3      PRIMARY MECHANICAL SYSTEMS

A.3.1 Steam Piping

         (1)  Main Steam

         (2)  Hot Reheat Steam

         (3)  Cold Reheat &team

         (4)  Extraction Steam

         (5)  Miscellaneous Steam

A.3.2    Feedwater System

         (1) High Pressure Heaters

         (2)  Boiler Feed Pumps

A.3.3    Condensate System

         (1)  Condensate Polishing
         (2)  Condensate Seal Water
         (3)  Low Pressure Heaters
         (4)  Deaerator
         (5)  Condensate Makeup and Return
         (6)  Heater Drains and Vents
         (7)  Condensate Pumps

A.4      PRIMARY MECHANICAL SUPPORT SYSTEMS

A.4.1    Makeup Water Treatment System

A.4.2    Wastewater Treatment System

A.4.3    Nitrogen Distribution and Storage System

A.4.4    Closed Cooling Water System

A.4.5    Service Water System

A.4.6    Cycle Chemical Feed System

A.4.7    Auxiliary Cooling Water System

A.4.8    Well Water System

A.5      SECONDARY MECHANICAL SUPPORT SYSTEMS

A.5.1    In-plant and Control Room Fire Protection Systems

A.5.2    Equipment, Floor, and Roof Drains

A.5.3    Embedded Base Slab Piping

A.5.4 Heating, Ventilating, and Air-Conditioning Systems (see A.8 for extent of structures and improvements within):

         (1)  Generation and Air Quality Control Buildings

         (2)  Control Equipment Building

         (3)  Transfer Houses 3 and 4, Crusher Building Addition,
              Circulating Water Pump Building, Compressed Gas Building

A.5.5    Compressed Air Systems

         (1)  Station Air

         (2)  Instrument Air

A.5.6    Temporary Steam Blowout System

A.5.7    Chemical Cleaning System

A.5.8    Vacuum Cleaning System

A.5.9    Miscellaneous Lube Oil Systems

A.5.10   Elevators, Cranes, and Hoists


A.6 INSTRUMENTATION AND CONTROLS (including all instruments and controls in Unit 3 Generation Building that serve Joint Common Facilities listed in Exhibit B-2 located outside the Generation Building)

A.6.1    Coordinated Control

A.6.2    Information System

A.6.3    Load Control

A.6.4    Unit Protection

A.6.5    Vibration Monitoring

A.6.6    Control Panels

A.6.7    Annunciation Equipment

A.7      ELECTRICAL

A.7.1    Generator Isolated Phase Bus

A.7.2    Generator and Auxiliary Transformers (see Note 1 and Figure A1)

A.7.3 6900 and 4160 Volt Station Electrical System (including nonsegregated bus, see Note 1)

A.7.4    480 and 120 Volt Power Systems (see Note 1)

A.7.5    Direct Current Power Supply (see Note 1)

A.7.6    Wire, Cable, Cable Tray, and Duct Banks (see Note 2)

A.7.7    Grounding

A.7.8    Emergency Power System (see Note 1)

A.7.9    Essential Service Power System

A.7.10   Communications and Security Systems

A.7.11   Freeze Protection

A.7.12   Lighting Systems

A.7.13   Control Cable (see Note 2)

A.8      STRUCTURES AND IMPROVEMENTS (see Figure A1)

A.8.1 Generation Building (housing the steam generator and turbine generator)

A.8.2 Control Equipment Building (excluding the joint common areas described in Exhibit B-2)

A.8.3 Water Management Building (excluding the joint common laboratory area described in Exhibit B-2)

A.8.4    Air Quality Control Building

A.8.5 Coal Crusher Building (or House) West Addition (located westerly of and adjoining the existing Crusher House) excluding the NSP common and joint common areas described in Exhibits B-1 and B-2, respectively, except that portion of the structure supporting the portions of the Limestone Handling System (owned by NSP for the exclusive use of Units 1 and 2; see Group VIII of Exhibit B-1) located within the West Addition



                                                                    FIGURE A-1





        --DIAGRAM OF UNIT 3 AIR QUALITY CONTROL BUILDING AND GENERATION
BUILDING--




A.8.6    Compressed Gas Building

A.8.7    Circulating Water Pump Building (by Unit 3 cooling towers)

Notes

         1. Includes all facilities located in the Unit 3 Generation Building that serves Joint Common Facilities listed in Exhibit B-2.

         2. Includes all cable runs between equipment located in the Unit 3 Generation Building and Joint Common Facilities listed in Exhibit B-2 located outside the Generation Building.

EXHIBIT B

                               COMMON FACILITIES

Common Facilities consist of NSP Common Facilities (Exhibit B-1), Joint Common Facilities (Exhibit B-2) and Future Common Facilities (which, when acquired or constructed, will be shown on Exhibit B-3).

                                  EXHIBIT B-1

                             NSP COMMON FACILITIES

Ownership: The property set forth on this Exhibit B-1 is solely owned by Northern States Power Company (NSP) but, as set forth in Section
2.2.1 of the Agreement, shall be used by the Project Manager for the use and benefit of both existing units owned by NSP and also for the use and benefit of Unit 3 owned in common by NSP and other Participants (see Exhibit A).

                              FUNCTIONAL GROUP I
                     Site Preparation, Roads, and Security

Item                                    Description


Land Improvements                       Yard clearing, grading, surfacing,
                                        landscaping, lighting, and drainage

Plant Roads                             About 6,200 lineal feet of existing
                                        plant roads (excluding cooling
                                        tower areas)

Permanent Parking Lot                   About 1.7 acres of surfaced main
                                        parking and about 0.5 acres of
                                        aggregate surfaced coal yard
                                        parking area

Plant Fencing                           About 13,000 lineal feet of
                                        existing permanent chain link
                                        fencing (excluding cooling tower
                                        areas)

Gatehouse                               A complete one-level building east
                                        of the Plant Services Building

Fire Protection                         All yard fire protection piping,
                                        valves, hydrants, and #1 and #2
                                        Fire Pumps with accessories

Landscaping                             Landscaping on the east side of the
                                        Plant Services Building entrance

Overflow Parking Lot                    The parking lot located south of
                                        the permanent parking area, and
                                        used for overflow parking

                              FUNCTIONAL GROUP II
                                   Railroads

Item                                    Description


Plant Railroads                         Tracks #2A, #3 and #4 of
                                        approximately 7,300 lineal feet

Coal Yard Railroad                      Tracks #1 and #2 of approximately
                                        28,000 lineal feet

Automatic Switch                        The remote radio-controlled
                                        railroad-track switch between the
                                        Burlington-Northern mainline and
                                        the main plant railroad

                             FUNCTIONAL GROUP III
                           Coal Handling and Storage

Item                                    Description


Car Dumper Building                     The Car Dumper Building together
                                        with station air and water spray
                                        fire protection equipment located
                                        therein, but excluding equipment
                                        therein listed under "Essential
                                        Equipment"

Coal Storage Area                       About 71.5 acres of clay sealed
                                        storage area

Crusher Building                        That portion of the existing
                                        Crusher-Building above the existing
                                        coal and limestone hoppers housing
                                        the Conveyors 4A and 4B drive units
                                        and discharge chutes

Emergency Reclaim Structure             The complete building together with
                                        station air and water spray fire
                                        protection equipment located
                                        therein but excluding equipment
                                        therein listed under "Essential
                                        Equipment"

Fire Protection Equipment               All water spray fire protection
                                        equipment within the coal handling
                                        area

Maintenance Garage                      The complete Maintenance Garage
                                        with light and power, HVAC, fire
                                        protection, lockers, plumbing,
                                        sewage, and drainage systems
                                        housing locker rooms, lunch room,
                                        offices, garage bays, and garage
                                        storage for the coal yard

Oil Storage Expansion                   Additional oil storage room on the
                                        north end of the Maintenance Garage

Scraper Loading Hopper                  The complete hopper used to aid in
                                        coal stockout located north of
                                        stacker reclaimer berm

Stacker Reclaimer Track
and Berms                               The track and road bed for the
                                        stacker reclaimer as well as berms
                                        for the active coal storage area

Station Air Equipment                   All piping and equipment comprising
                                        the compressed air system within
                                        the coal handling area

Transfer House 1 and 2                  The complete buildings together
                                        with station air and water spray
                                        fire protection equipment located
                                        therein, but excluding equipment
                                        therein listed under "Essential
                                        Equipment"

Women's Locker Room                     Women's locker room, water closets,
                                        and showers in the Maintenance
                                        Garage


                              FUNCTIONAL GROUP IV
                           Ash Handling and Storage

Item                                    Description


Recycle and Holding Basin
Pumphouse                               The complete two-level structure
                                        with recycle water pumps, piping
                                        and valves located between the
                                        Recycle and Holding Basins

Bottom Ash Complex                      The 20-acre clay sealed basin and
                                        discharge structure

Holding and Recycle Basin               A 4-acre clay sealed holdup pond
                                        and a 10.5-acre clay sealed Recycle
                                        Basin

Holding Basin Divider                   The divider dike added for positive
                                        separation of cooling tower
                                        blowdown from scrubber recycle
                                        water


                              FUNCTIONAL GROUP V
                          Water Intake and Discharge

Item                                    Description


Discharge Water Monitoring
Building A complete three-level building with plant effluent sample pump, piping, and valves located at the south end of the Holding Basin

River Intake Structure                  A complete structure with light and
                                        power, HVAC, and drainage systems

River Water Pumps #1 and #2             River Water Pumps #1 and #2
                                        complete with drives and
                                        accessories located in the River
                                        Intake Structure

River Water Piping                      Piping, valves and accessories from
                                        the Units 1 and 2 river water pumps
                                        to the connection with Unit 3
                                        piping


                              FUNCTIONAL GROUP VI
                       Plant Administration and Services

Item                                    Description


Plant Services Building                 A two-level building east of the
                                        Unit 1 turbine room that houses the
                                        auxiliary boilers, machine shop,
                                        store room, locker rooms,
                                        electrical shop, instrument and
                                        control shop, and general office
                                        area.

Building Heating                        That part of the building heating
                                        system insulated piping, valves,
                                        and hot water unit heaters serving
                                        the auxiliary boiler room, machine
                                        shop, store room, electrical shop,
                                        and instrument storage room in the
                                        Plant Services Building

Plant Fire Protection                   The Plant Fire Protection System
                                        for the Plant Services Building

Septic Tanks and Tile
Fields                                  Septic systems for the Crusher
                                        House, central plant, and
                                        Maintenance Garage

Chemical Laboratory                     A complete 1,900 square foot
                                        laboratory to be used for scrubber
                                        analysis located on the ground
                                        floor of the Units 1 and 2 Control
                                        Building

Bio-Assay Lab                           The complete sampling laboratory
                                        including equipment located
                                        northwest of the River Intake
                                        Structure

Plant Environmental Office              The office building located
                                        northwest of and adjacent to the
                                        Bio-Assay Lab for site
                                        environmental and regulatory
                                        activities

Tour Reception Facility                 The double-wide trailer for
                                        training and tour reception located
                                        east of and adjacent to the Plant
                                        Services Building


                             FUNCTIONAL GROUP VII
                            Miscellaneous Equipment

Item                                    Description


Turbine Room Cranes                     Two 75-ton Turbine Room Cranes with
                                        25-ton auxiliary hooks

Plant Equipment                         Office, machine shop and garage
                                        tools, and environmental monitoring
                                        equipment

Fuel Oil Facilities                     Two 200,000 gallon storage tanks
                                        with a clay sealed spill
                                        containment and pumphouse

Auxiliary Steam Piping                  The portion of the auxiliary steam
                                        distribution system located in the
                                        turbine buildings for units 1 and
                                        2 necessary to deliver steam from
                                        the boilers in the auxiliary boiler
                                        room portion of the Plant Services
                                        Building to the Unit 3 Generation
                                        Building

Auxiliary Steam Piping                  The Saturated Steam System
Addition                                Addition


                                  GROUP VIII
                    Modifications to NSP Common Facilities

Item                                    Description


Gatehouse Modification                  All necessary modifications to
                                        existing gatehouse

Bottom Ash Pond                         Raise northeast corner of bottom ash
Modification                            pond dike

Plant Services Building                 The structural, lockers, furniture,
Modification                            drains and plumbing, fire protection,
                                        HVAC, lighting remodeling of the Plant
                                        Services Building

Land Addition                           200 acres of additional land to be
                                        acquired for Sherco Plant Site

Limestone Handling System               All limestone handling additions
                                        including the following:

                                        Limestone Conveyors including
                                        structures

                                        Reclaim Structure (west of Transfer
                                        House 2)

                                        Reclaim Feeders and Surge Hoppers

                                        Frozen Limestone Crushers

                                        Accessory Equipment


                                   GROUP IX
                              Essential Equipment

(See Figure B1 for diagram of general location of coal handling facilities.)

Item                                    Description


Auxiliary Steam Boilers
and Accessories                         Two Riley-Union auxiliary steam
                                        boilers, serial numbers 98760 and
                                        98759, together with all associated
                                        controls, pumps, pipes, valves,
                                        fans, ducts, chimney, and light and
                                        power to the extent all such
                                        associated equipment is located and
                                        enclosed within the auxiliary
                                        boiler room portion of the Plant
                                        Services Building

Car Positioner and Car
Dumper Equipment                        All the unit coal train cab
                                        positioning and dumping equipment
                                        including the coal car positioning
                                        and dumping machinery and all
                                        associated controls, track hoppers,
                                        hopper feeders, hopper gates,
                                        conveyor 1A, dust control, and CO2
                                        fire protection relating to the
                                        positioning and dumping equipment
                                        located at and within the car
                                        dumper building, but excluding the
                                        building and related foundations,
                                        tunnel, plumbing, HVAC, as well as
                                        excluding station air and water
                                        spray fire protection equipment

Emergency Reclaim
Equipment                               The emergency reclaim hoppers and
                                        chutes, chute heaters and
                                        insulation, hopper feeders, reclaim
                                        conveyor, dust control, light, and
                                        power, but excluding the building
                                        structure and related foundations
                                        and tunnel, as well as excluding
                                        station air and water spray fire
                                        protection equipment

Emergency Stockout Conveyor
and Conveyors 2A, 3A, 4A and 4B         The listed conveyors including
                                        drive motors, light, power,
                                        attached controls, supporting
                                        structures and foundations, as well
                                        as magnetic separators on 2A, 4A
                                        and 4B, and belt scales on 2A and
                                        the Emergency Stockout Conveyor,
                                        but excluding station air and water
                                        spray fire protection equipment

Stacker-Reclaimer                       A rail mounted mobile support
                                        structure and adjustable powered
                                        boom equipped with a reversible
                                        coal conveyor belt and a bucket
                                        wheel, located over conveyor 3A and
                                        between the active storage piles,
                                        including all related light and
                                        power, electric and hydraulic
                                        drives, attached controls, and
                                        control cab HVAC, but excluding the
                                        track, road-bed, and berms for the
                                        active coal storage area

Transfer House 1 and 2
Equipment                               All chutes, bins, hoppers, light,
                                        power, attached controls and dust
                                        control equipment within Transfer
                                        House 1 and 2, as well as chute
                                        heaters and insulation within House
                                        2, but excluding the building
                                        structure and related foundations,
                                        as well as all coal conveyors,
                                        station air and water spray fire
                                        protection equipment

Wet Coal Dust Suppression
System The Wet Coal Dust Suppression System includes the complete building and the wet coal dust suppression equipment therein as well as all related wet coal dust suppression equipment, which equipment includes water supply piping, water and additive storage tanks, dust suppression pumps and pipes, and all light, power and attached controls, but excluding all mobile wet dust control equipment

Mobile Yard Equipment                   All the equipment identified on the
                                        following list:

                                        NSP Identification        Serial
Description                             Number                    Number

Front End Loader,                       CN644B                    SN 236712
 John Deere

Front End Loader,                                                 SN 0157
 Bulldog M#725
  w/ 1/3 CY Bucket, w Forks

Grader,                                 740 MG                    SN 203-2
  Champion

Locomotive,                             CN5                       SN 31000
 GE 45 Ton
 M#HBI-600

Scraper,                                CN29                      SN 68K1229
 Caterpillar M#657,
 w/Scraper M#657                                                  SN 47M305

Scraper,                                CN28                      SN 68K1228
 Caterpillar M#657
 w/Scraper M#657                                                  SN 47M303

Scraper,                                CN30                      SN 68Kl259
 Caterpillar M#657B
 w/Scraper M#657                                                  SN 47M325

Tractor, Crawler with Blade CN8250      SN 62860
 Terex M#82-50
 w/Ripper,
 Borchert-Ingersoll,
 ATECO, M#LPRF#5-5739 82-50

Tractor, Crawler Loader                 CN7281                    SN 62913
  Terex M#72-81

Tractor,                                CN14                      SN 3IG487
 Caterpillar M#657
 w/Scraper M#666                                                  SN 20G157

Tractor,                                CN15                      SN 46M101
 Caterpillar M#657
 w/Scraper M#666                                                  SN 20G208

Water Wagon,                            CN8                       SN 39
 Euclid TS24
 w/Sprinkler Wagon                                                SN 35914

Water Truck                             2460

(A 1978 International Load Star 5000 currently being adapted with a 4000 gal. water tank for delivery to NSP in early 1982.)

Super Sucker "Vacuum Truck
(To be acquired in 1982.)

                                                                    FIGURE B-1



                       --DIAGRAM OF DEAD COAL STORAGE--






                                  EXHIBIT B-2

                            JOINT COMMON FACILITIES

Ownership: The facilities and improvements to real estate, excluding land, set forth on this Exhibit B-2 are owned by the Participants in common by the applicable percentage (Joint Common Facility Percentage) set forth below:

     Northern States Power Company                                     61.564%
     Southern Minnesota Municipal Power Agency                         33.040%
     United Minnesota Municipal Power Agency                            5.396%


                              FUNCTIONAL GROUP I
                     Site Preparation, Roads, and Security

Item                                    Description


Operations Access Road                  About 7,900 lineal feet of asphalt
                                        paved road from US Highway 10 to
                                        the main parking area

Coal Yard Over pass                     The complete coal yard railroad
                                        track overpass structure

Plant Roads                             About 16,000 lineal feet of
                                        additional plant roads (excluding
                                        cooling tower area)

Permanent Parking Area                  All additional parking lots as
                                        follows:

                                        Main parking lot -- about 1.8 acres
                                        of asphalt paving

                                        Administration Building parking lot
                                        -- about 0.5 acres of asphalt
                                        paving

                                        Coal Yard parking lot -- about 1/2
                                        acre of aggregate paving

Fencing                                 All additional fencing as follows:

                                        Approximately 13,000 lineal feet of
                                        barbed wire fence

                                        Approximately 10,000 lineal feet of
                                        relocated chain link fencing

                                        Approximately 15,000 lineal feet of
                                        additional chain link fencing
                                        (excluding cooling tower area)

Gatehouse                               A complete building for the new
                                        gatehouse located southerly of the
                                        existing gatehouse and including
                                        HVAC, lighting, drains, and
                                        plumbing

Fire Protection                         Fire pump 3 and motor in the Unit
                                        3 Circulating Water Pump Building,
                                        with all yard piping, valves,
                                        hydrants, and accessories


                              FUNCTIONAL GROUP II
                                   Railroads

Item                                    Description


Unit Train Railroad                     Track #5 coal unit train track of
                                        approximately 7,200 lineal feet

Plant Railroad                          Tracks #3A and #6 of approximately
                                        3,200 lineal feet which provide
                                        rail access to the turbine rooms
                                        and transformers of the three units

                             FUNCTIONAL GROUP III
                           Coal Handling and Storage

Item                                    Description


Coal Storage Barn                       The complete building including
                                        earthwork, structure, hoists,
                                        elevator, drains, sump pumps,
                                        IiVAC, and lighting that will house
                                        additional coal handling equipment
                                        as follows:

                                        Conveyors 52, 53, and 55
                                        Rotary Plow Feeders
                                        Hoppers and Chutes
                                        Traveling Tripper
                                        Associated Dust Control Equipment
                                        Accessory Equipment

Coal Handling Equipment                 All coal handling additions, except
                                        crushers, Conveyors 6A, 6B, 7A, 7B,
                                        4C and Silo Fill System

                                        Major equipment included is as
                                        follows:

                                        Conveyors 51, 58, 57, 53, 52, 55,
                                        and 54
                                        Rotary Plow Feeders
                                        Hoppers and Chutes
                                        Accessory Equipment
                                        Traveling Tripper
                                        Associated Dust Control

Transfer House 1
and 2 Additions                         Additions including structure,
                                        lighting, drains, and ventilation
                                        to accommodate coal handling
                                        equipment as follows:

                                        Conveyors 57, 58, 54, and 4C
                                        Associated Dust Control Equipment
                                        Accessory Equipment

Transfer House 5                        A complete building including
                                        structure, lighting, drains,
                                        and ventilation to accommodate the
                                        modified Emergency Stockout
                                        Conveyor, Conveyor 51, associated
                                        dust control equipment and
                                        accessory equipment

Coal Crusher Building
Upper Addition                          That part of the Coal Crusher
                                        Building addition housing Conveyor
                                        4C drive unit and discharge
                                        chutework located above and east of
                                        the existing Crusher House
                                        described in Exhibit B-1.

Conveyor 4C                             A complete conveyor with supports,
                                        scale, and dust collection which
                                        conveys coal from Transfer House 2
                                        Addition to the Coal Crusher
                                        Building Upper Addition

Maintenance Garage
Addition The addition to the Maintenance Garage including structure, HVAC, lockers, and drains and plumbing systems to house new offices, tool storage room, and locker room

Coal Handling Control
Center The complete building including structure, HVAC, drains and plumbing, and lighting to house tee coal handling computer and control room and locker rooms located south of the stacker reclaimer

Coal Handling Fire                      Fire protection equipment applicable
Protection                              to coal handling equipment and
                                        buildings

Coal Handling                           Air compressors, piping, and valves
Compressed Air                          for the coal handling equipment

Coal Storage                            The addition to the clay sealed coal
Area Addition                           storage area of approximately 42 acres


                              FUNCTIONAL GROUP IV
                           Ash Handling and Storage

Item                                    Description


Ash Water Return Complex                A clay sealed basin of
                                        approximately 7 acres and building
                                        including HVAC, lighting, drains,
                                        and fire protection to house the
                                        ash water return pumps, piping and
                                        valves, and associated electrical
                                        equipment

Fly Ash Pond Complex                    A discharge structure and a clay
                                        sealed fly ash pond of
                                        approximately 95 acres

Scrubber Return Water                   Scrubber return water pumps, piping
Facility                                and accessories, pumphouse, and
                                        associated electrical equipment


                              FUNCTIONAL GROUP V
                          Water Intake and Discharge

Item                                    Description


River Water Pumps                       River Water Makeup Pumps 3 and 4
                                        and accessories

River Water Piping                      Piping, valves, and accessories
                                        connecting the existing river water
                                        header near the river water intake
                                        structure to the existing river
                                        water header near units 1, 2 and 3


                              FUNCTIONAL GROUP VI
                       Plant Administration and Services

Item                                    Description


Administration Building                 The complete new Administration
                                        Building with earthwork, structure,
                                        HVAC, drains and plumbing, fire
                                        protection, furniture, lighting and
                                        elevator to house administrative,
                                        supervisory, and engineering
                                        personnel and their lockers. The
                                        Administration Building will be
                                        located south of Unit 3 Generation
                                        Building

Transition Building                     That building located between Unit
                                        2 and 3 Generation Buildings
                                        including earthwork, structure,
                                        drains and plumbing, fire
                                        protection, HVAC, lighting, cranes,
                                        and elevator that will house the
                                        electrical shop, auxiliary
                                        deaerator and building heating
                                        pumps, part of the instrument and
                                        control shop, machine shop, store
                                        room, lunch room, turbine room
                                        crane hatch, and Railroad Track 6

Control Equipment Building              That part of the Control Equipment
                                        Building located between the
                                        Transition Building and Unit 3
                                        Generation Building including
                                        earthwork, structure, drains and
                                        plumbing, fire protection, HVAC,
                                        and lighting that will house the
                                        ground floor maintenance offices
                                        and second floor instrument and
                                        control shop and excluding the Unit
                                        3 portion described in Exhibit A

Water Testing Laboratory                That part of the Unit 3 Water
                                        Management  Building including
                                        drains and plumbing, fire
                                        protection, HVAC, and lighting,
                                        that will house the second floor
                                        laboratory.

Building Heating                        The portion of the building heating
                                        piping and equipment required to
                                        serve joint common facilities
                                        located in the Transition Building,
                                        Water Management Building, and
                                        Control Equipment Building


                             FUNCTIONAL GROUP VII
                            Miscellaneous Equipment

Item                                    Description


Auxiliary Steam Piping                  The additions to the super-heated
Addition                                and saturated steam distribution
                                        piping and valves

Plant Equipment                         Office, lunch room, and test
                                        equipment, and machine shop and
                                        garage tools


                                  EXHIBIT B-3

                           FUTURE COMMON FACILITIES


At such time as any Future Common Facilities are acquired, constructed or installed, they shall be identified on this Exhibit B-3 pursuant to
Section 2.2.3 of the Agreement.


                                   EXHIBIT C

                               SHERCO PLANT SITE

The following described land located in Sherburne County, Minnesota, to-wit:

         All those portions of Sections 25, 35, and 36, Township 34 North, Range 29 West; and those portions of Sections 1, 2, 11, and 12, township 33 North, Range 29 West; and that part of
         Section 31, Township 34 North, Range 28 West; and those portions of Sections 6 and 7, Township 33 North, Range 28 West, lying within the following described boundary line:

              Beginning at the point of intersection of the West line of
              Section 25, Township 34 North, Range 29 West and the Southwesterly right of way line of the Burlington Northern Railroad; thence South along the said West line of Section 25 to the Southwest corner of said Section 25; thence continue South along the East line of Section 35, Township 34 North, Range 29 West to the Southeast corner of the NED of said Section 35; thence West along the quarter section line of said Section 35 to the Southwest corner of the NW of said Section 35; thence South along the West line of said Section 35 to its intersection with the Northeasterly shoreline of the Mississippi River; thence South and Easterly along the North-easterly shoreline of the Mississippi River to its point of intersection with the East-West quarter line of Section 12, Township 33 North, Range 29 West; thence East along said East-West quarter line to the East line of said Section 12; thence continuing East along the East-West quarter line of Section 7, Township 33 North, Range 28 West to the center of said
              Section 7; thence North along the North-South quarter line of said Section 7 to the North line of said Section 7; thence continuing North along the North-South quarter of
              Section 6, Township 33 North, Range 28 West to the North line of said Section 6; thence East along the North line of said Section 6 to its intersection with the Southwesterly right of way line of the Burlington Northern Railroad; thence Northwesterly along the said Southwesterly right of way line through Section 31, Township 34 North, Range 28 West; thence continuing Northwesterly along said Southwesterly right of way line through Sections 36 and 25, Township 34 North, Range 29 West to the point of beginning and there terminating.

         Excepting from the above the SW 1/4 of Section 6, and the NE 1/4 of the NW 1/4 of Section 7 all being in Township 33 North,
         Range 28 West and also excepting the Sherco 3 Site set forth on Exhibit D of this Agreement.

                                   EXHIBIT D

                                 SHERCO 3 SITE


The following described land located in Sherburne County, Minnesota, to-wit:

                                   Tract One

         All that part of the W 1/2 of the W 1/2 of Section 1, Township.33 North, Range 29 West, described as follows, to-wit:

              The South 1,220 feet of the North 3,193 feet of the East 450 feet of the West 1,241 feet of said W 1/2 of the W 1/2 of Section 1.

                                   Tract Two

         All that part of the E 1/2 of the E 1/2 of Section 2, Township 33 North, Range 29 West, described as follows, to-wit:

              The South 775 feet of the North 2,652 feet of the West 736 feet of the East 882 feet of said E 1/2 of the E 1/2 of
              Section 2.


                                   EXHIBIT E

                                 WARRANTY DEED

No delinquent taxes and transfer
entered; Certificate of Real
Estate Value ( ) filed ( ) not
required Certificate of Real
Estate Value No.
___________________________ 19



              County Auditor

by
              Deputy



STATE DEED TAX DUE HEREON: $______

Date: ___________________ , 19 ____

         FOR VALUABLE CONSIDERATION, NORTHERN STATES POWER COMPANY, a corporation under the laws of Minnesota (hereinafter sometimes referred to as "NSP"), Grantor, hereby conveys and warrants to SOUTHERN MINNESOTA MUNICIPAL POWER AGENCY, Grantee, a municipal corporation and political subdivision, under the laws of Minnesota, an undivided 37.5 percent interest as tenant in common in real property in Sherburne County, Minnesota, described as follows:

         All that part of the W 1/2 of the W 1/2 of Section 1, Township 33 North, Range 29 West, described as follows, to-wit:

              The South 1,220 feet of the North 3,193 feet of the East 450 feet of the West 1,241 feet of said W 1/2 of the W 1/2 of Section 1, the foregoing land being hereinafter referred to as "TRACT ONE";

         together with the following land which is hereinafter referred to as "TRACT TWO":

              All that part of the E 1/2 of the E 1/2 of Section 2, Township 33 North, Range 29 West, described as follows, to-wit:

         The South 775 feet of the North 2,652 feet of the West 736 feet of the East 882 feet of said E 1/2 of the E 1/2 of Section 2,

together with all hereditaments and appurtenances belonging thereto, subject to.the rights reserved by NSP as set forth hereafter and subject to the rights of NSP and any other tenant in common as established by or as incorporated by reference within the covenants hereafter set forth.

         EXCEPTING AND RESERVING unto NSP, its successors and assigns, as to both TRACTS ONE and TWO, the right and easement to construct, operate, maintain, repair and reconstruct facilities and structures, including buildings, for the operation of other electric steam generating units, or structures and facilities related thereto or dependent thereon, whether now existing or hereafter constructed, together with the unrestricted access rights necessary to accomplish and enjoy the rights reserved above, provided that the exercise of such rights shall not unreasonably interfere with or burden the construction or operation of Unit 3 and related facilities, all in accordance with and subject to the provisions of Section 2.2.4 of the Ownership Agreement, which Agreement is hereafter incorporated by reference.

         TRACT ONE AND TRACT TWO ARE HEREBY CONVEYED SUBJECT TO THE FOLLOWING COVENANTS:

         1. This Deed is given by NSP in fulfillment of its obligations to convey to Grantee an undivided ownership interest as a tenant in common to the Sherco 3 Site under Article 2.1 of that certain Sherburne County Generating Unit No. 3 Ownership and Operating Agreement among NORTHERN STATES POWER COMPANY, SOUTHERN MINNESOTA MUNICIPAL POWER AGENCY and UNITED MINNESOTA MUNICIPAL POWER AGENCY, dated March 11, 1982, (hereinafter referred to as "Ownership Agreement"). The Ownership Agreement is incorporated by reference as though fully set forth in this Deed, and which Ownership Agreement, less certain Exhibits thereto, is filed for record as Document Number ____________________ with the Registrar of Titles in and for Sherburne County, and recorded as Document Number __________ with the County Recorder in and for Sherburne County.

         2. The Ownership Agreement is an agreement between the parties thereto to construct, own, operate and maintain on the land conveyed hereby (Sherco 3 Site), and on adjoining land (Sherco Plant Site) owned by NSP, a coal-fired steam electric generating unit (hereinafter referred to as "Unit 3"). The Ownership Agreement creates covenants, restrictions and obligations between the parties thereto which, except as otherwise provided in Section 5.6.9 thereof, are established as covenants, restrictions and obligations running with the title to the Sherco 3 Site as Bell as with NSP's fee title and the other parties easement rights or leasehold interests in the surrounding land referred to as the Sherco Plant Site and described on Exhibit C attached to the Ownership Agreement. The Grantor and Grantee hereby confirm these covenants which include, but are not limited to, the restrictions on alienation and waiver of partition rights of the tenancy in common as set forth in Article 2.3 of the Ownership Agreement, the respective rights and obligations relating to Common Facilities described in Article 2.2 thereof, and the covenant to pay all monies and perform all other obligations required by the Ownership Agreement as set forth in Section 5.1.1 thereof. The parties hereto also confirm that there is no necessary correlation between the ownership interest in the land described in the Ownership Agreement and the ownership interest in facilities constructed thereon, and each party hereto covenants to execute, from time to time, documents defining or disclaiming their ownership interest or other right in particular facilities located on the land when reasonably requested by the other party.

         3. NSP hereby covenants that it is the purpose of this Deed to convey an interest in land which is of sufficient size to locate the Generation Building and Air Quality Control System Building for Unit 3 on TRACT ONE and the basic cooling tower structures on TRACT TWO and, if said buildings or structures are not fully constructed within the bounds of such TRACTS, NSP covenants to convey for the same per acre consideration an interest in such additional land as needed to accomplish the above purpose, subject to the terms and covenants set forth in this Deed; Grantee hereby covenants that if the conveyance of land hereby is of a greater amount than necessary to accomplish the aforesaid purpose, it shall, upon request of NSP and tender to it of the same per acre consideration it paid, reconvey the interest granted hereby in excess of such purpose to NSP, subject to Grantee's reservation of easement and leasehold rights as necessary to protect its interest in Unit 3 facilities or Common Facilities located or to be located on such land.

         4. Grantee further covenants that, as provided by Section 2.1.2(a) of the Ownership Agreement, NSP may at its option (which option NSP hereby excepts and reserves unto NSP, its successors and assigns) acquire the interest of Grantee in TRACT. ONE and TRACT TWO, by tendering to Grantee, within 90 days after retirement of Sherco 3 pursuant to Section 5.3.1 of the Ownership Agreement, the amount of consideration represented by the average per acre price paid to NSP by Grantee in accordance with Section 2.1.2(b) of the Ownership Agreement.
         No future conveyance pursuant to this option shall change the respective rights and obligations under the Ownership Agreement of NSP and Grantee as to facilities constructed on TRACT ONE and TRACT TWO.

         IN TESTIMONY WHEREOF, the said Grantor has hereunto set its hand, and the said Grantee, in acceptance of the terms and covenants hereof, has hereunto set its hand, both as of the day and year first above written.



              NORTHERN STATES POWER COMPANY (Grantor)

              By

              Its _____________________________________

              By ____________________________________

              Its ____________________________________



STATE OF MINNESOTA
                    SS
COUNTY OF HENNEPIN

         The foregoing instrument was acknowledged before me this ____day of _______________________ , 19 ___ , by
_______________________________________ Vice President and
______________________________________ Assistant Secretary of NORTHERN
STATES POWER COMPANY, a Minnesota corporation, on behalf of the corporation.


                                                                 Notary Public

                                                  SOUTHERN MINNESOTA MUNICIPAL
                                                        POWER AGENCY (Grantee)

                                                 By __________________________

                                                 Its _________________________

                                                  By _________________________

                                                 Its _________________________


STATE OF MINNESOTA
                    SS
COUNTY OF HENNEPIN

         The foregoing instrument was acknowledged before me this ____day of ______________________________, 19___ by of SOUTHERN MINNESOTA
MUNICIPAL POWER AGENCY, a municipal corporation and political subdivision, on behalf of the corporation.

                                                                 Notary Public

                  Property Tax Statements Should Be Sent To:

                         Northern States Power Company
                            Property Tax Department
                               414 Nicollet Mall
                         Minneapolis, Minnesota 55401

(The Warranty Deed to United Minnesota will convey an undivided 6.125% interest and paragraph numbered "4" will refer to Section "2.1.4" rather than Section "2.1.2".)


                                   EXHIBIT F

                                 BILL OF SALE

         KNOW ALL MEN BY THESE PRESENTS, that NORTHERN STATES POWER COMPANY, a Minnesota corporation (hereinafter sometimes referred to as "NSP"), party of the first part, in consideration of One Dollar and other good and valuable consideration, to it in hand paid by Southern Minnesota Municipal bower Agency, a municipal corporation and political subdivision of the State of Minnesota, a party of the second part, receipt of which is hereby acknowledged, does hereby grant, bargain, sell and convey unto the party of the second part, its successors and assigns, forever, an undivided 37.5 percent interest as tenant in common in all of the following described property to the extent it is or will be incorporated into Unit 3 and an undivided 33.040 percent interest as a tenant in common in all of the following described property to the extent it is or will be incorporated into Joint Common Facilities, as such terms and interests are defined and set forth in that certain Ownership and Operating Agreement relating to Sherburne County Generating Unit No. 3 among Northern States Power Company, Southern Minnesota Municipal Power Agency and United Minnesota Municipal Power Agency dated March 11, 1982, to wit:

         A turbine-generator, serial #170X819, and two boiler feed pump turbines, serial #153150 and #153151, manufactured by General Electric Company; a steam generator, serial #RB-566, manufactured by The Babcock & Wilcox Company; one dearator manufactured by The Chicago Heater Company, Inc.; one lot of four high pressure closed feedwater heaters, serial #42-2921-1 through #42-2921-4, manufactured by Foster Wheeler Energy Corporation; one lot of five low pressure closed feedwater heaters and drain cooler tank, manufactured by Yuba Heat Transfer Corporation, together with all Structural steel, piping, equipment and all other properties, both tangible and intangible, delivered or to be delivered to NSP under each and all of the following identified contracts between NSP and the contracting party identified below under the applicable NSP Purchase Order identified below:

         1.   The Babcock & Wilcox Company
              NSP Purchase Order #SC 3301, dated July 28, 1977 For fabricating, delivery and erection of one steam generator for Unit 3

         2.   Brown Minneapolis Tank
              NSP Purchase Order #SC 3254, dated May 9, 1977 For fabricating and delivery of one lot of steel circulating pipe for Unit 3

         3.   Chicago Heater Company, Inc.
              NSP Purchase Order #SC 3226, dated October 24, 1976 For fabricating and delivery of one dearator for Unit 3

         4.   Custom Control Manufacturer of Kansas, Inc.
              NSP Purchase Order #SC 3176, dated February 16, 1979 For fabricating and delivery of one programmable controller input/output simulation test panel and equipment racks

         5.   Daniel Industries, Inc.
              NSP Purchase Order #SC 3118, dated September 6, 1978 For fabricating and delivery of one lot of primary flow elements for Unit 3

         6.   Delaval Turbine of Transamerica Delaval
              NSP Purchase Order #SC 3271, dated March 22, 1977 For the fabricating and delivery of three boiler feed pumps for Unit 3

         7.   Eastern Industries
              NSP Purchase Order #SC 3504, dated September 30, 1977 For fabricating and delivery of three chemical solution mixers for Unit 3

         8.   Foster Wheeler Energy Corporation
              NSP Purchase Order #SC 3227, dated October 6, 1976 For fabricating and delivery of one lot of four high pressure closed feedwater heaters for Unit 3

         9.   General Electric Company
              NSP Purchase Order #SC 3221, dated July 8, 1977 For
              fabricating and delivery of the turbine-generator for Unit
              3

         10.  General Electric Company
              NSP Purchase Order #SC 3250, dated July 12, 1978 For fabricating and delivery of three boiler feed pump turbines for Unit 3

         11.  Metro Metals, Inc.
              NSP Purchase Order #SC 3216, dated August 2, 1977 For fabricating and delivery of twenty-six hose houses for Unit 3

         12.  Nott Company
              NSP Purchase Order #SC 3217, dated August 2, 1977 For fabricating and delivery of twenty-six sets of hose house accessories for Unit 3

         13.  P.S.M. Joint Venture
              NSP Purchase Order #SC 3457, dated December 7, 1977 For fabricating, delivery and erection of one lot of structural steel for Unit 3

         14.  Swanson Contracting, Inc.
              NSP Purchase Order #SC 5549, dated August 25, 1977 For construction and materials of railroad for Unit 3

         15.  TLT Babcock Company
              NSP Purchase Order #SC 3299, dated August 24, 1978 For fabricating and delivery of two forced draft fans for Unit 3

         16.  The William Powell Company
              NSP Purchase Order #SC 3314, dated June 17, 1977 For fabricating and delivery of one lot of cast steel valves for Unit 3

         17.  Yuba Heat Transfer Corporation
              NSP Purchase Order #SC 3228, dated October 15, 1976 For fabricating and delivery of one lot of five low pressure closed feedwater heaters and drain cooler tank for Unit 3

         TO HAVE AND TO HOLD THE SAME, unto the said party of the second part, its successors and assigns forever. And NSP, for itself and its successors and assigns, convenants and agrees to and with the said part of the second part, its successors and assigns, that it is the lawful owner of said personal property, and has the right to sell the same as aforesaid and that the same is free from all encumbrances.

         PARTY OF THE SECOND PART, by acceptance of the above described property, acknowledges that there are no warranties which extend beyond the face hereof. PARTY OF THE SECOND PART ACCEPTS SAID PROPERTY "AS IS" AND "WITH ALL FAULTS" AND ACKNOWLEDGES THAT NSP MAKES NO EXPRESS OR IMPLIED WARRANTIES AS TO THE MERCHANTABILITY OF SUCH PROPERTY OR THAT SUCH PROPERTY IS FIT FOR ANY PARTICULAR PURPOSE.

         IN TESTIMONY WHEREOF, NSP has caused this instrument to be executed in its name, by the proper officers and its corporate seal to be hereto affixed this ____ day of______________ , 19
                                                 NORTHERN STATES POWER COMPANY
                                                By____________________________
                                                 Its__________________________
                                                 And By ______________________
                                                Its __________________________

STATE OF MINNESOTA
                    SS
COUNTY OF HENNEPIN

         The foregoing instrument was acknowledged before me this _____ day of __________________________ , 19 _____, by Vice President and
Assistant Secretary of NORTHERN STATES POWER COMPANY, a Minnesota corporation, on behalf of the corporation.

                                                                 Notary Public

(The Bill of Sale for United Minnesota will be the same except for the change in the percentages conveyed. The form will be adjusted to add Contracts, if any, under which deliveries are made between the date of the Agreement and the Closing.)


                                   EXHIBIT G

                                PARTIAL RELEASE

         KNOW ALL MEN BY THESE PRESENTS, That HARRIS TRUST AND SAVINGS BANK, an Illinois corporation, as Trustee under and by virtue of the Trust Indenture and Supplemental Indentures hereinafter described, for valuable consideration, receipt where of is hereby acknowledged, does forever discharge and release (1) the easement and leasehold rights set forth in the attached Easement and Lease relating to the real property described in the attachment to such Easement and Lease and also relating to the NSP Common Facilities which are described therein and in the Ownership Agreement thereby incorporated by reference, an executed copy of which Ownership Agreement has been received by this Trustee; (2) all right, title, and interest in and to Joint Common Facilities, Future Common Facilities and Unit 3 hereafter acquired or constructed and situated on the Sherco 3 Site and the Sherco Plant Site (as all such terms are defined in the Ownership Agreement), save and except the portion of the ownership of such Joint Common Facilities, Future Common Facilities and Unit 3 which ultimately vests in Northern States Power Company after the final determination of ownership percentages are made under the provisions of Sections 2.2.2 and 5.1.6 of the Ownership Agreement; and (3) further, does forever discharge and release the undivided interest percentage specified below in the following described property situated in the County of Sherburne, State of Minnesota, described as follows, to-wit:

         (Herein insert the description of the properly to be conveyed by Warranty Deed (see Exhibit E of the Ownership Agreement) and by Bill of Sale (see Exhibit F of the Ownership Agreement) and the undivided interest percentage being conveyed by NSP.)

         (Also insert all Exceptions and Reservations of NSP in regard to the applicable property.)

from all claims and liens of and under that certain Trust Indenture dated February 1, 1937, from Northern States Power Company to Harris Trust and Savings Bank, Trustee, and Indentures supplemental thereto dated June 1, 1942, February 1, 1944, October 1, 1945, July 1, 1948, August 1, 1949, June 1, 1952, October 1, 1954, September 1, 1956,
August 1, 1957, July 1, 1958, December 1, 1960, August 1, 1961,
June 1, 1962, September 1, 1963, August 1, 1966, June 1, 1967,
October 1, 1967, May 1, 1968, October 1, 1969, February 1, 1971,
May 1, 1971, February 1, 1972, January 1, 1973, January 1, 1974,
September 1, 1974, April 1, 1975, May 1, 1975, March 1, 1976,
June 1, 1981, and December 1, 1981 respectively which Trust Indenture and Supplemental Trust Indentures are recorded in the office of the County Recorder, Sherburne County, Minnesota, as follows:

                                  Book of                    Page
Date of Indenture                Mortgages                  Number

February 1, 1937                 40                         311
February 1, 1944                 42                         279
October 1, 1945                  42                         383

July 1, 1948                     34                         60
August 1, 1949                   34                         229
June 1, 1952                     34                         463
October 1, 1954                  47                         341
September 1, 1956                49                         98

Date of Indenture                                           Document No.

August 1, 1957                                              86723
July 1, 1958                                                88289
December 1, 1960                                            92676

August 1, 1961                                              93734
June 1, 1962                                                95353
September 1, 1963                                           97768

August 1, 1966                                              103882
June 1, 1967                                                105587
October 1, 1967                                             106452

May 1, 1968                                                 107660
October 1, 1969                                             110971
February 1, 1971                                            114172

May 1, 1971                                                 114856
February 1, 1972                                            117397
January 1, 1973                                             121608

January 1, 1974                                             125970
September 1, 1974                                           128966
April 1, 1975                                               131151

May 1, 1975                                                 131384
March 1, 1976                                               134959
June 1, 1981                                                165736
December 1, 1981                                            167760

and also filed for record in the office of the Registrar of Titles in Sherburne County, Minnesota, as follows:

Date of Indenture                                           Document Number

February 1, 1937                                            4251
February 1, 1944                                            4252
October 1, 1945                                             4253

July 1, 1948                                                4254
June 1, 1952                                                4255
October 1, 1954                                             4256

February 1, 1972                                            4058
January 1, 1973                                             4250
January 1, 1974                                             4498

September 1, 1974                                           4715
April 1, 1975                                               4838
May 1, 1975                                                 4862

March 1, 1976                                               5043
June 1, 1981                                                7074
December 1, 1981                                            7216

and also filed for record as a Chattel Mortgage in the office of the County Recorder of Sherburne County, Minnesota as follows:

Date of Indenture                                           Document Number

February 1, 1937                                            23788
February 1, 1944                                            35364
October 1, 1945                                             36595

July 1, 1948                                                39441
August 1, 1949                                              41033
June 1, 1952                                                45933

October 1, 1954                                             50694
September 1, 1956                                           55089
August 1, 1957                                              57030

July 1, 1958                                                59873
December 1, 1960                                            65608
August 1, 1961                                              67234

June 1, 1962                                                69268
September 1, 1963                                           72638

and also filed for record, pursuant to the Uniform Commercial Code, in the office of the Secretary of State of the State of Minnesota, as follows:

                                 Date of                     Document
Date of Indenture                Filing                       Number

February 1, 1937,
Indenture and all
Supplements listed
above were filed on
July 1, 1966                     07 01 66                   004133

August 1, 1966                   07 28 66                   008118
June 1, 1967                     06 08 67                   036715
October 1, 1967                  10 20 67                   47050

May 1, 1968                      05 14 68                   63585
October 1, 1969                  10 03 69                   104211
February 1, 1971                 02 25 71                   149237

May 1, 1971                      05 28 71                   160816
February 1, 1972                 02 24 72                   191408
January 1, 1973                  01 26 73                   227674

January 1, 1974                  01 17 74                   261438
September 1, 1974                09 25 74                   286111
April 1, 1975                    05 02 75                   306237

May 1, 1975                      05 22 75                   308445
March 1, 1976                    03 08 76                   336914
June 1, 1981                     06 29 81                   576056
December 1, 1981                 12 01 81                   597840

         It is hereby expressly stipulated and provided that this Partial Release shall not be effective in any manner or to any extent to release any property, rights, or interest from the lien of said Trust Indenture and said supplemental Trust Indentures, excepting only as herein specifically expressed, and the lien of said Trust Indenture and said supplemental Trust Indentures shall in other respects remain unaffected and unimpaired by the execution and delivery of this Partial Release.

         IN WITNESS WHEREOF, Harris Trust and Savings Bank, as Trustee, has caused these presents to be executed in its corporate name by its Vice President and sealed with its corporate seal and attested by its Assistant Secretary for and in its behalf this ____ day of ____________ , 1982.

                         HARRIS TRUST AND SAVINGS BANK
                                    Trustee

                                               By_____________________________
                                                                Vice President

ATTEST:

                                                              (Corporate Seal)


Assistant Secretary

STATE OF ILLINOIS
                   SS
COUNTY OF COOK

         On this _____ day of _______________________ , 19 _____ before me, _____________________________, a Notary Public in and.for the County and State aforesaid, personally appeared __________________________ and _______________________ to me personally known, and to me known to be the Vice President and Assistant Secretary, respectively, of Harris Trust and Savings Bank, and who, being by me severally duly sworn, each for himself, did say that he, the said ________ _____________________
is Vice President, and he, the said ______________________________ is the Assistant Secretary of Harris Trust and Savings Bank, a corporation; that the seal affixed to the within and foregoing instrument is the corporate seal of said corporation; and that said instrument was executed in behalf of said corporation by authority of its Board of Directors; and that __________________________ and
___________________________ each acknowledged said instrument to be the free act and deed of said corporation, and that such corporation executed the same.

         WITNESS MY HAND AND NOTARIAL SEAL this _____ day of
________________________ , 19 ____


                                                                 Notary Public


My Commission Expires:







                                               THIS INSTRUMENT WAS DRAFTED BY:

                                                 NORTHERN STATES POWER COMPANY
                                                             414 NICOLLET MALL
                                                  MINNEAPOLIS, MINNESOTA 55401

(Notarial Seal)

                                   EXHIBIT H

                              EASEMENT AND LEASE

         THIS INSTRUMENT, made this ___ day of ___________ 1982, by and between NORTHERN STATES POWER COMPANY, a Minnesota corporation ("NSP"), and SOUTHERN MINNESOTA MUNICIPAL POWER AGENCY, a municipal corporation and political subdivision of the State of Minnesota ("SMMPA").

         WITNESSETH THAT:

         WHEREAS, NSP, SMMPA and United Minnesota Municipal Power Agency, a municipal corporation and political sub-division of the State of Minnesota have entered into a certain Sherburne County Generating Unit No. 3 Ownership and Operating Agreement dated March 11, 1982, (hereinafter referred to as the "Ownership Agreement"), in regard to the ownership and operation of a coal-fired steam electric generating unit (hereinafter refereed to as "Unit 3"). The Ownership Agreement is incorporated herein by reference as though fully set forth in this Instrument, and which Ownership Agreement is filed for record as Document Number __________ with the Registrar of Titles in and for Sherburne County, Minnesota, and recorded as Document Number ________ with the County Recorder in and for Sherburne County, Minnesota.

         WHEREAS, NSP is the fee owner of certain property in Sherburne County, Minnesota, legally described on Exhibit A attached hereto
(hereinafter referred to as the "Sherco Plant Site"y; and

         WHEREAS, SMMPA is, or will become, the fee owner of an undivided interest in and to certain property in Sherburne County, Minnesota, legally described on Exhibit B attached hereto (hereinafter referred to as the "Sherco 3 Site") together with certain other rights and interests including, but not limited to, undivided interests in Unit 3, the Joint Common Facilities and Future Common Facilities and certain other rights in the NSP Common Facilities, all as defined in the Ownership Agreement, which undivided interests in the Sherco 3 Site, Unit 3, the Joint Common Facilities, the Future Common Facilities and rights in the NSP Common Facilities are collectively referred to herein as the "SMMPA Interests"; and

         WHEREAS, NSP currently owns and operates two coal-fired steam electric generating units (hereinafter referred to as "Prior Units") on the Sherco Plant Site; and

         WHEREAS., although the major buildings housing Unit 3 will be located on the Sherco 3 Site, accessory buildings and other facilities of Unit 3, as well as facilities common to Unit 3 and Prior Units will be located on the Sherco Plant Site, and

         WHEREAS, NSP has agreed to grant certain easement and leasehold rights to SMMPA, as set forth hereinbelow.

         NOW, THEREFORE, in consideration of the execution by SMMPA of the Ownership Agreement, payment of certain sums thereunder and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by NSP, NSP does hereby grant, convey and lease unto SMMPA those easements, leasehold interests and other rights for the term and upon.the terms and conditions hereinafter described or set forth:

         1. Definitions. Except as expressly provided in this Instrument, all terms when used herein shall have the meanings specified in Article 1.1 of the Ownership Agreement.

         2. Grant of Easement. NSP hereby conveys and warrants unto SMMPA a nonexclusive easement in the Sherco Plant Site and the NSP Common Facilities and in NSP's interest in and to Unit 3, the Joint Common Facilities and the Future Common Facilities for the purposes set forth below, but subject to the superior right of NSP to operate, maintain, repair and reconstruct on the Sherco Plant Site existing facilities related to Prior Units, provided that any additions to or enlargements of such facilities are governed by the respective rights set forth in Section 2.2.4 of the Ownership Agreement. NSP also expressly reserves the right to use the Sherco Plant Site for any purpose which does not unreasonably interfere with the construction or operation of SMMPA Interests in accordance with Section 2.2.1, but subject to the respective rights set forth in Section 2.2.4, of the Ownership Agreement.

         3. Scope of Easement. Said easement shall be for the purposes of access to and construction, reconstruction, maintenance, repair, operation, and use of all structures and facilities related to Unit 3 located on the Sherco 3 Site and the Sherco Plant Site, including the Joint Common Facilities, the NSP Common Facilities, and the Future Common Facilities together with the use of all portions of the Sherco Plant Site necessary or appropriate to the use and operation of the SMMPA Interests. The uses authorized by this paragraph 3 and by paragraph 10 hereof shall include all rights given to SMMPA under the Ownership Agreement and all rights necessary or appropriate to exercise the responsibilities given to the Project Manager in the Ownership Agreement or reasonably implied therefrom for the use and operation of SMMPA Interests. Nothing herein shall be construed as imposing upon SMMPA any of the obligations of the Project Manager under the Ownership Agreement.

         4. Agent. So long as there is a Project Manager appointed and acting pursuant to the Ownership Agreement, the rights granted by this Instrument may be exercised by SMMPA solely through the Project Manager as agent for SMMPA. As of the date hereof, NSP is the Project Manager appointed and acting as agent pursuant to the Ownership Agreement, which Agreement permits, but does not assume there will be, the appointment of a successor Project Manager.

         5. Duration. The easement granted by this Instrument shall continue in full force and effect until such time, if ever, that Sherco 3 shall be retired pursuant to Section 5.3.1 of the Ownership Agreement, in which event such easement shall expire when all actions contemplated by the Ownership Agreement for such retirement shall have been completed.

         6. Appurtenant. Such easement shall be deemed appurtenant to and shall pass with title to SMMPA's undivided ownership interest in the Sherco 3 Site.

         7. Improvements. The parties hereby stipulate and agree that, for purposes of this Instrument, all facilities now or hereafter constructed on the Sherco Plant Site or Sherco 3 Site and designated as Common Facilities are now or shall, upon completion, be deemed to be fixtures attached to the land subject to this Easement and Lease and deemed to be "real property". However, it is expressly agreed that the ownership of such Common Facilities shall be as determined by the Ownership Agreement and shall be separate from and not merge with or otherwise relate to the fee ownership of the land to which such fixtures are attached. It is the purpose of this Instrument to grant SMMPA an easement (or leasehold) interest in the Sherco Plant Site which enables SMMPA to enjoy its undivided ownership interest or other rights in such Common Facilities.

         8. Lease, Term. To the extent that any of the rights granted hereby or to the Project Manager under the Ownership Agreement shall be deemed not to be validly granted by easement and to the extent that any interest of NSP so encumbered shall be deemed not subject to imposition of an easement and to the extent that a lease of such interests of NSP shall create further, greater or superior rights for the benefit of SMMPA than does an easement, NSP does hereby demise, lease and let unto SMMPA and SMMPA does hereby hire and take from NSP a non-exclusive tenancy in the Sherco Plant Site, the NSP Common Facilities and NSP's interest in and to Unit 3 the Joint Common Facilities and the Future Common Facilities, to have and to hold the said tenancy for a term commencing on the date hereof and expiring on the date provided for expiration of the easement in paragraph 5 hereof.

         9. Rent. The rent for such lease term shall be deemed prepaid in full for the consideration first above recited.

         10. Conditions of Lease. The rights and obligations of NSP as lessor and SMMPA as tenant shall be identical to the rights and obligations set forth in paragraph 3 above. So long as there is a Project Manager appointed and acting pursuant to the Ownership
Agreement, SMMPA shall have the right to enter and occupy the premises leased hereby solely through the Project Manager as agent for SMMPA.

         11. Partial Release or Limitation. SMMPA hereby covenants that for no additional consideration, it shall, from time to time, execute and deliver instruments, when requested by NSP, releasing, defining or limiting its rights hereunder as to a specifically described portion or portions of the Sherco Plant Site in order to facilitate the right of NSP to convey, lease, transfer any interest therein, encumber, or otherwise use the Sherco Plant Site for any purpose provided that such a conveyance, lease, transfer, encumbrance, or use does not unreasonably interfere with the construction, reconstruction, maintenance, repair, operation and use of SMMPA Interests.

         IN WITNESS WHEREOF, the parties hereto have executed this Instrument as of the day and year first above written.


SOUTHERN MINNESOTA MUNICIPAL                     NORTHERN STATES POWER COMPANY
POWER AGENCY


By _________________________                     By __________________________
Its ________________________                     Its _________________________

And __________________________                 And ___________________________
Its _________________________                   Its __________________________

(Insert appropriate acknowledgements necessary for recording the instrument. Wherever "SMMPA" appears in the above contract, "SMMPA" can be inserted for the purpose of the applicable Easement and Lease.)

                                   EXHIBIT I

                       ADMINISTRATIVE AND GENERAL COSTS

I.       DIRECT AND INDIRECT COSTS ALLOCATED TO CONSTRUCTION OF SHERCO 3

         A.   Direct Cost Loadings:

              1. Labor - All labor costs directly charged to Sherco 3 will be loaded with indirect labor costs such as pensions, payroll taxes, insurance and non-productive on a percentage basis which fully allocates all indirect labor costs to productive labor annually.

              2. Materials - All material costs directly charged to Sherco 3 will be loaded with indirect material such as purchasing, warehousing and other indirect material costs on a percentage basis with specified maximum dollar amounts per invoice and which allocates all indirect material costs to projects annually.

         B.   Indirect Cost Loadings:

              1. Engineering and Supervision - Engineering personnel (engineers, draftsmen, etc. ) in all the engineering departments charge their time to estimate numbers on their time cards. An existing table has a corresponding work order number set up for each estimate number. Therefore, the engineering time is translated from E-Number to work order number and is charged directly to the project as labor.

              Engineering mandays are accumulated by E-Number and totalled by engineering department. The cost of supervision and clerical labor and expense are accumulated in a series of accounts for each engineering department. The engineering mandays for each department are divided into these accounts and a department rate for supervision and clerical is determined. The rate is applied to each estimate number on the basis of engineering mandays. Through the translation table, this cost is charged to each project work order.

              Contract engineering and drafting services are charged directly to the project work order. If the services are not attributable to a specific project, the invoice is charged to the department account for supervision and clerical and included in the manday rate and spread to that department's projects.

              2. Administrative and General - The basis for assigning a portion of administrative and general cost to construction is as follows. A time study by employee of selected administrative departments is conducted annually to determine the estimated amount of labor allocable to construction. The actual amount of labor is allocated monthly to a clearing account based on this study. The ratio of construction labor to total labor for each of these administrative departments is applied to the previous years office supplies and expenses of the departments. The result is allocated to the clearing account equally over twelve months of the current year. The corporate ratio of pension and other employee benefits and payroll taxes to total labor is applied to the labor amount transferred to the clearing account. The result is also transferred to the clearing account.

              Administrative and general expenses are then drawn from the clearing account and charged to construction in the ratio that administrative and general expense bears to that year's Construction Expenditure Forecast. As the actual construction program varies up or down from the forecast, so the rate varies inversely.


II.      DIRECT AND INDIRECT COSTS ALLOCATED TO OPERATION OF SHERCO 3


         A. Operating and maintenance expenses charged to Sherco 3 will include loadings to recover A&G expenses consistent with Company policy used for all regulatory jurisdictional cost studies described as follows:

              1. Labor Additives - All labor costs assigned to Sherco 3 will be loaded with indirect labor costs such as pensions, payroll taxes, insurance and non-productive on a percentage ratio which fully allocates all indirect labor costs on the basis of the amount of productive labor in operating and maintenance expenses charged to Sherco 3 to the total electric utility labor.

              2. Materials and Supplies Overhead Expense - All material and supply costs assigned to Sherco 3 will be loaded with indirect material costs such as purchasing, warehousing and other indirect material costs on a Company experienced percentage basis.

              3. General Office Expense Recorded as Administrative and General Expenses - General Office administrative and general office salaries, office supplies, outside services and other A&G expenses which are determined by an analysis to be related to the operating and maintenance of Sherco
              3 will be assigned to Sherco 3 on the basis of productive labor in operating and maintenance expense charged to Sherco 3 to total electric utility labor.

              4. General Office Expenses Recorded as Production - General Office expenses such as power production, computer operations, production training, etc. which are determined by an analysis to be related to Sherco 3 will be assigned to Sherco 3 on the ratio of Sherco 3 capacity to the total NSP system capacity plus the Sherco 3 capacity of Southern Minnesota and United Minnesota.

         B. General Office Fixed Charged on Investment - A charge will be made to recover the fixed charges on general and common facilities assigned to the production functional use. This charge will include a return on investment, income taxes, depreciation, deferred income taxes and property taxes. This charge will be assigned to the production function on the basis of labor and be charged on the ratio of Sherco
              3 capacity to the total NSP system capacity plus the Sherco 3 capacity of Southern Minnesota and United Minnesota.


                                   EXHIBIT J

The following persons, currently employed by the entities indicated, are listed for the purposes of Sections 2.1.1. and 2.3.5.

DORSEY & WHITNEY

Craig A. Beck
Thomas M. Brown
Philip M. Chen
Jacqueline B. Goodyear
William J. Keppel
W. Charles Lantz
Paul J. Scheerer
Arthur B. Whitney

MUDGE ROSE GUTHRIE & ALEXANDER

Michael J. Hannigan
Carl F. Lyon, Jr.

NORTHERN STATES POWER COMPANY

Roger B. Anderson
Harold J. Bagley
Ralph S. Bartel
James R. Forest
James E. Kettner
Rod Leas
David G. McGannon
Gale K. Nordling
Robert H. Schulte
James R. Tacheny

R.W. BECK AND ASSOCIATES

Lynn R. Coles
Kevin T. Favero
William L. Porter
G.T. Strodthoff
SOUTHERN MINNESOTA MUNICIPAL POWER AGENCY (SMMPA)

Edwin L. Cobb
Kenneth E. De Villers
Pierre J. Heroux

UNITED MINNESOTA MUNICIPAL POWER AGENCY (UMMPA)

Dallas E. Nelson

                                   EXHIBIT K
ASSIGNMENT OF CONTRACTS

         KNOW ALL MEN BY THESE PRESENTS, that NORTHERN STATES POWER COMPANY, a Minnesota corporation, (hereinafter sometimes referred to as "NSP), party of the first part, in consideration of One Dollar and other good and valuable consideration, to it in hand paid by Southern Minnesota Municipal Power Agency, a municipal corporation and political subdivision of the State of Minnesota, a party of the second part, receipt of which is hereby acknowledged, does hereby sell, assign and transfer unto the party of the? second part, its successors and assigns, forever, an undivided 37.5 percent interest as tenant in common of its interest in all of the following contracts to the extent that services or properties provided under the contracts relate to, or will be incorporated into, Unit 3 and an undivided 33.040 percent interest as a tenant in common of its interest in all of the following contracts to the extent that services or properties provided under the contracts relate to, or will be incorporated into, Joint Common Facilities, as such terms and interests are defined and set forth in that certain Ownership and Operating Agreement relating to Sherburne County Generating Unit No. 3 among Northern States Power Company, a Southern Minnesota Municipal Power Agency and United Minnesota Municipal Power Agency dated March 11, 1982, all of such contracts being listed below and are contracts between NSP and the contracting party identified below under the applicable NSP Purchase Order identified below:

NSP AGREEMENTS FOR ENGINEERING CONSULTING WITH:

         1.   Black & Veatch
              Dated March 1, 1977
              For design engineering services for Sherburne County Generating Unit 3, and to act as NSP's agent in contracting for goods and services in conjunction with the design and construction of Unit 3

NSP AGREEMENTS FOR EQUIPMENT AND MATERIALS WITH:

         2.   Allis-Chalmers Corporation
              NSP Purchase Order #SC 3272, dated March 23, 1977 For manufacturing and delivery of one lot of circulating water pumps for Unit 3

         3.   Allis-Chalmers Corporation
              NSP Purchase Order #SC 3272-5P, dated May 18, 1979 For spare parts for circulating water pumps for Unit 3

         4.   American standard, Incorporated
              NSP Purchase Order #SC 3222, dated December 8, 1978 For fabricating and delivery of one lot of air preheating coils for Unit 3

         5.   Brown-Minneapolis Tank
              NSP Purchase Order #SC 3254, dated May 9, 1977 For fabricating and delivery of one lot of steel circulating pipe for Unit 3

         6.   Chicago Heater Company, Inc.
              NSP Purchase Order #SC 3226, dated October 14, 1976 For fabricating and delivery of one dearator for unit 3

         7.   Colt Industries-Trent Tube Division
              NSP Purchase Order #SC 3225, dated September 2, 1977 For fabricating and delivery of one lot of condensor tubes for Unit 3

         8.   Crane Company
              NSP Purchase Order #SC 3345, dated July 29, 1977 For manufacturing and delivery of one lot of low pressure check valves for Unit 3

         9.   Custom Control Manufacturer of Kansas, Inc.
              NSP Purchase Order #SC 3176, dated February 16, 1979 For fabricating and delivery of one programmable controller input/output simulation test panel and equipment racks for Unit 3.

         10.  Daniel Industries, Inc.
              NSP Purchase Order #SC 3118, dated September 6, 1978 For fabricating and delivery of one lot of primary flow elements for Unit 3

         11.  Delaval Turbine Inc. of Transamerica Delaval
              NSP Purchase Order #SC 3271, dated March 22, 1977 For fabricating and delivery of the three boiler feed pumps for Unit 3

         12.  Delaval Turbine Inc. of Transamerica Delaval
              NSP Purchase Order #SC 3271-5P, dated May 27, 1977 For spare parts for boiler feed pumps for Unit 3

         13.  Eastern Industries
              NSP Purchase Order #SC 3504, dated September 30, 1977 For fabricating and delivery of three chemical solution mixers for Unit 3

         14.  Foster Wheeler Energy Corporation
              NSP Purchase Order #SC 3224, dated January 6, 1977 For fabricating and delivery of one lot of surface condensers for Unit 3

         15.  Foster Wheeler Energy Corporation
              NSP Purchase Order #SC 3227, dated October 6, 1976 For fabricating and delivery of one lot of high pressure closed feedwater heaters for Unit 3

         16.  General Electric Company
              NSP Purchase Order #SC 3068, dated May 30, 1978 For manufacturing and delivery of two reserve auxiliary transformers for Unit 3

         17.  General Electric Company
              NSP Purchase Order #SC 3073, dated September 30, 1977 For manufacturing and delivery of one generator transformer neutral reactor for Unit 3

         18.  General Electric Company
              NSP Purchase Order #SC 3221, dated July 8, 1977 For
              fabricating and delivery of the turbine-generator for Unit
              3

         19.  General Electric Company
              NSP Purchase Order #SC 3250, dated July 12, 1978 For fabricating and delivery of two boiler feed pump turbines for Unit 3

         20.  Green Fan Company
              NSP Purchase Order #SC 3300, dated September 28, 1977 For manufacturing and delivery of four induced draft fans for Unit 3

         21.  Hunger ford & Terry, Incorporated
              NSP Purchase Order #SC 3510, dated September 16, 1977 For manufacturing and delivery of one complete demineralization system for Unit 3

         22.  Ingersoll Rand Company
              NSP Purchase Order #SC 3273, dated April 25, 1977 For manufacturing and delivery of one lot of condensate pumps for Unit 3

         23.  Ingersoll Rand Company
              NSP Purchase Order #SC 3206, dated August 8, 1977 For manufacturing and delivery of two air compressors for Unit 3

         24.  Metro Metals, Inc.
              NSP Purchase Order #SC 3216, dated August 2, 1977 For fabricating and delivery of twenty-six hose houses for Unit 3

         25.  Nash Engineering Company
              NSP Purchase Order #SC 3274, dated May 2, 1977 For manufacturing and delivery of four condensor vacuum pumps with motors for Unit 3

         26.  Nott Company
              NSP Purchase Order #SC 3217, dated August 2, 1977 For fabricating and delivery of twenty-six sets of hose house accessories for Unit 3

         27.  Rockwell International
              NSP Purchase Order #SC 3315, dated June 23, 1977 For manufacturing and delivery of one lot of high pressure special check valves for Unit 3

         28.  Struthers Wells Corporation
              NSP Purchase Order #SC 3223, dated September 12, 1977 For fabricating and delivery of two auxiliary cooling water heat exchangers for Unit 3

         29.  Square D Company
              NSP Purchase Order #SC 3142, dated December 22, 1978 For fabricating and delivery of one lot of programmable controllers for Unit 3

         30.  TLT Babcock, Incorporated
              NSP Purchase Order #SC 3299, dated August 24, 1978 For fabricating and delivery of two forced draft fans for Unit 3

         31.  TLT Babcock, Incorporated
              NSP Purchase Order #SC 3299-5P, dated February 28, 1979 For spare parts for forced draft fans for Unit 3

         32.  The Trane Company
              NSP Purchase Order #SC 3294, dated December 8, 1978 For manufacturing and delivery of one lot of hot water unit heaters for Unit 3

         33.  The Trane Company
              NSP Purchase Order #SC 3339, dated December 8, 1978 For manufacturing and delivery of one lot of hot water cabinet heaters for Unit 3

         34.  United Conveyor Corporation
              NSP Purchase Order #SC 3241, dated August 24, 1978 For fabricating and delivery of one ash handling system for Unit 3

         35.  Westinghouse Electric Corporation
              NSP Purchase Order #SC 3069, dated April 24, 1978 For manufacturing and delivery of two main auxiliary transformers for Unit 3

         36.  Westinghouse Electric Corporation
              NSP Purchase Order #SC 3072, dated May 17, 1978 For manufacturing and delivery of one generator transformer for Unit 3

         37.  Westinghouse Electric Corporation
              NSP Purchase Order #SC 3022, dated June 1, 1978 For manufacturing and delivery of one lot of isolated phase bus, surge protection and potential transformer equipment for Unit 3

         38.  The William Powell Company
              NSP Purchase Order #SC 3314, dated June 17, 1977 For fabricating and delivery of one lot of cast steel valves for Unit 3

         39.  Yuba Heat Transfer Corporation
              NSP Purchase Order #SC 3228, dated October 15, 1976 For fabricating and delivery of one lot of low pressure closed feedwater heaters for Unit 3

NSP AGREEMENTS FOR EQUIPMENT AND ERECTION CONTRACTS WITH:

         40.  The Babcock & Wilcox Company
              NSP Purchase Order #SC 3301, dated July 28, 1977 For fabricating, delivery and erection of one steam generator for Unit 3

         41.  Hardrives, Inc.
              NSP Purchase Order #SC 5550, dated April 1, 1977 For concrete batch plant installation and operation for Unit 3

         42.  Haughton Elevator-Division of Reliance Electric Co.
              NSP Purchase Order #SC 3421, dated August 29, 1977 For fabricating, delivery and erection of three elevators for Unit 3

         43.  Paul A. Laurence Company
              NSP Purchase Order #SC 5543, dated April 28, 1977 For construction of substructures for Unit 3

         44.  The Marley Cooling Tower Company
              NSP Purchase Order #SC 3213, dated June 10, 1977 For fabricating, delivery and erection of two cooling towers for Unit 3

         45.  P.S.M. Joint Venture
              NSP Purchase Order #SC 3457, dated December 7, 1977 For fabricating, delivery and erection of one lot structural steel for Unit 3

         46.  Swanson Contracting, Inc.
              NSP Purchase Order #SC 5549, dated August 25, 1977 For construction and materials of railroad for Unit 3

         The parties hereto acknowledge that this instrument represents a partial assignment of the interests and rights, but not obligations, of NSP under the above contracts. The obligations of NSP under the above contracts will be shared by the party of the second part as set forth in the aforesaid Ownership and Operating Agreement. The parties hereto acknowledge that nothing herein modifies NSP's rights and obligations in regard to the above contracts as the agent (Project Manager) for the parties hereto and other owners under the aforesaid Ownership and Operating Agreement.

         IN TESTIMONY WHEREOF, NSP has caused this instrument to be executed in its name, by the proper officers and its corporate seal to be hereto affixed this ____ day of ___________ 19

                                                 NORTHERN STATES POWER COMPANY

                                                 By __________________________

ACCEPTED:

SOUTHERN MINNESOTA MUNICIPAL
  POWER AGENCY

By _________________________

Its _________________________


Its

and

By ___________________________

Its __________________________




(This form will be adjusted to add all contracts outstanding at Closing. It will be the same for United Minnesota except for the change in percentages assigned.)

         AMENDMENT NO. 1 dated as of January 10, 1983 to the SHERBURNE COUNTY GENERATING UNIT NO. 3 OWNERSHIP AND OPERATING AGREEMENT dated as of March 11, 1982 among NORTHERN STATES POWER COMPANY, SOUTHERN
MINNESOTA MUNICIPAL POWER AGENCY and UNITED MINNESOTA MUNICIPAL POWER AGENCY (the "Joint Ownership Agreement").

         The parties hereto have agreed to amend the Joint Ownership Agreement to provide for (i) a redistribution of ownership interests in Sherco 3 due to the withdrawal of the City of Willmar, Minnesota from UNITED MINNESOTA; (ii) a delay in the Commercial Operation Date of Sherco 3; (iii) the purchase by NSP of additional portions of the Sherco Plant Site; and (iv) certain administrative matters. All capitalized terms used herein and not otherwise defined shall have the meanings assigned in the Joint Ownership Agreement.

         Accordingly, the parties hereto agree to amend the Joint
Ownership Agreement as follows:

         1. The ownership percentages set forth in the first sentence of Section 2.1.1 (page 14) are hereby deleted and the following are hereby substituted therefor:

                                         Undivided
"Participant                         Ownership Interest

NSP                                        59.0%
SOUTHERN MINNESOTA                         37.5%
UNITED MINNESOTA                            3.5%".

         2. (a) The number "6.125" in the first sentence of Section 2.1.4(a) and in Section 2.1.4(b)(b) and (c)(page 23) is hereby deleted and the number "3.5" is hereby substituted therefor.

         (b) The number "5.396" in the second sentence of Section 2.1.4(a) and in Section 2.1.4(b) (a) (page 23) is hereby deleted and the number "3.084" is hereby substituted therefor.

         3.  Section 2.1.5(c) (vi) (page 31) is hereby deleted.

         4.  The date "October 1, 1982" in the first sentence of Section
2.1.6 (page 31) is hereby deleted (in each of the two places where it appears) and the date "March 1, 1983" is hereby substituted therefor.

         5. The numbers "2.500" and "1.880" in the first sentence of the second paragraph of Section 2.1.6 (pages 31 and 32) are hereby deleted and the numbers "1.5" and "1.051" are hereby substituted therefor, respectively.

         6.  The date "May 1, 1986" in the first sentence of Section
3.2.7 (page 50) his hereby deleted and the date "January 1, 1988" is hereby substituted therefor.

         7. The number "42" in the first sentence of Section 3.2.10 (page 51) is hereby deleted and the number "38" is hereby substituted therefor.

         The addresses for SOUTHERN MINNESOTA and UNITED MINNESOTA set forth in Section 5.6.5 (page 90) are hereby deleted and the following is hereby substituted therefor:

              "21 First Street, S.W. (Suite 400)
              Rochester, Minnesota 55901
              Attn:  Executive Director".

         9. The number "200" in the item "Land Addition" in Group VIII in Exhibit B-1 is hereby deleted and the number "185" is hereby substituted therefor.

         10. The Joint Common Facility Percentages set forth in the first sentence of Exhibit B-2 are hereby deleted and the following are hereby substituted therefor:

         "NSP                        63.876%
         SOUTHERN MINNESOTA          33.040%
         UNITED MINNESOTA             3.084%".

         11. The last four lines of Exhibit C are hereby deleted and the following is hereby substituted therefor:

         "Excepting from the above that part of the SW 1/4 of the SW 1/4 lying east of the west 500 feet thereof, and the NW 1/4 of the SW 1/4, and E 1/2 of the SW 1/4 of Section 6; and the NE 1/4 of the NW 1/4 of Section 7, all being in Township 33 North, Range 28 West, and also excepting the Sherco 3 Site set forth on Exhibit D of this Agreement."

         12. The following is hereby added at the end of the legal description of "TRACT ONE" on page l of 5 of Exhibit E:

         "(The relationship of the boundaries of Tract One to the section lines is illustrated by the Certificate of Survey attached hereto as Exhibit A.)"

         13. The following is hereby added at the end of the legal description of "TRACT TWO" on page 1 of 5 of Exhibit E:

         "(The relationship of the boundaries of Tract Two on the section lines is illustrated by the Certificate of Survey attached hereto as Exhibit 3.)"

         14. Exhibits A and B hereto are hereby attached as Exhibits,A and B, respectively, to Exhibit E to the Joint Ownership Agreement.

         15. The phrase "as amended by Amendment No. 1 thereto dated as of January 10, 1983" is hereby added immediately after the date "March 11, 1982" in paragraph 1 on page 2 of: 5 of Exhibit E, in the second paragraph on page 1 of Exhibit H and in the first paragraph on page 1 of Exhibit K.

         16. The number "6.125" in the brackets on the bottom of page 5 of 5 of Exhibit E is hereby deleted and the number "3.5" is hereby substituted therefor.

         17. Except as amended hereby, the Joint Ownership Agreement shall continue in full force and effect, and any reference in the Joint Ownership Agreement, in any Exhibit thereto or in any other document to such Agreement shall mean the Joint Ownership Agreement as amended hereby; provided, however, that the parties hereto hereby agree to execute as soon as practicable a restatement of the Joint Ownership Agreement dated as of the date hereof to incorporate the amendments set forth herein, and upon execution and delivery thereof, such restatement shall supersede the Joint Ownership Agreement and this Amendment.

         18. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by duly authorized officers all as of the date first set forth above.

Attest:                                          NORTHERN STATES POWER COMPANY



(Seal)                                       By

Attest:                                           SOUTHERN MINNESOTA MUNICIPAL
                                                  POWER AGENCY


(Seal)                                       By

Attest:                                             UNITED MINNESOTA MUNICIPAL
                                                    POWER AGENCY


(Seal)                                       By


STATE OF MINNESOTA)
                    ss.
COUNTY OF HENNEPIN)


         The foregoing instrument was acknowledged before me this 10th day of February, 1983 by Bruce Richard, Senior Vice President of
Northern States Power Company, a Minnesota corporation, on behalf of the corporation.


                                                                 Notary Public
                                                             Catherine A Jones


STATE OF MINNESOTA)
                     ss.
COUNTY OF HENNEPIN)

         The foregoing instrument was acknowledged before me this 19th day of January, 1983 by Pierre J Heroux, Executive Director of Southern Minnesota Municipal Power Agency, a municipal corporation and political subdivision of the State of Minnesota, on behalf of such Agency.


                                                                 Notary Public
                                                         Jacqueline B Goodyear


STATE OF MINNESOTA)
                    ss.
COUNTY OF HENNEPIN)

         The foregoing instrument was acknowledged before me this 19th day of January, 1983 by Dallas E Nelson, President of United Minnesota Municipal Power Agency, a municipal corporation and political subdivision of the State of Minnesota, on behalf of such Agency.



                                                                 Notary Public
                                                         Jacqueline B Goodyear



CERTIFICATE OF SURVEY





                       --DIAGRAM OF POWERHOUSE SURVEY--



All that part of the West 1/2 of the West 1/2 of Section 1. Township 33 North. Range 29 West. Sherburne County Minnesota, described as follows, to-wit: The South 1220.00 feeL of the North 3193.00 feet of the East
450.00 feet of the West 1241.00 feet of said West 1/2 of the Went 112 of Section 1.

I hereby certify to Northern States Power Company that this survey was prepared by me or under my direct supervision. is correct to the best of my knowledge and belief, was executed in accordance with the current Minimum Standards for Property Boundary Surveys adopted by the Minnesota Land Surveyors Association, and that I am a duly registered Land Surveyor under the laws of the State of Minnesota. This certificate does not purport to show improvements or encroachments, if any. No liability is assumed except to the client for whom this survey was prepared. his heirs, and assigns, and said liability is assumed only for the actual cost of this survey.



John O. Oliver, Land Surveyor
Minnesota Registration No. 8194

Date:  December 1, 1982

                                                                   Exhibit "A"
                                                        Tract One "Powerhouse"




















CERTIFICATE OF SURVEY




                     --DIAGRAM OF COOLING TOWERS SURVEY--




All that part of the East 112 of the East 112 of Section 2, Township 33 North, Range 29 West, Sherburne County Minnesota, described as follows, to-wit: The South 775.00 feet of the North 2652.00 feet of the West
736.00 feet of the East 882.00 feet of said East 112 of the East 1/2 of
Section 2.

I hereby certify to Northern States Power Company that this survey was prepared by me or under my direct supervision, is correct to the best of my knowledge and belief, gas executed in accordance with the current Minimum Standards for Property Boundary Surveys adapted by the Minnesota Land Surveyors Association, and that I am a duly registered Land Surveyor under the laws of the State of Minnesota. This certificate does not purport to show improvements or encroachments, if any. No liability is assumed except to the client for whom this survey Gas prepared, his heirs, and assigns, and said liability is assumed only for the actual cost of this survey.


John O. Oliver, Land Surveyor
Minnesota Registration No. 8194

Date:  December 1, 1982
                                                                   Exhibit "B"
                                                    Tract Two "Cooling Towers"